                                 [INFINEON LOGO]

                       INFINEON TECHNOLOGIES HOLDING B.V.

              (a private limited liability company incorporated under
                           the laws of The Netherlands,
          having its corporate domicile in Rotterdam, The Netherlands)

                                 E1,000,000,000
            4.25% GUARANTEED SUBORDINATED CONVERTIBLE NOTES DUE 2007

                 UNCONDITIONALLY AND IRREVOCABLY GUARANTEED BY

                            INFINEON TECHNOLOGIES AG

              (incorporated with limited liability under the laws of
                         the Federal Republic of Germany,
       having its registered seat in Munich, Federal Republic of Germany)
                               ------------------

    The 4.25% Guaranteed Subordinated Convertible Notes of Infineon Technologies Holding B.V. ("Infineon B.V." or the "Issuer") due 2007 (the "Notes") will be issued in the denomination of E50,000 each. Each Note will, at the option of the holders of the Notes (the "Noteholders"), be convertible from and including the 40th day after the Issue Date (as defined in the Terms and Conditions, the "Conditions"), which is March 18, 2002, up to and including January 23, 2007, into ordinary registered shares with no par-value (STUCKAKTIEN) of Infineon Technologies AG (the "Shares") at an initial conversion price for each Share of E35.43. The Issuer is entitled, upon exercise of the Conversion Right by a Noteholder, to pay a cash amount in lieu of delivery of all or part of the Shares. See Sections 7, 8 and 10 of the Conditions. The obligations of the Issuer will be unconditionally and irrevocably guaranteed by Infineon Technologies AG (the "Guarantor").

    Unless previously redeemed, converted or purchased and cancelled, the Notes will be redeemed by the Issuer on February 6, 2007, at 100% of their principal amount together with interest accrued thereon. The Issuer may, at any time after February 6, 2005, redeem Notes outstanding in whole, but not in part, at their principal amount together with interest accrued thereon, if the price of the Shares exceeds a certain level. See Section 4 of the Conditions. Interest will accrue from February 6, 2002, and will be payable annually in arrear on February 6 of each year, commencing on February 6, 2003.

    Application has been made to list the Notes on the Luxembourg Stock Exchange. The Shares of Infineon Technologies AG are listed on the Frankfurt Stock Exchange and, in the form of American Depositary Shares (ADSs) representing the Shares, on the New York Stock Exchange. Any Shares delivered upon conversion of the Notes will be listed on the Frankfurt Stock Exchange.

    The Notes are initially represented by a temporary global note (the "Temporary Global Note") in bearer form without interest coupons, which is exchangeable for a permanent global note (the "Permanent Global Note") in bearer form without interest coupons (each, a "Global Note") upon certification as to non-US beneficial ownership. At the time the Notes are converted into Shares, Noteholders may be required to provide additional ownership certifications. Definitive certificates representing individual Notes and interest coupons will not be issued. The Global Notes will be kept in custody by a common depositary for Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream" and, together with Euroclear, the "Clearing System"), until all obligations of the Issuer under the Notes have been satisfied.
                               ------------------

                               ISSUE PRICE: 100%
                                 -------------

The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The Notes have been accepted for clearance through Euroclear and Clearstream. It is expected that delivery of the interests in the Notes will be made through the facilities of Euroclear and Clearstream, against payment therefor in immediately available funds, on or about February 6, 2002.
                               ------------------

                          LEAD MANAGER AND BOOKRUNNER

                          GOLDMAN SACHS INTERNATIONAL

                                  CO-MANAGERS

ABN AMRO ROTHSCHILD                                   BANC OF AMERICA SECURITIES
BARCLAYS CAPITAL                              BAYERISCHE LANDESBANK GIROZENTRALE
                             COMMERZBANK SECURITIES
                                  ------------

            The date of this Offering Circular is February 1, 2002.

    THE 4.25% GUARANTEED SUBORDINATED CONVERTIBLE NOTES DUE 2007, THE GUARANTEE AND THE UNDERTAKING (EACH AS DEFINED HEREIN) AND THE ORDINARY REGISTERED SHARES WITH NO PAR-VALUE (THE "SHARES") IN INFINEON TECHNOLOGIES AG INTO WHICH THE NOTES ARE CONVERTIBLE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE NOTES ARE SUBJECT TO U.S. TAX LAW REQUIREMENTS. ACCORDINGLY, SUBJECT TO CERTAIN EXCEPTIONS, THE NOTES MAY NOT BE OFFERED, SOLD OR DELIVERED WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF UNITED STATES PERSONS. THE NOTES ARE IN BEARER FORM.

    Each of Goldman Sachs International, ABN AMRO Rothschild, Banc of America Securities Limited, Barclays Bank PLC, Bayerische Landesbank Girozentrale and Commerzbank Aktiengesellschaft (together "the Underwriters") has agreed that it has only offered and sold and will only offer and sell the Notes in the Federal Republic of Germany in accordance with the provisions of the German Securities Sales Prospectus Act (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) and any other laws applicable in Germany governing the issue, sale and offering of securities.

    The Notes are being issued and offered under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation of December 21, 1995 (VRIJSTELLINGSREGELING WET TOEZICHT EFFECTENVERKEER 1995), as amended, of the Netherlands' Securities Supervision Act 1995 (WET TOEZICHT EFFECTENVERKEER
1995), and accordingly, each of the Underwriters, the Issuer and the Guarantor have represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the Notes (including any rights representing an interest in a Global Note) by conducting a general advertising or cold-calling campaign anywhere in the world.

    The Notes are not being offered or sold, and, prior to the expiry of a period of six months from the Closing Date of the Notes, will not be offered or sold, to any person in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted in, and will not result in, an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended). This Offering Circular may only be issued or passed on to a person in the United Kingdom to whom such document may lawfully be issued or passed on in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA").

    For further description of certain restrictions on the offering and sale of the Notes and on the distribution of this document see "Subscription and Sale -- Selling Restrictions".

    The purpose of this Offering Circular is to give information with regard to the Issuer, the Guarantor and the Notes. Subject to the qualifications set out below, the Issuer and the Guarantor accept responsibility for the information contained in this Offering Circular. To the best of the knowledge and belief of the Issuer and the Guarantor, the information contained in this Offering Circular, for which they are responsible, is in accordance with the facts and does not omit anything likely to affect the import of such information.

    No person has been authorized to give any information or to make any representations, other than those contained in this Offering Circular, in connection with the issue and sale of the Notes and, if given or made, such information or representations must not be relied upon as having been authorized by the Issuer, the Guarantor or the Underwriters. Neither the delivery of this Offering Circular nor any allotment or sale made in connection herewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuer or the Guarantor since the date hereof, or that the information herein is correct as of any time subsequent to the date hereof.

    The Underwriters make no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this Offering Circular and nothing contained herein is, or shall be relied upon as, a promise or representation by any Underwriter as to the past or the future.

    The document does not constitute an offer or an invitation by or on behalf of the Issuer or the Guarantor or by or on behalf of the Underwriters to subscribe for or purchase any of the Notes and should not be considered to be a recommendation by the Issuer, the Guarantor or the Underwriters, collectively or individually, that any recipient of this document should subscribe for or purchase any of the Notes. Each recipient of this document shall be taken to have made its own investigation and appraisal of the conditions (financial or otherwise) of the Issuer and the Guarantor.

    The Notes may not be offered or sold, directly or indirectly, and neither this document nor any other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.

    The consolidated financial statements of the Guarantor are prepared on the basis of generally accepted accounting principles in the United States, the unconsolidated financial statements of the Guarantor are prepared on the basis of generally accepted accounting principles in Germany and the financial statements of the Issuer are prepared on the basis of generally accepted accounting principles in The Netherlands.

    All references herein to "euro" or "E" are to the euro, which was introduced on January 1, 1999, as the legal currency of certain member states of the European Union, including Germany and The Netherlands.

    This Offering Circular contains statements relating to the future that are based on the beliefs of Infineon Technologies AG's management or Infineon Technologies Holding B.V.'s management, as the case may be. The words "anticipate", "believe", "estimate", "expect", "intend", "plan" and "project" are used to identify such future-orientated statements. These statements reflect the Issuer's or the Guarantor's current views with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results to be materially different. These factors include, among others, changes in general economic and business conditions, changes in currency exchange rates and interest rates, the introduction of competing products, a lack of acceptance of new products or services, and changes in business strategy. Actual results may vary materially from those projected herein. Neither Infineon Technologies AG nor Infineon Technologies Holding B.V. intends or assumes any obligation to update these forward-looking statements.

    IN CONNECTION WITH THIS ISSUE, GOLDMAN SACHS INTERNATIONAL MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES OR THE SHARES AT A LEVEL HIGHER THAN WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE ISSUE DATE. HOWEVER, THERE MAY BE NO OBLIGATION ON GOLDMAN SACHS INTERNATIONAL TO DO THIS. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME, AND MUST BE BROUGHT TO AN END AFTER A LIMITED PERIOD.

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Incorporation by Reference............      4

Summary of the Terms and Conditions...      5

Terms and Conditions..................      9

Undertaking for Granting Conversion
  Rights..............................     36

Subordinated Guarantee................     39

Loan Agreement........................     41

Assignment Agreement..................     45

Infineon Technologies Holding B.V.....     47

Infineon Technologies AG..............     51

Taxation..............................     71

Description of the Shares.............     76

Subscription and Sale.................     79

General Information...................     81

                           INCORPORATION BY REFERENCE

    The audited consolidated annual financial statements for the financial years ended September 30, 2000, and 2001, the audited unconsolidated annual financial statements for the financial years ended September 30, 2000, and 2001, and the unaudited condensed consolidated interim financial statements as of December 31, 2001, and for the three months ended December 31, 2000, and 2001, of the Guarantor and the audited annual financial statements for the financial years ended September 30, 2000, and 2001, of the Issuer prepared on an unconsolidated basis are incorporated by reference into this Offering Circular. Copies of the above-mentioned financial statements and, following their publication, copies of financial statements for subsequent years may be inspected and are available free of charge at Dexia Banque Internationale a Luxembourg, 69 route d'Esch, L-2953 Luxembourg, as long as any Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require. The Issuer does not publish interim financial statements. The consolidated annual and condensed consolidated quarterly financial statements of the Guarantor are also available on its website: www.infineon.com.

                      SUMMARY OF THE TERMS AND CONDITIONS

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING IN THE "TERMS AND CONDITIONS" (THE "CONDITIONS") AND CERTAIN TERMS USED HEREIN ARE DEFINED IN THE CONDITIONS.

DENOMINATION OF THE NOTES:             The Issue in an aggregate nominal amount of E1,000,000,000 is divided into bearer Notes in the nominal amount of
                                       E50,000 each, which rank PARI PASSU among themselves.

ISSUE PRICE:                           100% of the nominal amount of the Notes.

MATURITY DATE:                         The Issuer shall redeem the Notes at their Principal Amount together with interest accrued thereon on February 6, 2007, to the extent that they have not previously been redeemed, converted or purchased and cancelled.

STATUS, SUBORDINATION AND NEGATIVE     The Notes will constitute unsecured and subordinated
PLEDGE:                                obligations of the Issuer ranking PARI PASSU among
                                       themselves and at least PARI PASSU with all other present
                                       and future unsecured and subordinated obligations of the
                                       Issuer.

                                       The subordination shall be subject to the condition
                                       subsequent (AUFLOSENDE BEDINGUNG) of the exercise of the
                                       Conversion Right and shall terminate with effect as of the
                                       Issue Date on the day immediately prior to the Conversion
                                       Date at 24 hours. The exercise of the Conversion Right in
                                       reliance on Section 194(1) sentence 2 of the German Stock
                                       Corporation Act shall not be affected by such subordination.

                                       So long as any Note is outstanding, the Issuer and the
                                       Guarantor undertake not to secure any subordinated Capital
                                       Market Indebtedness upon any of their respective assets
                                       without at the same time providing that the Noteholders
                                       share equally and rateably in such security.

INTEREST:                              The Notes shall bear interest at the rate of 4.25% per annum on their principal amount from February 6, 2002. Interest
                                       shall be payable annually in arrear on February 6 of each
                                       year, commencing on February 6, 2003.

SUBORDINATED GUARANTEE:                The Guarantor has unconditionally and irrevocably guaranteed
                                       (the "Subordinated Guarantee") the due and punctual payment of any and all sums expressed to be payable under the
                                       Conditions by the Issuer. See Section 14 of the Conditions.

CONVERSION RIGHT:                      Subject to adjustments as provided in Sections 12 and
                                       15 of the Conditions, each Noteholder will have the right to convert (the "Conversion Right") each Note for 1,411.2334
                                       Shares (the "Conversion Ratio") on any Business Day during the Conversion Period by delivering to a Conversion Agent a duly executed Conversion Notice. See Sections 7 and 8
                                       of the Conditions.

                                       Currently, up to 25 million Shares derived from conditional capital of the Guarantor are available for delivery upon
                                       conversion of the Notes. Unless a future shareholders'
                                       meeting of the Guarantor resolves to allocate further
                                       conditional capital to meet the Conversion Rights, the
                                       Issuer will pay a cash amount in lieu of delivery of Shares upon conversion if such 25 million Shares have previously
                                       been delivered to Noteholders in satisfaction of their
                                       Conversion Right.

UNDERTAKING:                           The Guarantor has undertaken (the "Undertaking") to grant
                                       each Noteholder the right to convert the Notes into Shares in accordance with the Conditions. See Section 7 of the
                                       Conditions.

CONVERSION PERIOD:                     The Conversion Period shall be the period commencing on the
                                       40th day after February 6, 2002, which is March 18, 2002,
                                       until January 23, 2007 (both dates inclusive), or, in the
                                       event of early redemption by the Issuer pursuant to
                                       Section 4(3) or (4) of the Conditions, until and including the fifth Business Day prior to the day fixed for such early redemption.

CONVERSION PRICE:                      The price at which Shares shall be delivered to Noteholders upon conversion (the "Conversion Price") shall be E35.43 per
                                       Share, subject to adjustments as provided in Sections 12 and
                                       15 of the Conditions. Fractions of Shares shall not be
                                       delivered upon conversion but shall be compensated in cash proportional to the respective fraction calculated in accordance with Section 9(2) of the Conditions.

ADJUSTMENT OF CONVERSION PRICE:        See Sections 12 and 15 of the Conditions.

CASH PAYMENT IN LIEU OF DELIVERY OF    The Issuer shall be entitled upon the exercise of the
SHARES:                                Conversion Right by a Noteholder to pay to the Noteholder a
                                       cash amount (the "Cash Payment") in lieu of delivery of all or part of the Shares. Such Cash Payment shall be calculated in accordance with the provisions of Section 10 of the
                                       Conditions with respect to the number of Shares, including fractional Shares, for which the Conversion Right has been exercised and for which the Issuer has decided to pay cash.

EARLY REDEMPTION AT THE OPTION OF THE  By giving not less than 20 and not more than 40 days' notice
ISSUER FOR REASONS OF SHARE PRICE:     by publication in accordance with Section 19 of the
                                       Conditions, the Issuer may redeem the Notes outstanding in whole, but not in part, at their Principal Amount, together with interest accrued thereon, if the XETRA-Quotation of the
                                       Shares on each of 15 trading days (each a "Stock Exchange
                                       Trading Day") on the Frankfurt Stock Exchange during a
                                       period of 30 consecutive Stock Exchange Trading Days
                                       commencing on or after February 6, 2005, exceeds 115% of the
                                       Conversion Price.

EARLY REDEMPTION AT THE OPTION OF THE  By giving not less than 20 and not more than 40 days' notice
ISSUER FOR REASONS OF MINIMAL          by publication in accordance with Section 19 of the
OUTSTANDING AMOUNT:                    Conditions, the Issuer may redeem the remaining Notes in
                                       whole, but not in part, at their Principal Amount, together with interest accrued thereon, if at any time the aggregate
                                       Principal Amount of Notes outstanding falls below
                                       E200,000,000.

EARLY REDEMPTION AT THE OPTION OF A    If the Issuer gives notice that a Change of Control (as
NOTEHOLDER FOR REASONS OF A CHANGE OF  defined under Section 15 of the Conditions) has occurred,
CONTROL:                               each Noteholder may, after giving not less than 20 days'
                                       notice to the Principal Paying Agent prior to the Control
                                       Record Date, require the Issuer to redeem on the Control
                                       Record Date any or all of its Notes at their Principal
                                       Amount, together with interest accrued thereon. See
                                       Section 15 of the Conditions.

TAXES:                                 All amounts payable by the Issuer in respect of the Notes
                                       and by the Guarantor in respect of the Subordinated
                                       Guarantee will be made free and clear of, and without
                                       deduction or withholding for or on account of, any present or future taxes, duties or governmental charges of any
                                       nature whatsoever imposed, levied or collected by way of
                                       deduction or withholding at source by or on behalf of The
                                       Netherlands or the Federal Republic of Germany or by or on
                                       behalf of any political subdivision or authority thereof or therein having power to tax, unless such deduction or
                                       withholding is required by law.

                                       The Conditions do not obligate the Issuer to pay any
                                       additional amounts resulting from the introduction of taxes or duties required

                                       by law to be deducted or withheld from amounts payable as
                                       aforesaid.

LOAN AGREEMENT:                        The Issuer, pursuant to a loan agreement between the Issuer as lender and the Guarantor as borrower (the "Loan
                                       Agreement"), has disbursed the proceeds from the sale of the
                                       Notes in an amount of E1,000,000,000 by way of loan to the
                                       Guarantor (the "Loan"). The due dates for payments under the
                                       Loan correspond to the due dates for payments under the
                                       Notes; in the event of an early redemption of the Notes, the
                                       Loan is likewise subject to early repayment. See
                                       Section 13(1) of the Conditions.

SECURITY ASSIGNMENT:                   The Issuer has assigned the claims against the Guarantor for payment of principal under the Loan Agreement in an amount equal to the aggregate Appertaining Claims (Section 13(2) of the Conditions) to JPMorgan Chase Bank, acting on account of the Noteholders for purposes of securing the claims for
                                       payment of principal of the Notes. Upon such transfer, a
                                       partial amount of the Loan equal to the Appertaining Claim will be attributable to each Note. In respect of each Note, such transfer for security purposes will be subject to the condition subsequent (AUFLOSENDE BEDINGUNG) of the
                                       redemption of the Notes without exercise of the Conversion
                                       Right or the cash payment in lieu of delivery of Shares. The
                                       Appertaining Claim related to each Note is undetachable from the relevant Note. Any transfer of a Note results in the
                                       transfer of the Appertaining Claim without any explicit
                                       declaration of transfer being required. In the event of the exercise of the Conversion Right by delivering Notes, the
                                       Appertaining Claim shall pass to the Guarantor and expire
                                       therewith. See Section 13(2) of the Conditions.

FORM OF THE NOTES:                     The Notes will initially be represented by the Temporary
                                       Global Note exchangeable for the Permanent Global Note not earlier than 40 days after issue of the Temporary Global
                                       Note, each such Global Note to be deposited with a common
                                       depositary for the Clearing System. Definitive certificates representing individual Notes and interest coupons shall not be issued. Each Global Note will be kept in custody by a
                                       common depositary for the Clearing System until all
                                       obligations of the Issuer under the Notes have been
                                       satisfied.

PAYMENTS:                              Payments of principal and interest on the Notes shall be
                                       made in euro to the Principal Paying Agent (as defined under
                                       Section 18 of the Conditions) for on-payment to the Clearing
                                       System.

PAYING AND CONVERSION AGENTS:          The Issuer has appointed JPMorgan Chase Bank, London, as
                                       principal paying agent (in such capacity, the "Principal
                                       Paying Agent") and as principal conversion agent (in such
                                       capacity, the "Principal Conversion Agent"), J.P. Morgan AG,
                                       Frankfurt am Main, as German paying agent (in such capacity, the "German Paying Agent") and as German conversion
                                       agent (in such capacity, the "German Conversion Agent") and
                                       J.P. Morgan Bank Luxembourg S.A., Luxembourg, as Luxembourg
                                       paying agent (in such capacity, the "Luxembourg Paying
                                       Agent" and, together with the Principal Paying Agent and the
                                       German Paying Agent, the "Paying Agents" and each a "Paying
                                       Agent") and as Luxembourg conversion agent (in such
                                       capacity, the "Luxembourg Conversion Agent" and, together
                                       with the Principal Conversion Agent and the German
                                       Conversion Agent, the "Conversion Agents" and each a
                                       "Conversion Agent"). Each of the Issuer and the Guarantor
                                       may at any time vary or terminate the appointment of any
                                       Paying Agent and/or Conversion Agent.

SUBSTITUTION OF THE ISSUER:            The Issuer or the Substitute Issuer shall, without the
                                       consent of the Noteholders, be entitled at any time to
                                       substitute for the Issuer the Guarantor or any direct or
                                       indirect subsidiary which is at least 75%-owned by the
                                       Guarantor as principal debtor in respect of all obligations arising from or in connection with the Notes. See
                                       Section 17 of the Conditions.

NOTICES:                               All notices regarding the Notes shall be published in the
                                       following journals: (a) so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER
                                       WORT), and (b) a leading daily newspaper printed in the
                                       English language and of general circulation in London (which is expected to be the FINANCIAL TIMES). Any notice will
                                       become effective for all purposes on the date of the first such publication.

LANGUAGE:                              The Conditions are written in the German language and
                                       provided with an English language translation. The German
                                       version shall be the only legally binding version. The
                                       English translation is for convenience only.

GOVERNING LAW AND JURISDICTION:        The Notes shall be governed by and shall be construed in
                                       accordance with the laws of the Federal Republic of Germany.
                                       The competent courts of Munich (AMTSGERICHT or LANDGERICHT)
                                       shall have exclusive jurisdiction for all proceedings
                                       arising out of or in connection with the Notes.

LISTING:                               Application has been made to list the Notes on the
                                       Luxembourg Stock Exchange.

SECURITY CODES:                        ISIN Code:             XS0141505957

                                       Common Code:           014150595

                                       WKN:                   829917

                              TERMS AND CONDITIONS

                              TERMS AND CONDITIONS
                                   SECTION 1
                              (GENERAL PROVISIONS)

(1) NOMINAL AMOUNT AND DENOMINATION. This issue by Infineon Technologies Holding B.V. (the "ISSUER"), a private limited liability company incorporated under the laws of The Netherlands, of 4.25% Guaranteed Subordinated Convertible Notes due 2007 in the aggregate nominal amount of

                                   E1,000,000,000

                            (in words: euro one billion)

    is divided into notes in bearer form with a nominal amount of E50,000 (the "PRINCIPAL AMOUNT") each which rank PARI PASSU among themselves (the "NOTES").

(2) FORM.

    (a) The Notes are initially represented by a temporary global note (the "TEMPORARY GLOBAL NOTE") in bearer form without interest coupons. The Temporary Global Note will be exchangeable for a permanent global note (the "PERMANENT GLOBAL NOTE", and each of the Temporary Global Note and the Permanent Global Note being referred to herein as a "GLOBAL NOTE") in bearer form without interest coupons. Each Global Note will be deposited with a common depositary for Euroclear Bank S.A./N.V. as operator of the Euroclear System ("EUROCLEAR") and Clearstream Banking, societe anonyme ("CLEARSTREAM", and together with Euroclear the "CLEARING SYSTEM"). Each Global Note shall be manually signed by two authorised representatives of the Issuer and manually authenticated by or on behalf of the Principal Paying Agent (Section 18(1)). Definitive certificates representing individual Notes and interest coupons shall not be issued.

    (b) The Temporary Global Note shall be available for exchange for the Permanent Global Note not earlier than 40 days after the issue of the Temporary Global Note. Such exchange shall only be made upon delivery of certifications to the effect that none of the beneficial owners of the Notes represented by the Temporary Global Note is a US person as defined in the US Internal Revenue Code (except that such beneficial owners may be financial institutions as defined in US Treasury Regulations
       Section 1.165-12(c)(1)(v) or certain persons holding Notes through such financial institutions). Payments in respect of the Notes represented by the Temporary

    Global Note will be made only after delivery of such certifications.

(3) CUSTODY AND CLEARING. The respective Global Note will be kept in custody by the Clearing System until all obligations of the Issuer under the Notes have been satisfied. The Notes shall be transferable by appropriate entries in securities deposit accounts in accordance with the applicable rules of the Clearing System.

                                   SECTION 2
 (SUBORDINATION OF PAYMENT CLAIMS, STATUS OF THE NOTES; CONDITION SUBSEQUENT OF
                   SUBORDINATION; NEGATIVE PLEDGE OF ISSUER)

(1) SUBORDINATION OF PAYMENT CLAIMS, STATUS OF THE NOTES. The claims of the holders of the Notes ("NOTEHOLDERS") for payment of principal or interest or any other amounts arising under the Notes shall be subordinated to the claims of all other creditors of the Issuer which are senior and not subordinated. Such subordination shall mean that in any event of liquidation, bankruptcy or other proceedings to avoid bankruptcy any payment which might become due under the Notes shall be made only after all claims against the Issuer which are senior and not subordinated have been satisfied. Any right to set-off claims arising from the Notes against claims of the Issuer shall be excluded. The Notes are unsecured obligations of the Issuer ranking PARI PASSU among themselves and at least PARI PASSU with all other present and future unsecured and subordinated obligations of the Issuer, save for such obligations as may be preferred by applicable law.

(2) CONDITION SUBSEQUENT OF SUBORDINATION.  The subordination specified in
    Section 2(1) shall be subject to the condition subsequent (AUFLOSENDE BEDINGUNG) of the exercise of the Conversion Right (Section 7) and terminate with effect as of the Issue Date (Section 3(1)) on the day immediately prior to the Conversion Date (Section 8(4)) at 24 hours. The exercise of the Conversion Right (Section 7) in reliance on Section 194
    (1) sentence 2 of the German Stock Corporation Act (AKTIENGESETZ) shall not be affected by the subordination.

(3) NEGATIVE PLEDGE. So long as any Notes shall remain outstanding, but only up to the time at which all amounts payable to the Noteholders under the Notes in accordance with these Conditions of Issue have been placed at the disposal of the Principal Paying Agent (Section 18(1)) and all obligations pursuant to Section 7 have been fulfilled, the Issuer undertakes not to secure any subordinated Capital Market Indebtedness, including any guarantees or other indemnities assumed in respect thereof, upon any of its assets without at the same time providing that the Noteholders (Section 2(1)) share equally and rateably in such security. The undertaking pursuant to sentence 1 shall not apply to a security which is (i) mandatory according to applicable laws or (ii) required as a prerequisite for governmental approvals or (iii) provided by the Issuer over any claims of the Issuer against any of its consolidated subsidiaries or any third party, which claims exist now or arise at any time in the future, as a result of the passing on of the proceeds from the sale by the Issuer of any Notes, provided that any such security serves to secure obligations under such Notes of the Issuer. Any security which is to be provided pursuant to sentence 1 may also be provided to a person acting as trustee for the Noteholders.

(4) CAPITAL MARKET INDEBTEDNESS. For the purpose of these Conditions of Issue "CAPITAL MARKET INDEBTEDNESS" means any obligation to repay money that is borrowed through the issuance of bonds, notes or other debt securities which are capable of being listed or traded on a stock exchange or other recognised securities market; except as expressly provided above, it does not include any off-balance sheet assets and obligations.

                                   SECTION 3
                                   (INTEREST)

(1) INTEREST RATE. The Notes shall bear interest on their Principal Amount at the rate of 4.25% per annum from and including February 6, 2002 (the "ISSUE DATE"). Interest shall be payable annually in arrear in the amount of E2,125 per Note on February 6 of each year (each a "COUPON DATE"), commencing on February 6, 2003. The last Coupon Date shall be the Maturity Date
    (Section 4(1)) (unless the Notes have previously been redeemed, converted or purchased and cancelled). Interest shall cease to accrue as of the beginning of the date on which the Notes become due for redemption. In the event of an exercise of the Conversion Right (Section 7(1)) in respect of any Note, interest shall cease to accrue on that Note as of the end of the day immediately preceding the last Coupon Date prior to the Conversion Date (Section 8(4)) or, if there was no Coupon Date, the Issue Date.

(2) LATE PAYMENTS OF PRINCIPAL. Should the Issuer fail to redeem the Notes when due, interest shall continue to accrue at the rate of 4.25% per annum on their Principal Amount until (but not including) the date of actual redemption of the Notes.

(3) DAY COUNT FRACTION. If interest is to be calculated for a period of less than one year, it shall be calculated on the basis of the actual number of days elapsed, divided by 365 (or, if any portion of that period falls in a leap year, the sum of (i) the actual number of days in that period falling in a leap year divided by 366 and (ii) the actual number of days in that period falling in a non-leap year divided by 365).

                                   SECTION 4
        (REDEMPTION AT MATURITY FOR CASH; REPURCHASE; EARLY REDEMPTION)

(1) REDEMPTION AT MATURITY FOR CASH. The Issuer shall redeem the Notes for cash at their Principal Amount together with interest accrued thereon until (but not including) the date of such redemption on February 6, 2007 (the "MATURITY DATE"), unless they have previously been redeemed, converted or purchased and cancelled.

(2) REPURCHASE. The Issuer and/or Infineon Technologies AG, Munich ("INFINEON TECHNOLOGIES AG" or the "GUARANTOR"), or any of their affiliates within the meaning of Section 15 German Stock Corporation Act shall be entitled at any time to purchase Notes in the market or otherwise for cancellation.

(3) EARLY REDEMPTION AT THE OPTION OF THE ISSUER FOR REASONS OF SHARE
    PRICE. The Issuer may at its option, on giving not less than 20 nor more than 40 days' notice by publication in accordance with Section 19, redeem the Notes outstanding in whole, but not in part, at their Principal Amount together with interest accrued thereon until (but not including) the date of redemption, if the XETRA-Quotation (as defined below) of the Shares (Section 7(1)) on each of 15 trading days (each a "STOCK EXCHANGE TRADING DAY") on the Frankfurt Stock Exchange (the "FSE") during a period of 30 consecutive Stock Exchange Trading Days commencing on or after February 6, 2005, exceeds 115% of the Conversion Price pursuant to Section 7(1). Such notice of early redemption shall be irrevocable and must be given within five Business Days (Section 5(3)) after the respective last day of the period of 30 consecutive Stock Exchange Trading Days referred to in sentence 1; upon the expiration of such five Business Day period such right shall in respect of such period of 30 consecutive Stock Exchange Trading Days expire. If the end of the notice period falls within an Excluded Period (Section 7(4)), then the notice shall become effective only five Business Days after the end of that Excluded Period. The notice pursuant to sentence 1 shall determine the date of redemption, the aggregate principal amount of Notes to be redeemed and state the facts which establish the right of the Issuer to redeem the Notes.

    "XETRA-QUOTATION" on any day means the closing quotation in XETRA of the Shares (Section 7(1)) entitled at the time of fixing of the quotation to full dividend rights or, in the case that no such quotation is reported, the official quotation (EINHEITSKURS) on the FSE or, in the case that no official quotation is reported, the last reported per share sale price on such day of the Shares on the FSE or, if no sale price is reported, the average of the last bid and ask prices. If no bid and ask prices are available, the Principal Conversion Agent (Section 18(1)) shall determine the XETRA-Quotation on the basis of such information as it considers appropriate.

(4) EARLY REDEMPTION AT THE OPTION OF THE ISSUER FOR REASONS OF MINIMAL OUTSTANDING PRINCIPAL AMOUNT. If at any time the aggregate principal amount of Notes outstanding (including any Notes outstanding issued on identical terms and conditions in reliance on Section 20) falls below E200,000,000 in aggregate principal amount, the Issuer is entitled, by giving not less than 20 nor more than 40 days' notice by publication in accordance with Section 19, to redeem the remaining Notes in whole, but not in part, at their Principal Amount together with interest accrued thereon until (but not including) the date of redemption. Such notice will be irrevocable and shall state the date of early redemption.

                                   SECTION 5
                              (CURRENCY; PAYMENTS)

(1) CURRENCY.  All payments on the Notes including amounts payable pursuant to
    Section 4, Section 9(2) and Section 10(1) shall be made in euro.

(2) PAYMENTS OF PRINCIPAL AND INTEREST. Payments of principal of, and interest on, the Notes shall be made on the relevant payment date (Section 5(4)) to the Principal Paying Agent for onpayment to the Clearing System or to its order in euro for credit to the respective accountholders of the Clearing System. All payments made by the Issuer to the Clearing System or to its order shall discharge the liability of the Issuer under the Notes to the extent of the sums so paid.

(3) BUSINESS DAYS. If any due date for payments in respect of any Notes is not a Business Day, such payment will not be made until the next following Business Day, and no interest shall be paid in respect of the delay in such payment. A "BUSINESS DAY" shall be any day (with the exception of Saturdays and Sundays) on which the Clearing System and commercial banks in Munich and Frankfurt am Main are open for business and settle payments in euro.

(4) PAYMENT DATE/DUE DATE. For the purposes of these Conditions of Issue, "PAYMENT DATE" means the day on which the payment is actually to be made, where applicable as adjusted in accordance with Section 5(3), and "DUE DATE" means the payment date provided for herein, without taking account of any such adjustment.

(5) DEPOSITING IN COURT. The Issuer may deposit with the Local Court (AMTSGERICHT) in Munich amounts due pursuant to Section 4, Section 9(2) and
    Section 10(1), and principal and interest, if any, not claimed by a Noteholder within twelve months after the respective due dates. To the extent the Issuer waives its right to withdraw such deposit, the relevant claims of the Noteholders against the Issuer shall cease.


                                   SECTION 6
                                    (TAXES)

All amounts payable by the Issuer in respect of the Notes and by the Guarantor (Section 4(2)) in respect of the Guarantee (Section 14(1)) will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties or governmental charges of any nature whatsoever imposed, levied or collected by way of deduction or withholding at source by or in or on behalf of The Netherlands or the Federal Republic of Germany or by or on behalf of any political subdivision or authority thereof or therein having power to tax, unless such deduction or withholding is required by law.

                                   SECTION 7
                               (CONVERSION RIGHT)

(1) CONVERSION RIGHT. Infineon Technologies AG on February 1, 2002 has undertaken towards JPMorgan Chase Bank for the benefit of the Noteholders (the "UNDERTAKING") to grant each Noteholder the right (the "CONVERSION RIGHT") to convert in accordance with this Section 7 at any time during the Conversion Period (Section 7(2)) each Note in whole, but not in part, at a conversion price for each share of E35.43 (the "CONVERSION PRICE") into 1,411.2334 ordinary registered shares with no par-value (STUCKAKTIEN) (the "CONVERSION RATIO") of Infineon Technologies AG with a portion of the share capital allotted to each share corresponding to E2.00 (the "SHARES"), subject to adjustments pursuant to Section 12 and Section 15(3). Delivery of Shares shall be made in accordance with Section 9(1). If more than one Note is converted at any one time by the same Noteholder, the number of Shares to be delivered upon such conversion will be calculated on the basis of the aggregate principal amount of such Notes to be converted. Remaining fractions of Shares shall be compensated in cash pursuant to Section 9(2). Copies of the Undertaking are available free of charge at the Principal Paying Agent (Section 18(1)). The Undertaking constitutes a contract for the benefit of the Noteholders as third party beneficiaries pursuant to
    Section 328(1) of the German Civil Code (BURGERLICHES GESETZBUCH) giving rise to the right of each Noteholder to require performance of the obligations undertaken therein directly from Infineon Technologies AG and to enforce such obligations directly against Infineon Technologies AG.

(2) CONVERSION PERIOD.  To the extent not otherwise provided for in subparagraph
    (3) and (4) of this Section 7 the Conversion Right may be exercised by a Noteholder from the 40th day after the Issue Date, which is March 18, 2002, until January 23, 2007 (both dates inclusive) (the "CONVERSION PERIOD"). If the end of the Conversion Period falls on a day which is not a Business Day, the Conversion Period shall terminate on the Business Day immediately preceding such day. If the last day of the Conversion Period falls in an Excluded Period (Section 7(4)), the Conversion Period shall terminate on the last Business Day prior to the commencement of such Excluded Period.

(3) EARLY TERMINATION OF THE CONVERSION PERIOD FOR NOTES CALLED FOR
    REDEMPTION. In the event the Notes are declared due for redemption by the Issuer pursuant to Section 4(3) or (4), the Conversion Period with respect to such Notes shall terminate at the end of the fifth Business Day prior to the day fixed for redemption unless the Issuer fails to satisfy its redemption payment obligations on the date fixed for redemption.

(4) EXCLUDED PERIOD. The exercise of the Conversion Right shall be excluded during any of the following periods (each an "EXCLUDED PERIOD"):

    (a) in connection with any shareholders' meetings of Infineon Technologies AG, a period commencing three Business Days prior to the last day for deposit (HINTERLEGUNG) of the Shares and ending on the Business Day following such shareholders' meeting (both dates exclusive);

    (b) a period of 14 days before the end of the financial year of Infineon Technologies AG; and

    (c) a period commencing on the date on which an offer by Infineon Technologies AG to its shareholders to subscribe Shares, warrants on own Shares or Notes with conversion or option rights or obligations or profit participation rights is published in a mandatory newspaper of one of the German stock exchanges where the Shares are admitted for trading, or in the German Federal Gazette (BUNDESANZEIGER) or by the German Federal Gazette via electronic information, whichever is earlier, and ending on the last day of the subscription period (both dates inclusive).

                                   SECTION 8
                         (EXERCISE OF CONVERSION RIGHT)

(1) CONVERSION NOTICE. To exercise the Conversion Right, the Noteholder must deliver at its own expense during normal business hours to a Conversion Agent (Section 18(1)) a duly completed exercise notice (the "CONVERSION NOTICE") using a form (from time-to-time current) obtainable from the Conversion Agent. The Conversion Notice is irrevocable. The Conversion Notice shall, among other things:

    --  state the name and address of the exercising person;

    -- specify the number of Notes with respect to which the Conversion Right shall be exercised;

    -- contain a declaration that the Appertaining Claim (Section 13(2)(a)) shall be transferred to Infineon Technologies AG;

    -- designate the securities deposit account of the Noteholder at a Euroclear or Clearstream participant or at a Clearstream Banking AG accountholder to which the Shares are to be delivered;

    -- if applicable, designate a euro account of the Noteholder to which payments pursuant to Section 9(2) and Section 10(2), if any, are to be made; and

    -- contain the certifications and undertakings set out in the form of the Conversion Notice relating to certain restrictions of the ownership of the Notes and/or the Shares.

(2) FURTHER REQUIREMENTS FOR EXERCISE OF CONVERSION RIGHT. The exercise of the Conversion Right shall further require that the Notes to be converted be delivered to such Conversion Agent (Section 18(1)) to which the Noteholder delivered the Conversion Notice either (i) by transferring the Notes to the Clearing System account of such Conversion Agent or (ii) by an irrevocable instruction to such Conversion Agent to withdraw the Notes from a securities deposit account of the Noteholder with such Conversion Agent. In either case the Principal Conversion Agent shall be authorised to deliver the subscription certificate pursuant to Section 198(1) of the German Stock Corporation Act for the Noteholder while the Notes shall be transferred to the Principal Conversion Agent to be held for the account of the Noteholder until all claims of such Noteholder under the Notes have been satisfied and, thereafter, for further appropriate action.

(3) REVIEW OF CONVERSION NOTICE. Upon fulfillment of all requirements specified in Section 8(1) and (2) for the exercise of the Conversion Right, the respective Conversion Agent (Section 18(1)) will verify whether the number of Notes delivered to such Conversion

    Agent exceeds or falls short of the number of Notes specified in the Conversion Notice. In the event of any such excess or shortfall, such Conversion Agent shall subscribe from Infineon Technologies AG and deliver to the Noteholder the lower of (i) such total number of Shares which corresponds to the number of Notes set forth in the Conversion Notice or
    (ii) such total number of Shares which corresponds to the number of Notes in fact delivered. Any remaining Notes shall be redelivered to the Noteholder.

(4) CONVERSION DATE. The Conversion Right shall be validly exercised on the Business Day on which all of the prerequisites specified in Section 8(1),
    (2) and (3) for the exercise of the Conversion Right at the option of a Noteholder have been fulfilled (the "CONVERSION DATE"). In the event that the prerequisites specified in Section 8(1) and (2) are fulfilled on a day which falls within an Excluded Period, then the Conversion Date shall be the first Business Day after the end of such Excluded Period provided that such day still falls within the Conversion Period; otherwise, the Conversion Right shall not have been validly exercised.

                                   SECTION 9
           (DELIVERY OF SHARES; COMPENSATION FOR FRACTIONS OF SHARES)

(1) DELIVERY OF SHARES. Upon any exercise of the Conversion Right only full Shares shall be delivered in accordance with the Articles of Association of Infineon Technologies AG in effect at the time of such delivery. Fractions of Shares shall not be issued. To the extent that any conversion of one or several Note(s) results in fractions of Shares, the fractions of Shares resulting from the conversion of a Note shall be aggregated and full Shares resulting from such aggregation of fractions of Shares shall be delivered to the extent the respective Conversion Agent (Section 18(1)) (without any obligation to do so) has ascertained that several Notes have been converted at the same time for the same Noteholder. The Shares to be delivered shall be transferred as soon as practicable after the Conversion Date to a securities deposit account of the Noteholder designated in the Conversion Notice. Until transfer of the Shares has been made no claims arising from the Shares shall exist.

(2) FRACTIONS OF SHARES. Remaining fractions of Shares shall not be delivered and shall be compensated in cash proportional to the respective fraction of the volume weighted average of the volume weighted XETRA-Quotations on each of the ten Stock Exchange Trading Days immediately prior to delivery of the Conversion Notice to the respective Conversion

    Agent (Section 18(1)), rounded to the nearest full cent with 0.005 being rounded upwards.

(3) PAYMENT.  Any compensation in cash of fractions of Shares pursuant to
    Section 9(2) shall be effected as soon as practicable after the Conversion Date. No interest shall be due on such amount.

(4) TAXES. Delivery of Shares and any payment pursuant to Section 9(3) are subject to payment by a Noteholder of any taxes or other duties which may be imposed in connection with the exercise of the Conversion Right or the delivery of the Shares or payment of any amount by the Issuer pursuant to
    Section 9(3). Taxes and duties may be set-off against a payment obligation pursuant to Section 9(3), unless the Noteholder has already paid such taxes or duties.

(5) CONVERSION PRICE BELOW NOTIONAL PAR VALUE. To the extent that any payment pursuant to Section 9(2) or any adjustment pursuant to Section 12(1) through
    (6) or Section 15(3) is, in the opinion of Infineon Technologies AG, considered to be a reduction of the Conversion Price or an increase of the Conversion Ratio, no payment shall be made to the extent that the Conversion Price for one Share would thereby be reduced below the portion of the share capital of Infineon Technologies AG allotted to each Share.

                                   SECTION 10
                  (CASH PAYMENT IN LIEU OF DELIVERY OF SHARES)

(1) CASH PAYMENT IN THE EVENT OF EXERCISE OF CONVERSION RIGHT. The Issuer shall, at its sole discretion, be entitled upon the exercise of the Conversion Right by a Noteholder in lieu of the delivery of all or part of the Shares corresponding to the exercised Conversion Rights to pay to the Noteholder a cash amount with regard to the Shares the Issuer decides not to deliver (the relevant cash payment, the "CASH PAYMENT"). Such Cash Payment shall be calculated in accordance with Section 10(2) with respect to the total number of Shares (including fractional Shares) for which the Conversion Right has been exercised and for which no Shares will be delivered such number of Shares to be calculated in accordance with the provisions of Section 7(1). No interest shall be payable with respect to a Cash Payment.

(2) NOTIFICATION, CALCULATION AND PAYMENT. The Issuer shall notify not later than on the third Business Day after the Conversion Date (in writing, by telefax, or otherwise using the address stated in the Conversion Notice) the Noteholder who has delivered a Conversion Notice whether the Issuer has chosen to effect a Cash Payment (the day on which such notification is dispatched by the Issuer is hereinafter referred to as the "NOTIFICATION DAY"). Failure to give such notification will be deemed to be an election by the Issuer not to make a Cash Payment. Where the Issuer has chosen to effect a Cash Payment, the Cash Payment relating to one Share shall be calculated as an amount equal to the volume weighted average of the volume weighted average XETRA-Quotation on each of the ten consecutive Stock Exchange Trading Days beginning on the second Stock Exchange Trading Day following the Notification Day (the "CALCULATION PERIOD"), and payment of the Cash Payment shall be effected not later than five Business Days following the end of the Calculation Period.

                                   SECTION 11
                       (PROCUREMENT OF SHARES; DIVIDENDS)

(1) CONDITIONAL CAPITAL. Upon execution of the conversion, the Shares will derive from a conditional capital of Infineon Technologies AG.

(2) DIVIDENDS. Shares acquired pursuant to the execution of the conversion are entitled to dividends (if any) from the beginning of the business year of Infineon Technologies AG in which such Shares are issued.


                                   SECTION 12
                             (DILUTION ADJUSTMENT)

(1) CAPITAL INCREASE FROM CAPITAL RESERVES OR RETAINED EARNINGS, SHARE SPLIT OR COMBINING OF SHARES AND CAPITAL DECREASE.

    (a) CAPITAL INCREASE FROM CAPITAL RESERVES OR RETAINED EARNINGS. In cases where Infineon Technologies AG increases its share capital from retained earnings or capital reserves prior to the last day of the Conversion Period or an earlier date of redemption the Conversion Ratio shall be adjusted in accordance with the following formula:

                  Nn
         E' = E x --
                  No


         E' =       the adjusted Conversion Ratio,

         E =        the Conversion Ratio on the Record Date,

         Nn =       number of Shares outstanding after the capital increase, and

         No =       number of Shares outstanding before the capital increase.

    (b) SHARE SPLIT OR COMBINING OF SHARES. In cases where Infineon Technologies AG prior to the last day of the Conversion Period or an earlier date of redemption

         (i) increases the number of outstanding Shares by reducing the interest in the share capital represented by each share (share split), or

        (ii) reduces its capital by combining its Shares,

       the Conversion Ratio shall be adjusted in accordance with subsection
       (a) to the extent not otherwise provided for in the following provisions.

    (c) CAPITAL DECREASE. In the event of a decrease in the share capital of Infineon Technologies AG prior to the last day of the Conversion Period or an earlier date of redemption, which is solely the result of a reduction of the interest in the share capital represented by each Share, the Conversion Ratio shall remain unchanged upon exercise of the Conversion Right save that the relevant Shares shall be delivered with their respective new portion of the share capital allotted to them.

(2) CAPITAL INCREASE AGAINST CONTRIBUTIONS WITH SUBSCRIPTION RIGHTS. If Infineon Technologies AG prior to the last day of the Conversion Period or an earlier date of redemption increases its capital through the issue of new Shares against contribution while granting its shareholders a direct and indirect subscription right (Sections 182, 186 German Stock
    Corporation Act), at the election of Infineon Technologies AG, (i) Infineon Technologies AG shall grant each Noteholder the right to subscribe to the number of new Shares to which such Noteholder would have been entitled to subscribe, had the Noteholder exercised the Conversion Right immediately prior to the Record Date (Section 12(12)), or (ii) the Conversion Ratio shall be adjusted in accordance with the following formula:

                 No       1
         E'= E x -- x ---------------
                 Nn   (   I+D) + I+D
                      (1- ---)   ---
                      (    K )    K
    where:


         E' =       the adjusted Conversion Ratio,

         E =        the Conversion Ratio on the Record Date,

         No = the number of Shares outstanding before the capital increase,

         Nn =       the number of Shares outstanding after the capital increase,

         I =        the issue price of the new Shares,

         D = the disadvantage (not discounted) for dividends to which the new Shares are not entitled in relation to old Shares as determined by Eurex Deutschland ("EUREX") or, if not available there until the Record Date (because options on the Shares are not traded on Eurex or for any other reason), as estimated by the Principal Conversion Agent
                    (Section 18(1)), using equitable discretion (Section 317
                    German Civil Code) on the basis of the evaluation of an independent expert, and

         K = the average, weighted by turnover, of the last three cum-paid-prices of the


                                       20


                    Shares achieved in XETRA, as calculated by the Principal
                    Conversion Agent (Section 18(1)). In the event that such prices are not available for any reason, the price of the Shares pursuant to the XETRA-Quotation immediately prior to the Record Date shall apply.

    There shall be no adjustment of the Conversion Ratio if E' would by applying the above formula be less than E.

(3) ISSUE OF SECURITIES WITH PREEMPTIVE RIGHTS. In cases where Infineon Technologies AG prior to the last day of the Conversion Period or an earlier date of redemption grants to its shareholders (i) subscription rights in respect of own Shares, (ii) securities with subscription, option or conversion rights in relation to Shares of Infineon Technologies AG (but excluding the granting of subscription rights in the course of capital increases pursuant to subsection (2)), or (iii) subscription rights in respect to other debt securities, participation rights or other securities of Infineon Technologies AG ("OTHER SECURITIES") (with the exemption in cases (i) through (iii): in the scope of stock option or stock ownership programs for management or employees of Infineon Technologies AG in the ordinary course of business), at the election of Infineon Technologies AG,
    (x) Infineon Technologies AG shall grant each Noteholder the subscription rights or securities that such Noteholder would have been entitled to receive had the Noteholder exercised the Conversion Right immediately prior to the Record Date (Section 12(12)), or (y) the Conversion Ratio shall be adjusted in accordance with the following formula:

                   M
                  ---
         E' = E X M-B

    where:


         E' =       the adjusted Conversion Ratio,

         E =        the Conversion Ratio on the Record Date,

         M =        the Average Market Price, and

         B =        the Subscription Value, where B less than 0.

(4) ADJUSTMENT FOR DISTRIBUTIONS. If Infineon Technologies AG prior to the last day of the Conversion Period or an earlier date of redemption distributes, allots or grants to its shareholders (i) assets (also in the form of a share repurchase where Infineon Technologies AG grants to its shareholders put options, but excluding any Extraordinary Dividend) or debt securities or warrants or conversion rights (with the exclusion of the rights mentioned above in subsection (3)), or (ii) an Extraordinary Dividend (each of the cases (i) and (ii) a "DISTRIBUTION"), then the Conversion Ratio shall be adjusted in accordance with the following formula:

                   M
                  ---
         E' = E X M-F
    where:


         E' =       the adjusted Conversion Ratio,

         E =        the Conversion Ratio on the Record Date,

         M =        the Average Market Price, and

         F = IN CASE OF (i): the fair market value of the Distribution on the Record Date as determined by the Principal Conversion
                    Agent (Section 18(1)) using equitable discretion
                    (Section 317 German Civil Code) on the basis of the evaluation of an independent expert (the "FAIR MARKET
                    VALUE"), calculated on a per share basis, provided that if in the case of a share repurchase where Infineon
                    Technologies AG grants to its shareholders put options, "F" shall be the Put Option Value and provided further that where the Fair Market Value on a per share basis falls below or is equal to 5% of the simple arithmetic average of the volume weighted XETRA-Quotation during the 365 consecutive day period in XETRA immediately preceding the Record Date, no adjustment shall be made to the Conversion Ratio under this subsection (4),
                    OR IN CASE OF (ii): the Extraordinary Dividend, calculated on a per share basis, provided that in cases (i) and (ii): F greater than or equal to 0.

(5) MERGER. In the event of a merger (Section 2 German Transformation Act; "VERSCHMELZUNG") of Infineon Technologies AG as transferor entity within the meaning of the German Transformation Act ("UMWANDLUNGSGESETZ") prior to the last day of the Conversion Period or an earlier date of redemption, a Noteholder, upon exercise of his Conversion Right is entitled to such number of shares (the "TRANSFEREE SHARES") as is calculated pursuant to the following formula and thereafter the provisions of these Terms and Conditions shall apply to the Transferee Shares as if they were Shares:

         E' = E X TS


    where:


         E' =       the Conversion Ratio with respect to the Transferee Shares,

         E =        the Conversion Ratio on the Record Date, and

         TS = the number of Transferee Shares to which a shareholder of Shares is entitled to with respect to one Share.

(6) OTHER REORGANISATION. In the event of a split-up of Infineon Technologies AG (Section 123(1) German Transformation Act; "AUFSPALTUNG") or a spin-off (Section 123(2) German Transformation Act; "ABSPALTUNG") prior to the last day of the Conversion Period or an earlier date of redemption, a Noteholder, upon exercise of his Conversion Right is (in the case of any partial spin-off of the Infineon Technologies AG, in addition to his right to receive Shares upon exercise of his Conversion Right) entitled to such number of shares in the acquiring entity or entities, as the case may be (the "ACQUIRING ENTITY SHARES"), as is calculated pursuant to the following formula and thereafter the provisions of these Terms and Conditions shall apply to the Acquiring Entity Shares as if they were Shares:

         E' = E X AS

    where:


         E' =       the Conversion Ratio with respect to the Acquiring Entity
                    Shares,

         E =        the Conversion Ratio on the Record Date, and

         AS = the number of Acquiring Entity Shares to which a shareholder of Shares is entitled to with respect to one Share.

(7) OTHER EVENTS. In the event of a merger whereby Infineon Technologies AG is the acquiring entity, of a drop-down of one or more parts of its assets by the Infineon Technologies AG (Section 123(3) German Transformation Act; "AUSGLIEDERUNG"), or of an analogous event prior to the last day of the Conversion Period or an earlier date of redemption, the Conversion Ratio shall remain unchanged.

(8) MULTIPLE ADJUSTMENT. If adjustments of the Conversion Ratio are required under more than one of the subsections (1)(a), (1)(b), (2), (3), (4),
    (5) and/or (6), and the Record Date for such adjustments shall occur on the same date, then, unless the order of the events requiring such adjustments is otherwise specified by Infineon Technologies AG, such adjustments shall be made by applying, first, the provisions of subsection (1)(b), second, the provisions of subsection (4), third, the provisions of subsection (1)(a), fourth, the provisions of subsection (2), fifth, the provisions of subsection (3), sixth, the provisions of subsection (5) and finally the provisions of subsection (6).

(9) OTHER ADJUSTMENTS. If any other event occurs prior to the last day of the Conversion Period or an earlier date of redemption which in the opinion of the Principal Conversion Agent (Section 18(1)) affects the Conversion Ratio or the Conversion Price, the Principal Conversion Agent (Section 18(1)) shall make such adjustments in accordance with Section 317 of the German Civil Code as the Principal Conversion Agent (Section 18(1)) shall (with the consent of the Issuer) consider appropriate to take account of such event.

(10) EFFECTIVENESS OF ADJUSTMENTS. Adjustments in accordance with the foregoing shall become effective as of the Ex Date, provided the Ex Date is not later than the last day of the Conversion Period (inclusive).

(11) CALCULATIONS OF ADJUSTMENTS. Adjustments in accordance with the foregoing clauses shall be calculated by the Principal Conversion Agent
    (Section 18(1)) and shall be (in the absence of manifest error) binding on all parties concerned. The Conversion Ratio determined in accordance with the preceding provisions shall be rounded to four decimal points in accordance with German business practice. The Principal Conversion Agent (Section 18(1)) shall only be liable for making, or not making, adjustments or taking, or not taking, any other measures in connection with these Notes, if and to the extent that it fails to show the due care of a proper merchant. The Principal Conversion Agent (Section 18(1)) may, jointly with the Issuer, engage the advice or services of any lawyers, accountants or other experts whose advice or services the Principal Conversion Agent (Section 18(1)) may deem necessary and rely, after consultation with the Issuer, upon any advice so obtained (and the Principal Conversion Agent (Section 18(1)) shall incur no liability against the Issuer or the Guarantor or the Noteholders in respect of any action taken, or not taken, or suffered to be taken, or not taken, in accordance with such advice and in exercising due care of a proper merchant).

(12) DEFINITIONS.  In these Terms and Conditions:

    "EXTRAORDINARY DIVIDEND":  If on the Record Date the aggregate amount of
    (x) any Cash Dividend together with (y) the amounts of all other Cash Dividends on the Shares of Infineon Technologies AG, for which the Ex Date occurred in the 365 consecutive day period prior to the Record Date (whereby, in a situation where cash dividends for two different Financial Years have been paid during this 365-day-period, the first payment for the previous Financial Year will not be taken account of), equals or exceeds on a per share basis the lesser of twice the Reference Dividend and 5% of the volume weighted average of the volume weighted XETRA-Quotation during the Relevant Period, the "EXTRAORDINARY DIVIDEND" in the meaning of subsection
    (4) shall, to the extent exceeding the Previous Financial Year's Dividend, be (i) the amount of the Cash Dividend mentioned under (x), plus (ii) the aggregate amount of all other Cash Dividends mentioned under (y), minus
    (iii) the aggregate amount of all Cash Dividends for which a prior adjustment of the Conversion Ratio was previously made under subsection
    (4) and for which the Ex Date occurred in the Relevant Period.

    "CASH DIVIDEND" shall refer to the amount of any dividend prior to deduction of any withholding tax.

    "SUBSCRIPTION VALUE" shall mean (calculated on a per share basis):

     (i) the value of the right to subscribe own shares or securities with subscription, option or conversion rights in relation to Shares or to subscribe Other Securities, as determined by the Special Committee ("EILAUSSCHUSS") of Eurex on the basis of the market situation prevailing on the Stock Exchange Trading Day before the subscription right commences to be traded, or

    (ii) if such value is not published by Eurex (because options on the Shares are not traded on Eurex or for any other reason), the closing price of such right on the Record Date, or

    (iii) in case such price shall not be available, the value of the subscription right which shall be determined by the Principal Conversion Agent (Section 18(1)).

    "PREVIOUS FINANCIAL YEAR'S DIVIDEND" means the amount of all Cash Dividends of Infineon Technologies AG which were resolved and paid during the immediately previous Financial Year, but excluding amounts deemed to have been an Extraordinary Dividend.

    "AVERAGE MARKET PRICE" means the volume weighted average of the volume weighted XETRA-Quotation for the shorter of (with the proviso that any period shall at least last one Stock Exchange Trading Day):

     (i) ten consecutive Stock Exchange Trading Days prior to the relevant Record Date, or

    (ii) the period commencing on the Stock Exchange Trading Day next succeeding the first public announcement of the relevant issuance or distribution and proceeding through the Stock Exchange Trading Day prior to the relevant Record Date, or

    (iii) the period, commencing on the Ex Date with respect to the next preceding issuance or distribution for which an adjustment is required, and ending on the last Stock Exchange Trading Day prior to the relevant Record Date.

    "EX DATE" shall mean the first Stock Exchange Trading Day on which the Shares are traded "ex dividend"or "ex subscription right" or ex any other right which, in view of the respective distribution and/or extraordinary dividend, are deducted from time to time from the quoted price in XETRA.

    "FINANCIAL YEAR" means the financial year as set out in the articles of association of Infineon Technologies AG.

    "REFERENCE DIVIDEND" shall mean the dividend paid to the shareholders of Infineon Technologies AG for the Financial Year ended on September 30, 2001.

    The "RELEVANT PERIOD" commences on the first Stock Exchange Trading day after the Ex Date of the first of the aggregated Cash Dividends and ends on the Stock Exchange Trading Day prior to the Ex Date with respect to the Cash Dividend which caused the calculation of the Extraordinary Dividend, with the proviso that in case there was no Ex Date during the last 365 consecutive day period in XETRA, the Relevant Period shall be the entire period of the 365 consecutive days.

    "RECORD DATE" shall mean the time and date being the earlier of (i) the relevant time of the determination of shareholders entitled to receive rights, subscription rights, option or conversion rights, Distributions, Transferee Shares or

    Acquiring Entity Shares, or (ii) the Stock Exchange Trading Day, which immediately precedes the Ex Date.

    "PUT OPTION VALUE" shall mean (calculated on a per share basis):

     (i) the value of the right to sell own Shares, as determined by the Special Committee ("EILAUSSCHUSS") of Eurex on the basis of the market situation prevailing on the Stock Exchange Trading Day before the put option commences to be traded, or

    (ii) if such value is not published by Eurex (because options on the Shares are not traded on Eurex or for any other reason), the closing price of such right on the Record Date, or

    (iii) in case such price shall not be available, the value of the put option which shall be determined by the Principal Conversion Agent
          (Section 18(1)).

(13) NOTICES OF ADJUSTMENT.  The Issuer shall give notice in accordance with
    Section 19 of an adjustment of the Conversion Ratio and the Conversion Price and/or any other adjustment of the terms of the Conversion Right.

                                   SECTION 13
                     (LOAN AGREEMENT; SECURITY ASSIGNMENT)

(1) LOAN AGREEMENT. The Issuer, pursuant to a loan agreement dated February 1, 2002 (the "LOAN AGREEMENT"), between the Issuer as lender and Infineon Technologies AG as borrower, has disbursed the proceeds from the sale of the Notes in an amount of E1,000,000,000 by way of loan (the "LOAN") to Infineon Technologies AG. The claims of the Issuer for payment of principal or interest or any other amounts arising under the Loan shall be subordinated to the claims of all other creditors of Infineon Technologies AG which are senior and not subordinated. Such subordination shall mean that in any event of liquidation, bankruptcy or other proceedings to avoid bankruptcy any payment which might become due under the Loan shall be made only after all claims against Infineon Technologies AG which are senior and not subordinated have been satisfied. Any right to set-off claims arising from the Loan against claims of Infineon Technologies AG shall be excluded. The subordination specified in the foregoing sentence with respect to the Appertaining Claim (Section 13(2)(a)) attributable to a Note for which the Conversion Right (Section 7(1)) has been validly exercised shall be subject to the condition subsequent (AUFLOSENDE BEDINGUNG) of the exercise of the Conversion Right (Section 7(1)) and terminate with effect as of the Issue Date (Section 3(1)) on the day immediately prior to the Conversion Date (Section 8(4)) at 24 hours. The exercise of the Conversion Right
    (Section 7) in reliance on Section 194(1) sentence 2 of the German Stock Corporation Act shall not be affected by the subordination. The due dates for payments under the Loan correspond to the due dates for payments under the Notes; in the event of an early redemption of Notes the Loan is likewise subject to early repayment in an amount equal to the respective Appertaining Claims (subparagraph (2)); finally, the nominal amount of the Loan will be reduced in an amount equal to the Appertaining Claim (subparagraph (2)) if the Conversion Right is validly exercised by delivering Notes pursuant to
    Section 8(2). The Issuer and Infineon Technologies AG have agreed in the Loan Agreement (subject to the following sentence) not to amend or terminate any provisions of the Loan Agreement and to refrain from anything which could impair the rights of the Noteholders under the security assignment pursuant to subparagraph (2). Any amendment or termination shall only be made if the rights of the Noteholders are not impaired thereby. Copies of the Loan Agreement are available free of charge at the Principal Paying Agent (Section 18(1)).

(2) SECURITY ASSIGNMENT.

    (a) In accordance with the provisions of the Loan Agreement, the Issuer has assigned the claims against Infineon Technologies AG for payment of principal under the Loan Agreement in an amount equal to the aggregate Appertaining Claims to JPMorgan Chase Bank acting on account of the Noteholders for the purpose of securing the claims for payment of principal of the Notes. Upon such assignment, a partial amount of the Loan (each an "APPERTAINING CLAIM") will be attributable to each Note, such partial amount being determined in accordance with the following formula:


                                    Principal Amount of
                                         the Loan
         Appertaining               --------------------
         Claim              =         Number of Notes

       In respect of each Note, such transfer for security purposes will be subject to the conditions subsequent (AUFLOSENDE BEDINGUNG) of the redemption of the Notes with Appertaining Claims without exercise of the Conversion Right or the cash payment in lieu of delivery of Shares pursuant to Section 10. JPMorgan Chase Bank shall be authorised to accept the transfer on account of the Noteholders.

    (b) The Appertaining Claim related to each Note is undetachable from the relevant Note. Any transfer of a Note results in the transfer of the Appertaining Claim without any explicit declaration of transfer being required. Any separate disposal, in particular any separate assignment, pledge or other encumbrance of the Appertaining Claim shall be void. In the event of the exercise of the Conversion Right by delivery of Notes the Appertaining Claim shall pass to Infineon Technologies AG and expire therewith.

                                   SECTION 14
    (SUBORDINATED GUARANTEE AND NEGATIVE PLEDGE OF INFINEON TECHNOLOGIES AG)

(1) GUARANTEE AND NEGATIVE PLEDGE. The Guarantor on February 1, 2002, has unconditionally, irrevocably and subordinately guaranteed (the "GUARANTEE") towards JPMorgan Chase Bank for the benefit of the Noteholders, the due and punctual payment in accordance with these Conditions of Issue of any and all sums expressed to be payable hereunder by the Issuer. The Guarantor has undertaken in the Guarantee, so long as any Notes shall remain outstanding, but only up to the time at which all amounts payable to the Noteholders under the Notes in accordance with these Conditions of Issue have been placed at the disposal of the Principal Paying Agent (Section 18(1)) and all obligations pursuant to Section 7 have been fulfilled, not to secure any subordinated Capital Market Indebtedness, including any guarantees or other indemnities assumed in respect thereof, upon any of its assets without at the same time providing that the Noteholders share equally and rateably in such security. The undertaking pursuant to sentence 2 shall not apply to a security which is (i) mandatory according to applicable laws or
    (ii) required as a prerequisite for governmental approvals. Any security which is to be provided pursuant to sentence 2 may also be provided to a person acting as trustee for the Noteholders.

(2) CONTRACT FOR THE BENEFIT OF THIRD PARTIES. The Guarantee constitutes a contract for the benefit of the Noteholders as third party beneficiaries within the meaning of Section 328(1) of the German Civil Code giving rise to the right of each Noteholder to require performance of the obligations therein directly from the Guarantor and to enforce such obligations directly against the Guarantor.

                                   SECTION 15
                              (CHANGE OF CONTROL)

(1) NOTICE OF CHANGE OF CONTROL. If a Change of Control (as defined below) occurs, the Issuer will:

     (i) give notice by publication in accordance with Section 19 promptly after becoming aware of the Change of Control; and

    (ii) fix a date (the "CONTROL RECORD DATE"), which shall be a Business Day, for the purposes of Section 15(2) and (3) and give notice of the Control Record Date by publication in accordance with Section 19.

    The Control Record Date shall be not less than 40 nor more than 60 days after the notice of the Change of Control is published in accordance with
    Section 19.

(2) EARLY REDEMPTION AT THE OPTION OF THE NOTEHOLDERS. If the Issuer gives notice in accordance with Section 15(1), each Noteholder may at its option, on giving not less than 20 days' notice to the Principal Paying Agent (Section 18(1)) prior to the Control Record Date, require the Issuer to redeem on the Control Record Date any or all of its Notes not previously converted or declared due for redemption at their Principal Amount together with interest accrued thereon until (but not including) the date of redemption. Any notice by a Noteholder under this Section 15(2) shall be irrevocable and shall oblige the Issuer to redeem the relevant Notes in accordance with the preceding sentence.

(3) ADJUSTMENT OF CONVERSION PRICE FOR CHANGE OF CONTROL. If the Issuer gives notice in accordance with Section 15(1) after the first day of the Conversion Period, upon any exercise of the Conversion Right on or before the Control Record Date, the Conversion Price shall be decreased by the following percentages, but in each case adjusted, as applicable, pursuant to
    Section 12:

     (i) from the first day of the Conversion Period until and including the day immediately prior to the first Coupon Date immediately following the first day of the Conversion Period (such Coupon Date the "FIRST COUPON DATE"), 23.45%;

    (ii) from (and including) the First Coupon Date until and including the day immediately prior to the Coupon Date immediately following the First Coupon Date (such Coupon Date the "SECOND COUPON DATE"), 15.64%;

    (iii) from (and including) the Second Coupon Date until and including the day immediately prior to the Coupon Date immediately following the Second Coupon Date (such Coupon Date the "THIRD COUPON DATE"), 7.82%; and

    (iv) from (and including) the Third Coupon Date, 0%.

(4) DEFINITIONS.

    A "CHANGE OF CONTROL" occurs when any Person (as defined below) or Persons acting in concert acquire Control (as defined below) of Infineon Technologies AG. However, a Change of Control will not occur if a shareholder of Infineon Technologies AG reacquires Control (i) by acquiring Shares, unless such shareholder, acting either alone or in concert with another Person, deliberately acquires such Shares; or (ii) through the attribution of voting rights in accordance with Section 22 of the German Securities Trading Act (GESETZ UBER DEN WERTPAPIERHANDEL), unless such attribution is due to deliberate action by such shareholder or any other Person whose voting rights in Infineon Technologies AG are attributed to such shareholder in accordance with Section 22 of the German Securities Trading Act.

    "CONTROL" means (i) direct or indirect (within the meaning of Section 22 of the German Securities Trading Act) legal or beneficial ownership of, in the aggregate, 50% or more of the Shares of Infineon Technologies AG or the ability to otherwise direct the affairs of Infineon Technologies AG within the meaning of Section 17 of the Stock Corporation Act, or (ii) in the event of a tender offer for Shares, circumstances where (A) the Shares already in the control of the offeror and the Shares which have already been tendered carry, in aggregate 50% or more of the voting rights in Infineon Technologies AG and (B) at the same time the offer has become unconditional.

    A "PERSON" means an individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state, in each case whether or not being a separate legal entity, but excluding directly or indirectly wholly-owned subsidiaries of Infineon Technologies AG.

                                   SECTION 16
                          (TERMINATION BY NOTEHOLDERS)

(1) EVENTS OF DEFAULT. Each Noteholder is entitled, by notice to a Paying Agent (Section 18(1)), to declare due and payable its entire claims arising from the Notes and demand payment of their Principal Amount together with interest accrued thereon (unless the circumstance leading to such declaration has provably been cured before the notice of termination is given to a Paying Agent (Section 18(1))), if:

    (a) the Issuer or the Guarantor, for any reason whatsoever, (i) fails to pay principal or interest under the Notes within 30 days of the relevant due date or (ii) fails to perform duly any material obligation under these Notes, in particular pursuant to Section 2(3) and Section 14(1), and such failure continues for more than 60 days after receipt by the Issuer of a written notice from a Paying Agent (Section 18(1));

    (b) the Issuer or the Guarantor fails to fulfil any payment obligation, when due, arising from any other Capital Market Indebtedness issued or guaranteed by the Issuer or the Guarantor and the total amount unpaid exceeds E20,000,000 or the equivalent in another currency and such failure continues for 30 days after the Issuer or the Guarantor, as the case may be, has received a notice of such failure in accordance with the agreement governing such payment obligation or applicable law, as the case may be, or any such payment obligation of the Issuer or the Guarantor can become due prematurely by reason of the occurrence of an event of default (howsoever defined) on part of the Issuer or the Guarantor and such event of default has not been cured, waived, rescinded or annulled for 30 days after the Issuer or the Guarantor, as the case may be, has received a notice on the occurrence of such event of default, or a security provided for such payment obligation is being enforced and such enforcement has not been terminated 30 days after notice of such enforcement has been given to the Issuer or the Guarantor, as the case may be;

    (c) bankruptcy or insolvency proceedings are commenced by court action against the Issuer or the Guarantor, and are not dismissed or stayed within 60 days after the commencement thereof, or the Issuer or the Guarantor institutes such proceedings or suspends payments generally, or offers or makes a general arrangement for the benefit of all its creditors;

    (d) the Issuer or the Guarantor enters into liquidation, unless such liquidation is in connection with a merger or any other form of combination with another company and such company assumes all obligations under the Notes arising from these Conditions of Issue; or

    (e) the Guarantee is not in full force and effect and such fact continues for 45 days after a Paying Agent (Section 18(1)) has received notice thereof from a Noteholder.

    The right to declare Notes due shall terminate if the situation giving rise to it has been cured before the right is exercised.

(2) NOTICE. Any notice of termination in accordance with Section 16(1) shall be made by means of a written notice to be delivered by hand or registered mail to a Paying Agent (Section 18(1)) together with evidence by means of a certificate of the Noteholder's depositary bank that such Noteholder at the time of such written notice is a holder of the relevant Note(s). Subject to the provisions of any applicable mandatory law, no event or circumstance other than an event specified in subsection (1) shall entitle any Noteholder to declare any of its Notes due and payable prior to its stated maturity, save as expressly provided in these Conditions.

(3) EFFECTIVENESS. In the case specified in subsection (1)(a)(ii), any notice declaring Notes due shall, unless at the time such notice is received any of the events specified in subsection (1)(a)(i) or (b) through (e) entitling Noteholders to declare their Notes due has occurred and is continuing, become effective only when the Paying Agents (Section 18(1)) have received such notices from Noteholders in an aggregate nominal amount of at least one-tenth of the aggregate nominal amount of all Notes then outstanding.


                                   SECTION 17
                 (SUBSTITUTION OF ISSUER; TRANSFER OF DOMICILE)

(1) SUBSTITUTION. The Issuer or the Substitute Issuer (as defined below) shall without the consent of the Noteholders be entitled at any time to substitute for the Issuer Infineon Technologies AG or any direct or indirect subsidiary which is at least 75%-owned by Infineon Technologies AG as principal debtor in respect of all obligations arising from or in connection with the Notes (hereafter the "SUBSTITUTE ISSUER"), provided that:

    (a) the Substitute Issuer, in a manner legally effective, assumes all obligations of the Issuer arising from or in connection with these Notes and, after such assumption, it is in a position to fulfill all payment obligations arising from or in connection with these Notes in euro without the necessity of any taxes or duties being deducted or withheld at source and to transfer all amounts which are required therefor to the Principal Paying Agent (Section 18(1)) without any restrictions, and that in particular all necessary authorisations to this effect by any competent authority have been obtained;

    (b) the Guarantor irrevocably and unconditionally guarantees (unless Infineon Technologies AG is the Substitute Issuer), on the basis set forth in Section 14, the obligations to be assumed by the Substitute Issuer and confirms its Undertaking, in each case after consultation with the Principal Paying Agent (Section 18(1)); and

    (c) the Substitute Issuer undertakes to reimburse any Noteholder for such taxes, fees or duties which may be imposed upon him in connection with any payments on the Notes, upon conversion or otherwise, as a consequence of assumption of the Issuer's obligations by the Substitute Issuer.

(2) RELEASE FROM OBLIGATIONS. Upon effective substitution of the Issuer as set forth in Section 17(1), the Issuer shall be released from any obligation arising from or in connection with the Notes.

(3) PUBLICATION.  Any such substitution shall be published in accordance with
    Section 19 and shall become effective upon such publication.

(4) REFERENCES. In the event of such substitution any reference in these Conditions of Issue to the

    Issuer shall from then on be deemed to refer to the Substitute Issuer. If the Substitute Issuer is not domiciled in The Netherlands, an alternative reference to the country of domicile of the Substitute Issuer shall be made in Section 6 in addition to the reference to The Netherlands.

(5) TRANSFER OF DOMICILE. A transfer of domicile of the Issuer to another country, territory or jurisdiction shall only be permissible if
    Section 17(1), (3) and (4) are complied with MUTATIS MUTANDIS.

                                   SECTION 18
                        (PAYING AGENT; CONVERSION AGENT)

(1) APPOINTMENT.  The Issuer has appointed JPMorgan Chase Bank, Trinity Tower,
    9 Thomas Moore Street, London E1W 1YT, to act as principal paying agent (in such capacity, the "PRINCIPAL PAYING AGENT") and as principal conversion agent (in such capacity, the "PRINCIPAL CONVERSION AGENT"), J.P. Morgan AG, Gruneburgweg 2, D-60322 Frankfurt am Main, to act as German paying agent (in such capacity, the "GERMAN PAYING AGENT") and as German conversion agent (in such capacity, the "GERMAN CONVERSION AGENT" and J.P. Morgan Bank Luxembourg S.A., 5 rue Plaetis, Luxembourg L-2338, as Luxembourg paying agent (in such capacity, the "LUXEMBOURG PAYING AGENT", the Principal Paying Agent, the German Paying Agent and the Luxembourg Paying Agent together the "PAYING AGENTS" or one a "PAYING AGENT") and as Luxembourg conversion agent (in such capacity, the "LUXEMBOURG CONVERSION AGENT", the Principal Conversion Agent, the German Conversion Agent and the Luxembourg Conversion Agent together the "CONVERSION AGENTS" or one a "CONVERSION AGENT"). The Paying Agents and the Conversion Agents are exempt from the restrictions laid down in Section 181 of the German Civil Code. Changes of address shall be published in accordance with Section 19.

(2) SUBSTITUTION OF AGENT. The Issuer and the Guarantor may at any time, by giving not less than 30 days' notice by publication in accordance with
    Section 19, appoint another renowned bank maintaining its head office or a branch in London, Luxembourg or Frankfurt am Main as Paying Agent and/or Conversion Agent. The Paying Agents and the Conversion Agents may at any time resign from their respective offices. However, such resignation shall become effective only upon the appointment by the Issuer of a renowned bank maintaining its head office or a branch in London, Luxembourg or Frankfurt am Main, as the case may be, as the new Paying Agent and/or Conversion Agent and the giving of not less than 30 days' notice of any such appointment by publication in accordance with Section 19. So long as the Notes are listed on the Luxembourg Stock Exchange (and the rules of such Stock Exchange so require) the Issuer and the Guarantor shall maintain a Paying Agent and a Conversion Agent in Luxembourg.

(3) AGENTS OF THE ISSUER. The Paying Agents and the Conversion Agents (except as provided for in

    Section 7(2) with respect to the conversion of the Notes) are acting exclusively as agents of the Issuer and in such capacities do not have any relationship of agency or trust with the Noteholders.


                                   SECTION 19
                                   (NOTICES)

All notices regarding the Notes shall be published in the following journals:
(a) (so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require), in a leading newspaper having general circulation in Luxembourg and (b) a leading daily newspaper printed in the English language and of general circulation in London. It is expected that such notices will normally be published in the LUXEMBURGER WORT and in the FINANCIAL TIMES. Any notice will become effective for all purposes on the date of the first such publication.

                                   SECTION 20
                          (ISSUE OF ADDITIONAL NOTES)

The Issuer reserves the right from time to time without the consent of the Noteholders to issue additional Notes with identical terms (save for the issue date, interest commencement date and/or issue price), so that the same shall be consolidated, form a single issue with and increase the aggregate principal amount of these Notes. The term "Notes" shall, in the event of such increase, also comprise such additionally issued Notes.

                                   SECTION 21
                                 (PRESCRIPTION)

(1) PRINCIPAL. The term for presentation of the Notes with respect to principal as laid down in Section 801(1) sentence 1 of the German Civil Code shall be reduced to ten years.

(2) INTEREST. The term for presentation of the Notes with respect to interest shall be five years after the date on which payment thereof first becomes due and payable.

                                   SECTION 22
                                (MISCELLANEOUS)

(1) GOVERNING LAW. The Notes, with regard to both form and content, as well as all rights and obligations arising from these Terms and Conditions for the Noteholders and the Issuer shall in all respects be governed by German law.

(2) PLACE OF PERFORMANCE. Place of performance shall be Munich, Federal Republic of Germany.

(3) PLACE OF JURISDICTION. To the extent legally permissible, exclusive place of jurisdiction for all proceedings arising from matters provided for in these Conditions of Issue shall be Munich, Federal Republic of Germany.

(4) WAIVER OF OBJECTIONS. The Issuer irrevocably waives any objection which it may now or hereafter have to the competent courts of Munich (AMTSGERICHT or LANDGERICHT) being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

(5) AGENT FOR SERVICE OF PROCESS. For any legal disputes or other proceedings before German courts, the Issuer appoints Infineon Technologies AG, St. Martin-Strasse 53, 81669 Munchen, Federal Republic of Germany, as authorised agent for accepting services of process.

(6) ENFORCEMENT. Any Noteholder may in any proceedings against the Issuer or Infineon Technologies AG or to which the Noteholder and the Issuer and/or Infineon Technologies AG are parties protect and enforce in its own name its rights arising under its Notes by submitting the following documents: (a) a certificate issued by its Depositary Bank (i) stating the full name and address of the Noteholder, (ii) specifying an aggregate principal amount of Notes credited on the date of such certificate to such Noteholder's securities deposit account maintained with such Depositary Bank and (iii) confirming that the Depositary Bank has given a written notice to the Clearing System as well as to the Principal Paying Agent containing the information pursuant to (i) and (ii) and bearing acknowledgements of the Clearing System and the relevant Clearing System accountholder as well as
    (b) a copy of the Global Note certified by a duly authorised officer of the Clearing System or the Principal Paying Agent as being a true copy. For the purposes of the foregoing, "DEPOSITARY BANK" means any bank or other financial institution of recognised standing authorised to engage in securities deposit business with which the Noteholder maintains a securities deposit account in respect of any Notes, and includes Clearstream Banking AG.

                                   SECTION 23
                                   (LANGUAGE)

These Conditions of Issue are written in the German language and provided with an English language translation. The German version shall be the only legally binding version. The English translation is for convenience only.

                            UNDERTAKING FOR GRANTING
                               CONVERSION RIGHTS

                                       OF
                           INFINEON TECHNOLOGIES AG,
                      MUNICH, FEDERAL REPUBLIC OF GERMANY

     TO JPMORGAN CHASE BANK FOR THE BENEFIT OF THE NOTEHOLDERS OF INFINEON
             TECHNOLOGIES HOLDING B.V., ROTTERDAM, THE NETHERLANDS
                                 E1,000,000,000
         4.25% GUARANTEED SUBORDINATED CONVERTIBLE NOTES OF 2002/2007,
                                CONVERTIBLE INTO
           ORDINARY REGISTERED SHARES WITH NO PAR-VALUE (STUCKAKTIEN)
                          OF INFINEON TECHNOLOGIES AG
                                 (THE "NOTES")

(1) The Issuer, pursuant to a Loan Agreement (the "LOAN AGREEMENT") between the Issuer as lender and Infineon Technologies AG as borrower, has disbursed to Infineon Technologies AG the proceeds from the sale of the Notes in an amount of E1,000,000,000 by way of the Loan. The due dates for payments under the Loan correspond to the due dates for payments under the Notes; in the event of an early redemption of Notes the Loan is likewise subject to early repayment in an amount equal to the respective Appertaining Claims (subparagraph (2)); finally, the amount of the Loan will be reduced in an amount equal to the Appertaining Claim (subparagraph (2)) if the Conversion Right is validly exercised by delivering Notes pursuant to Section 8(2) of the Terms and Conditions of the Notes (the "CONDITIONS").

(2) In accordance with the provisions of the Loan Agreement, the Issuer has assigned the claims against Infineon Technologies AG for payment of principal under the Loan Agreement in an amount equal to the aggregate Appertaining Claims (Section 13(2)(a) of the Conditions) to JPMorgan Chase Bank acting on account of the Noteholders for purposes of securing the claims for payment of principal of the Notes. Upon such transfer, a partial amount of the Loan equal to the Appertaining Claim will be attributable to each Note. In respect of each Note, such transfer for security purposes will be subject to the conditions subsequent (AUFLOSENDE BEDINGUNG) of the redemption of the Note with Appertaining Claim without exercise of the Conversion Right or the cash payment in lieu of delivery of Shares pursuant to Section 10 of the Conditions to the extent the Issuer decides not to deliver in the form of Shares.

(3) The Appertaining Claim related to each Note is undetachable from the relevant Note. Any transfer of a Note results in the transfer of the Appertaining

    Claim without any explicit declaration of transfer being required. Any separate disposal, in particular any separate assignment, pledge or other encumbrance of the Appertaining Claim shall be void. In the event of the exercise of the Conversion Right by delivering Notes the Appertaining Claim shall pass to Infineon Technologies AG and expire therewith.

(4) Infineon Technologies AG hereby irrevocably grants to each Noteholder the right to convert, in accordance with the Conditions (in particular Sections 7, 8 and 9 of the Conditions), at any time during the Conversion Period each Note together with the Appertaining Claim in whole, but not in part, into Shares and to receive additional compensation amounts payable pursuant to Section 9(2) and Cash Payments pursuant to Section 10 of the Conditions, if any. Section 22 of the Conditions shall apply.

(5) This Undertaking constitutes direct, unsecured and unsubordinated obligations of Infineon Technologies AG and ranks PARI PASSU with all other present and future unsecured obligations of Infineon Technologies AG, except as otherwise provided by mandatory rules of law.

(6) This Undertaking constitutes a contract for the benefit of the Noteholders as third party beneficiaries pursuant to Section 328(1) of the German Civil Code giving rise to the right of each Noteholder to require performance of the obligations undertaken herein directly from Infineon Technologies AG and to enforce such obligations directly against Infineon Technologies AG.

(7) Unless otherwise defined herein, terms used herein and defined in the Conditions or the Loan Agreement, as the case may be, shall in this Undertaking have the meaning attributed to them in the Loan Agreement or the Conditions, as the case may be.

(8) Infineon Technologies AG and JPMorgan Chase Bank agree that JPMorgan Chase Bank shall not act as trustee or in a similar function for the Noteholders. JPMorgan Chase Bank undertakes to hold this Undertaking in custody until the obligations under the Notes and this Undertaking are discharged.

(9) The rights and obligations under this Undertaking shall be governed exclusively by the laws of the Federal Republic of Germany. Place of performance and place of jurisdiction shall, to the extent legally permitted, be Munich, Federal Republic of Germany.

(10) The German version of this Undertaking shall be the only legally binding version. The English translation is for convenience only.

Munich, February 1, 2002

Infineon Technologies AG

____________________________

We hereby accept all of the above declarations for the benefit of the Noteholders.

London, February 1, 2002

JPMorgan Chase Bank

____________________________

                             SUBORDINATED GUARANTEE

                                       BY

                           INFINEON TECHNOLOGIES AG,
                      MUNICH, FEDERAL REPUBLIC OF GERMANY
                               (THE "GUARANTOR")
                        IN FAVOUR OF THE HOLDERS OF THE
          4.25% GUARANTEED SUBORDINATED CONVERTIBLE NOTES OF 2002/2007
                                IN THE AGGREGATE
                PRINCIPAL AMOUNT OF E1,000,000,000 (THE "NOTES")

                                       OF

                      INFINEON TECHNOLOGIES HOLDING B.V.,
                           ROTTERDAM, THE NETHERLANDS
                                 (THE "ISSUER")

    The Guarantor hereby unconditionally and irrevocably guarantees to the Noteholders (which expression shall, for the purposes of this Subordinated Guarantee, include any Noteholders under any additional Notes issued by the Issuer under Section 20 of the Conditions (as defined below)) the due and punctual payment in accordance with the Terms and Conditions of the Notes (the "CONDITIONS") of any and all sums expressed to be payable by the Issuer under the Notes.

    The obligations of the Guarantor under this Subordinated Guarantee shall be subordinated to the claims of all other creditors of the Guarantor which are senior and not subordinated, rank at least PARI PASSU with all other subordinated obligations of the Guarantor and, in the event of liquidation, bankruptcy or other proceedings to avoid bankruptcy of the Guarantor, any payment which might become due under the Guarantee shall be made only after all claims against the Guarantor which are senior and not subordinated have been satisfied. Any right to set-off claims arising from the Guaranteed Subordinated Convertible Notes or under the Subordinated Guarantee against claims of the Guarantor shall be excluded. The subordination specified in the foregoing sentence with respect to Notes for which the Conversion Right (Section 7(1) of the Conditions) has been validly exercised shall be subject to the condition subsequent (AUFLOSENDE BEDINGUNG) of the exercise of the Conversion Right (Section 7 of the Conditions) and terminate with effect as of the Issue Date (Section 3(1) of the Conditions) on the day immediately prior to the Conversion Date (Section 8(4) of the Conditions) at 24 hours.

    Subject to the foregoing paragraph the intent and purpose of this Guarantee is to ensure that the Noteholders under all circumstances, whether factual or legal, and regardless of the validity and enforceability of the obligations of the Issuer or the company (other than the Guarantor) which may have been substituted for the same pursuant to Section 17 of the Conditions (the "SUBSTITUTE ISSUER"), or of any other grounds on the basis of which the Issuer or the Substitute Issuer may fail to effect payment, shall receive the amounts payable as principal, interest and other amounts payable to the Noteholders pursuant to the Conditions on the due dates therefor provided for in the Conditions.

    The Guarantor further undertakes, so long as any Notes shall remain outstanding, but only up to the time at which all amounts payable to the Noteholders under the Notes in accordance with the Conditions have been placed at the disposal of the Principal Paying Agent (as defined in Section 18(1) of the Conditions) and all obligations pursuant to Section 7 of the Conditions have been fulfilled, not to secure any subordinated Capital Market Indebtedness (as defined in Section 2(4) of the Conditions), including any guarantees or other indemnities assumed in respect thereof, upon any of its assets without at the same time providing that the Noteholders share equally and rateably in such security. This undertaking shall not apply to a security which is (i) mandatory according to applicable laws or (ii) required as a prerequisite for governmental approvals. Any security which is to be provided hereunder may also be provided to a person acting as trustee for the Noteholders.

    The Guarantee constitutes a contract in favour of the Noteholders from time to time as third party beneficiaries pursuant to Section 328(1) of the German Civil Code giving rise to the right of each Noteholder to require performance of the obligations undertaken herein directly from the Guarantor and to enforce such obligations directly against the Guarantor.

    Unless otherwise defined herein, terms used herein and defined in the Conditions shall in this Guarantee have the meaning attributed to them in the Conditions.

    JPMorgan Chase Bank, which accepts this Guarantee does not act in a fiduciary or similar capacity for the Noteholders. JPMorgan Chase Bank agrees to hold the original copy of this Guarantee in custody until all obligations under the Notes and the Guarantee have been fulfilled.

    The rights and obligations arising from this Guarantee shall in all respects be determined in accordance with German law. The place of jurisdiction shall be Munich, Federal Republic of Germany.

    The German version of this Guarantee shall be the only legally binding version. The English translation is for convenience only.

Munich,
February 1, 2002
Infineon Technologies AG

____________________________

We accept all of the above.

London,
February 1, 2002

JPMorgan Chase Bank

____________________________

                                 LOAN AGREEMENT
                               (THIS "AGREEMENT")

                                    BETWEEN

                 INFINEON TECHNOLOGIES HOLDING B.V., ROTTERDAM
                                 (THE "ISSUER")

                                      AND

                        INFINEON TECHNOLOGIES AG, MUNICH
                          ("INFINEON TECHNOLOGIES AG")

WHEREAS:

(A) The Issuer, Infineon Technologies AG and a syndicate of banks and financial institutions (the "UNDERWRITERS") under the lead management of Goldman Sachs International have entered into an underwriting agreement (as amended, supplemented or restated from time to time, the "UNDERWRITING AGREEMENT") of even date herewith pursuant to which the Issuer has undertaken to issue and sell to the Underwriters subordinated convertible notes (the "NOTES") in the aggregate principal amount of E1,000,000,000. The Underwriting Agreement provides that the issue and subscription of the Notes shall be effected on February 6, 2002, or such other date as the Issuer, Infineon Technologies AG and Goldman Sachs International acting on behalf of the Underwriters may agree (the "CLOSING DATE").

(B) The Issuer has undertaken in the Underwriting Agreement to pass on to Infineon Technologies AG any proceeds from the issue of the Notes pursuant to (A) (the "PROCEEDS") without any deduction by way of loan (the "LOAN").

(C) The Terms and Conditions of the Notes (the "CONDITIONS") provide that the claims of the Noteholders for payment of principal of all Notes are to be secured by the claims of the Issuer against Infineon Technologies AG under the Loan for payment of principal of such Loan in an amount equal to the aggregate Appertaining Claims (Section 13(2)(a) of the Conditions).

(D) The Conditions are set forth in Exhibit 1.

Now, therefore, it is agreed as follows:

                                   SECTION 1
                                 (DEFINITIONS)

    In this Agreement terms defined in the Conditions shall have the same meaning herein, unless otherwise required by the context.

                                   SECTION 2
                                   (THE LOAN)

(1) Subject to disbursement to the Issuer of the Proceeds on the Closing Date, the Issuer grants to Infineon Technologies AG a loan in the principal amount of

             E1,000,000,000 (euro one billion) (the "LOAN AMOUNT").


(2) The Loan Amount shall be disbursed to Infineon Technologies AG on the Closing Date.

(3) Disbursements of the Loan Amount shall be effected by the Underwriters' paying the relevant Proceeds without deduction to an account of the Issuer specified by the Issuer and by the Issuer's immediate onpayment of such Proceeds to an account of Infineon Technologies AG specified by Infineon Technologies AG.

(4) The claims of the Issuer for payment of principal or interest or any other amounts arising under the Loan shall be subordinated to the claims of all other creditors of Infineon Technologies AG which are senior and not subordinated. Such subordination shall mean that in any event of liquidation, bankruptcy or other proceedings to avoid bankruptcy any payment which might become due under the Loan shall be made only after all claims against Infineon Technologies AG which are senior and not subordinated have been satisfied. Any right to set-off claims arising from the Loan against claims of Infineon Technologies AG shall be excluded. The subordination specified in the foregoing sentence with respect to the Appertaining Claim (Section 13(2)(a) of the Conditions) attributable to a Note for which the Conversion Right (Section 7(1) of the Conditions) has been validly exercised shall be subject to the condition subsequent (AUFLOSENDE BEDINGUNG) of the exercise of the Conversion Right (Section 7(1) of the Conditions) and terminate with effect as of the Issue Date (Section 3(1) of the Conditions) on the day immediately prior to the Conversion Date (Section 8(4) of the Conditions) at 24 hours. The exercise of the Conversion Right (Section 7 of the Conditions) in reliance on Section 194 (1) sentence 2 of the German Stock Corporation Act (AKTIENGESETZ) shall not be affected by the subordination.

                                   SECTION 3
                             (SECURITY ASSIGNMENT)

(1) As of the Closing Date, the Issuer shall assign the claims under
    Section 4(2) of this Agreement for payment of principal of the Loan in an amount equal to the aggregate Appertaining Claims (Section 13(2)(a) of the Conditions) to JPMorgan Chase Bank acting on account of the Noteholders as security for the claims for payment of principal of the Notes in accordance with the assignment attached hereto as Exhibit 2. A partial amount of the Loan equal to the Appertaining Claim shall be attributable to each Note.

(2) The Appertaining Claim related to each Note is undetachable from the relevant Note. Any transfer of a Note results in the transfer of the Appertaining Claim without any explicit declaration of transfer being required. Any separate disposal, in particular any separate assignment, pledge or other encumbrance of the Appertaining Claim shall be void. In the event of the exercise of the Conversion Right by delivering Notes the Appertaining Claim shall pass to Infineon Technologies AG and expire therewith.

(3) All further claims for payment under this Agreement, in particular the claims for payment of interest, shall remain with the Issuer and are not assigned.

                                   SECTION 4
                       (INTEREST; REPAYMENTS; DISCHARGE)

(1) The Loan Amount (Section 2(1)) shall bear interest at a rate per annum to be separately agreed. On each date on which payment of any interest in respect of the Notes becomes due an amount equal to at least such interest shall be payable as interest on the Loan. In case the due date for payments on the Notes has been extended pursuant to Section 5(3) of the Conditions, the due date of the payments on the Loan shall be extended accordingly. If it is necessary to calculate interest for a period of less than one year, interest shall be calculated on the basis of the actual number of days elapsed, divided by 365 (or, if any portion of that period falls in a leap year, the sum of (A) the actual number of days in that period falling in a leap year divided by 366 and (B) the actual number of days in that period falling in a non-leap year divided by 365).

(2) On each date on which principal in respect of the Notes is due and payable (whether on the Maturity Date (Section 4(1) of the Conditions) or prior thereto pursuant to Section 4(3), Section 4(4) or Section 16 of the Conditions), the Loan shall be due for repayment in an amount equal to the respective Appertaining Claims.

(3) If and when the claims payable under this Loan Agreement are transferred by Noteholders by way of assignment to Infineon Technologies AG in connection with the exercise of the Conversion Right, all rights and claims under this Loan Agreement shall expire to the extent of such transfer.

(4) Payments under the Loan shall be made in the currency in which the corresponding payments under the Notes are effected.


                                   SECTION 5
                                    (TAXES)

    All payments on the Loan shall be made without withholding or deduction of any present or future taxes, duties or governmental charges of whatever nature imposed, levied or withheld by or in the Federal Republic of Germany or The Netherlands or by or on behalf of any political subdivision or authority thereof or therein having power to tax, unless Infineon Technologies AG is required by law to withhold or deduct such taxes or duties. The parties agree that any withholdings or deductions on principal of the Loan pursuant to sentence (1) shall not reduce the Loan Amount.

                                   SECTION 6
                  (AMENDMENT OR TERMINATION OF THIS AGREEMENT)

    The Issuer and Infineon Technologies AG undertake (subject to the following sentence) not to amend or terminate any provisions of this Agreement and to refrain from anything that could impair the rights of the Noteholders under the security assignment (Section 3) or otherwise. An amendment or termination of this Agreement shall only be effected if the rights of the Noteholders are not impaired thereby.

                                   SECTION 7
                         (WAIVER OF RIGHTS OF SET-OFF)

    With respect to all claims of the Issuer under this Agreement, Infineon Technologies AG agrees not to assert any rights of set-off, retention rights, liens or counter-claims.

                                   SECTION 8
                                (MISCELLANEOUS)

(1) This Agreement and all rights and obligations deriving therefrom shall be governed by the laws of the Federal Republic of Germany.

(2) Any action or other legal proceedings (the "PROCEEDINGS") arising under or in connection with this Agreement shall be brought in the District Court (LANDGERICHT) in Munich, Federal Republic of Germany.

(3) Should any provision of this Agreement be or become void in whole or in part, the other provisions shall remain in force. The void provision shall be deemed substituted by a valid provision which accomplishes as far as legally possible the economic purpose of the void provision.

(4) The German version of this Loan Agreement shall be the only legally binding version. The English translation is for convenience only.

February 1, 2002

Infineon Technologies Holding B.V.

____________________________

Infineon Technologies AG

____________________________

                              ASSIGNMENT AGREEMENT

(1) Infineon Technologies Holding B.V., Rotterdam (the "ISSUER"), pursuant to a loan agreement dated February 1, 2002 (the "LOAN AGREEMENT"), between the Issuer as lender and Infineon Technologies AG, Munich ("INFINEON TECHNOLOGIES AG"), as borrower, has disbursed to Infineon Technologies AG the proceeds from the sale of the Notes in an amount of E1,000,000,000 by way of loan (the "LOAN"). The due dates for payments under the Loan correspond to the due dates for payments under the Notes; in the event of an early redemption of Notes the Loan is likewise subject to early repayment in an amount equal to the respective Appertaining Claims (subparagraph (2)); finally, the amount of the Loan will be reduced in an amount equal to the Appertaining Claim (subparagraph (2)) if the Conversion Right is validly exercised by delivering Notes pursuant to Section 8(2) of the Terms and Conditions of the Notes (the "CONDITIONS").

(2) The Issuer hereby assigns the claims against Infineon Technologies AG for payment of principal under the Loan Agreement in an amount equal to the aggregate Appertaining Claims to JPMorgan Chase Bank acting on account of the Noteholders (which expression shall, for the purposes of this Agreement, include any Noteholders under any additional Notes issued by the Issuer under Section 20 of the Conditions) for purposes of securing the claims for payment of principal of the Notes. Upon such transfer, a partial amount of the Loan (each, an "APPERTAINING CLAIM") will be attributable to each Note, such partial amount being determined in accordance with the following formula:

    Appertaining      Principal Amount of the Loan
    Claim         =       Number of Notes


    In respect of each Note, such transfer for security purposes will be subject to the conditions subsequent (AUFLOSENDE BEDINGUNG) of the redemption of the Note with Appertaining Claim without exercise of the Conversion Right or the cash payment in lieu of delivery of Shares pursuant to Section 10 of the Conditions to the extent the Issuer decides not to deliver in the form of Shares. JPMorgan Chase Bank shall be authorized to accept the transfer on account of the Noteholders. The declarations of the transfer and its acceptance need not be published.

(3) JPMorgan Chase Bank hereby accepts the assignment pursuant to subsection
    (2).

(4) The Appertaining Claim related to each Note is undetachable from the relevant Note. Any transfer of a Note results in the transfer of the Appertaining

Claim without any explicit declaration of transfer being required. Any separate disposal, in particular any separate assignment, pledge or other encumbrance of the Appertaining Claim shall be void. In the event of the exercise of the Conversion Right by delivering Notes the Appertaining Claim shall pass to Infineon Technologies AG and expire therewith.

(5) Unless otherwise defined herein, terms used herein and defined in the Loan Agreement or the Conditions shall in this Assignment Agreement have the meaning attributed to them in the Loan Agreement or the Conditions, as the case may be.

(6) JPMorgan Chase Bank undertakes to hold the original of this Agreement in custody until the obligations under the Notes and this Assignment Agreement are discharged.

(7) The rights and obligations under this Assignment Agreement shall be governed exclusively by the laws of the Federal Republic of Germany. Place of performance and place of jurisdiction shall be Munich, Federal Republic of Germany.

(8) The German version of this Assignment Agreement shall be the only legally binding version. The English translation is for convenience only.

February 1, 2002

Infineon Technologies Holding B.V.

____________________________

Infineon Technologies AG

____________________________

JPMorgan Chase Bank

____________________________

                       INFINEON TECHNOLOGIES HOLDING B.V.

INCORPORATION, CORPORATE SEAT, DURATION AND OBJECTIVES

    Infineon Technologies Holding B.V. ("Infineon B.V." or the "Issuer") is a private limited liability company (BESLOTEN VENNOOTSCHAP) incorporated under the laws of The Netherlands on March 23, 1999. The Issuer's corporate name is "Infineon Technologies Holding B.V.", and it is registered in the Commercial Register of the Chamber of Commerce and Industries for Rotterdam under no. 27178800.

    The Issuer's statutory seat is Rotterdam, and its registered address is at Westblaak 32, 3012 KM Rotterdam, The Netherlands.

    The duration of the Issuer is indefinite.

    Infineon B.V.'s objectives, as contained in its Articles of Association, are: (a) to directly and indirectly perform business activities regarding research, development, production, sale and distribution of, including, without limitation, to act as commercial agent, in respect of (i) electronical and electro-mechanical parts, products, equipment and systems, and (ii) computer software, including the direct and indirect performance of related and other commercial business activities; (b) to supervise and/or manage, to finance and to render services to companies, businesses and enterprises; (c) to borrow and lend funds, to render guarantees, and to grant securities for the obligations of third parties; (d) to obtain, invest in, own, alienate, encumber, to rent or lease and to sell registered property, participations and interests in other companies, businesses and enterprises, as well as to engage in commercial, financial and industrial activities; (e) to acquire and exploit royalties arising from the sale or waiver of the right to use installations or rights on intellectual and/or industrial processes.

    The above-mentioned objectives shall be performed in the widest sense of the word.

SHARE CAPITAL

    The authorised share capital of the Issuer is E5,000,000, divided into 5,000 ordinary registered shares with a nominal value E1,000 each. The issued and fully paid share capital of the Issuer amounts to E1,002,000 consisting of 1,002 shares. Shares may be transferred only after approval to do so has been obtained from the general meeting of shareholders. Each shareholder has non-transferable preemptive rights to newly issued shares in proportion to his total amount of shares. Each share carries one vote.

    Infineon Technologies AG holds 100% of the issued shares of the Issuer.

PRINCIPAL ACTIVITIES

    The principal activities of Infineon B.V. are to act as a holding company for most of the non-German subsidiaries of the Infineon Technologies group, which comprises Infineon Technologies AG together with its subsidiaries, and to perform all activities associated therewith.

PRINCIPAL SUBSIDIARIES

    The following table shows information relating to those subsidiaries of the Issuer that either had a book value representing at least 10% of the capital and reserves of the Issuer on a non-consolidated basis at September 30, 2001, or accounted for at least 10% of the net profit of the Issuer on a non-consolidated basis for the year ended September 30, 2001:

CORPORATE NAME,                                 FIELD OF        PROPORTION OF       ISSUED
REGISTERED OFFICE                               ACTIVITY        CAPITAL HELD      CAPITAL(1)
-----------------                           -----------------   -------------   ---------------
                                                                   (IN %)       (E IN MILLIONS)
Infineon Technologies Asia Pacific Pte.
  Ltd., Singapore.........................  Production, Sales        100             60,039

Infineon Technologies Austria AG, Villach,
  Austria.................................         Production        100             17,228

Infineon Technologies (Malaysia) Sdn.
  Bhd., Malacca, Malaysia.................         Production        100              1,715

Infineon Technologies Richmond LP,
  Wilmington DE, USA......................         Production        100                  0

------------------------------

(1) According to generally accepted accounting principles in the country of incorporation.

CAPITALIZATION

    The following table shows the capitalization of the Issuer as of September 30, 2001:

                                                               SEPTEMBER 30,
                                                                    2001
                                                              ----------------
                                                              (E IN THOUSANDS)
Share capital issued and fully paid up......................            1,002
Share premium reserve ("agio")..............................        3,619,282
Other reserves..............................................          231,283
                                                              ---------------
Total.......................................................        3,851,567
                                                              ===============

    Save as disclosed in the section entitled "General Information -- Material Adverse Change", there has been no material change in the capitalization of the Issuer since September 30, 2001.

MANAGEMENT

    The current members of the management board of the Issuer are:

NAME                                                              FUNCTION
----                                                          -----------------
Pieter de Lange.............................................  Managing Director
Robert Hawliczek............................................  Managing Director

    The business address of the members of the management board is Westblaak 32, 3012 KM Rotterdam, The Netherlands.

FINANCIAL YEAR

    The financial year of the Issuer runs from October 1 to September 30 of the next year.

AUDITORS

    The auditors for the Issuer are KPMG Accountants N.V., K.P. van der Mandelelaan 41, 3062 MB Rotterdam, The Netherlands.

                       INFINEON TECHNOLOGIES HOLDING B.V.

                                 BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                              ---------------------------------
                                                                   2001              2000
                                                              ---------------   ---------------
                                                                      (E IN THOUSANDS)
ASSETS
FIXED ASSETS
Tangible fixed assets.......................................              376               194
Financial fixed assets......................................        2,438,096         2,439,767
                                                              ---------------   ---------------
                                                                    2,438,472         2,439,961

CURRENT ASSETS
Group companies.............................................        1,547,908         1,059,884
Marketable securities.......................................           57,106           452,699
Liquid resources............................................          680,614           153,773
Interest receivable.........................................            7,561            14,085
Other receivables...........................................           10,379                68
                                                              ---------------   ---------------
TOTAL ASSETS................................................        4,742,040         4,120,470
                                                              ===============   ===============

LIABILITIES AND EQUITY
SHAREHOLDERS' EQUITY
Share capital issued and fully paid up......................            1,002             1,001
Share premium reserve ("agio")..............................        3,619,282         3,579,111
Other reserves..............................................          231,283            88,178
                                                              ---------------   ---------------
                                                                    3,851,567         3,668,290

PROVISIONS..................................................            6,992             6,805

CURRENT LIABILITIES
Group companies.............................................          855,722           382,827
Interest payable............................................              820            11,156
Other payables..............................................           26,939            51,392
                                                              ---------------   ---------------
TOTAL LIABILITIES AND EQUITY................................        4,742,040         4,120,470
                                                              ===============   ===============

                       INFINEON TECHNOLOGIES HOLDING B.V.

                              STATEMENTS OF INCOME

                                                                       YEARS ENDED
                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                  2001             2000
                                                              -------------   --------------
                                                                     (E IN THOUSANDS)
FINANCIAL INCOME AND EXPENSES
Result from financial fixed assets..........................         95,686           43,006
Result from marketable securities...........................            837            1,611
Interest revenues...........................................        107,302           91,624
Interest expenses and related costs.........................        (31,748)         (23,095)
Result from currency differences............................         (2,932)           7,271
                                                              -------------   --------------
                                                                    169,145          120,417
Other operating expenses....................................         (1,607)          (2,141)
                                                              -------------   --------------

NET OPERATING RESULT BEFORE CORPORATION TAX.................        167,538          118,276
Corporation tax.............................................        (24,433)         (26,768)
                                                              -------------   --------------
Net result after corporation tax............................        143,105           91,508
                                                              =============   ==============

                            INFINEON TECHNOLOGIES AG

    UNLESS OTHERWISE INDICATED IN THIS SECTION: (i) REFERENCES TO "OUR COMPANY" OR "THE COMPANY" ARE TO INFINEON TECHNOLOGIES AG; (ii) REFERENCES TO "WE", "US" OR "INFINEON TECHNOLOGIES" ARE TO INFINEON TECHNOLOGIES AG AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, TO ITS SUBSIDIARIES AND ITS PREDECESSOR, THE FORMER SEMICONDUCTOR GROUP OF SIEMENS, (iii) REFERENCES TO "SIEMENS" ARE TO SIEMENS AG, A GERMAN COMPANY, AND (iv) REFERENCES TO THE "SIEMENS GROUP" ARE TO SIEMENS AND SIEMENS' SUBSIDIARIES.

INCORPORATION, CORPORATE SEAT, DURATION AND OBJECTIVES

    Infineon Technologies AG is a stock corporation (AKTIENGESELLSCHAFT) incorporated under the laws of Germany. It was founded on March 30, 1999, and entered into the Commercial Register of Munich, Germany, on July 14, 1999, under the number HRB 126492. Its corporate name is "Infineon Technologies AG".

    The registered seat and head office of Infineon Technologies AG is located at St.-Martin-Strasse 53, D-81669 Munich, Germany.

    The duration of Infineon Technologies AG is indefinite.

    The objectives of Infineon Technologies AG, described in Section 2 of the Articles of Association, are direct or indirect activity in the field of research, development, manufacture and marketing of electronic components, electronic systems and software, as well as the performance of related services. Infineon Technologies AG is authorized to undertake all activities and measures that directly or indirectly seem conducive to the achievement of this corporate purpose.

    Infineon Technologies AG is the parent company of the Infineon group and carries out the management and corporate functions of the group.

FINANCIAL YEAR

    Infineon Technologies AG's financial year runs from October 1 to September 30 of the next year.

BUSINESS

    Infineon Technologies designs, develops, manufactures and markets a broad range of semiconductors and complete system solutions targeted at selected industries. Our products serve applications in the wireless and wireline communications, automotive, industrial, computer, security and chip card markets. Our product portfolio consists of both memory and logic products and includes digital, mixed-signal and analog integrated circuits, or ICs, as well as discrete semiconductor products and system solutions. We are the successor to the Siemens Semiconductor Group and have actively participated in the semiconductor industry since 1952.

    We are organized into five main segments, four of which are application-focused -- Wireless Solutions, Wireline Communications, Automotive & Industrial and Security & Chip Card ICs; and one of which is product-focused -- Memory Products.

    Our Wireless Solutions segment designs, develops, manufactures and markets semiconductors and complete system solutions for a range of wireless applications, including cellular telephone systems, short range wireless systems (such as cordless telephone systems and Bluetooth radios) and devices used in connection with the global positioning system. Our principal products in the wireless communications market include standard and customized radio-frequency products and baseband ICs.

    Our Wireline Communications segment designs, develops, manufactures and markets semiconductors and fiber optic components for the communications Access, Wide Area Network ("WAN") and Metropolitan Area Network ("MAN") sectors of the wireline communications market.

    Our Automotive & Industrial segment develops, manufactures and markets semiconductors and complete systems solutions for use in automotive and industrial applications. Automotive applications have typically accounted for approximately 60% of the segment's net sales, with the balance represented by industrial applications.

    Our Memory Products segment develops, manufactures and markets semiconductor memory products with various packaging and configuration options and performance characteristics for use in standard and embedded memory applications.

    Our Security & Chip Card ICs segment develops, manufactures and markets security controllers, security memories and other semiconductor and systems solutions for use in applications requiring special security features.

    Intellectual property rights in various Infineon Technologies products include patents, copyrights, trade secrets, trademarks, utility models, design patents and maskwork rights. Our patents primarily relate to IC design and process technologies. We believe that our intellectual property is a valuable asset and intend to protect our investment in technology.

    We understand that in December 2001, Siemens transferred 200,000,000 of our company's shares into a trust and relinquished its voting rights with respect to such shares while they are held by the trust. See "-- Principal Shareholders" for a further description of the trust arrangements. Following such transfer, Siemens no longer owns or controls the voting rights over at least 50% of our company's shares. As a result, we are no longer deemed to be a Siemens subsidiary under certain patent cross-license agreements between Siemens and other manufacturers of semiconductors and consequently have lost important rights to utilize patents owned by those other manufacturers and other third parties. In addition, we lost our right to utilize certain Siemens patents under a patent cross-license agreement with Siemens when we ceased to be a Siemens subsidiary. We may now use the Siemens patents licensed to us under that agreement only to the extent and in the manner that we were using those patents in our business on the date we ceased to be a Siemens subsidiary. We have also lost the restricted right that we had under our cross-license agreement with Siemens to cross-license the Siemens patents to third parties. We could incur substantial costs to license patents or other necessary technology to which we previously had access as a Siemens subsidiary, and we may be unable to obtain access to third parties' patent portfolios at all.

    The Siemens Group is our largest customer. Our sales to the Siemens Group comprise both direct sales and sales for resale to third parties. Our total net sales to the Siemens Group as a customer amounted to 14% of our consolidated net sales in the 2001 financial year.

SELECTED CONSOLIDATED FINANCIAL DATA

    THE FOLLOWING SELECTED CONSOLIDATED FINANCIAL DATA SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE OPERATING AND FINANCIAL REVIEW BOTH OF WHICH APPEAR ELSEWHERE IN THIS OFFERING CIRCULAR.

    We have derived the selected consolidated statement of operations data for the 2000 and 2001 financial years and the selected consolidated balance sheet data at September 30, 2000, and 2001, from our consolidated financial statements, which have been prepared in accordance with U.S. GAAP and audited by KPMG Deutsche Treuhand-Gesellschaft AG, independent accountants. We have derived the amounts shown as of and for the three months ended December 31, 2000, and 2001, from our unaudited condensed consolidated financial statements.

                                                                   AS OF AND FOR                         AS OF AND FOR
                                                                  FINANCIAL YEAR                           THE THREE
                                                                       ENDED                             MONTHS ENDED
                                                                 SEPTEMBER 30,(1)                       DECEMBER 31,(1)
                                                        -----------------------------------   -----------------------------------
                                                              2000               2001               2000               2001
                                                        ----------------   ----------------   ----------------   ----------------
                                                                                                          (unaudited)
                                                                         (E IN MILLIONS, EXCEPT PER SHARE DATA)
SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA
Net sales.............................................             7,283              5,671              1,658              1,034
Cost of goods sold....................................            (4,110)            (4,904)            (1,003)            (1,132)
                                                        ----------------   ----------------   ----------------   ----------------
Gross profit (loss)...................................             3,172                767                655                (98)
Research and development expenses.....................            (1,025)            (1,189)              (257)              (267)
Selling, general and administrative expenses..........              (670)              (786)              (187)              (164)
Restructuring charge(2)...............................                --               (117)                --                (13)
Other operating income, net...........................                 2                199                200                 33
                                                        ----------------   ----------------   ----------------   ----------------
Operating income (loss)...............................             1,479             (1,125)               411               (509)
Interest income (expense), net, including subsidies...                75                 (1)                 9                 (2)
Equity in earnings (losses) of associated companies...               101                 25                 30                (32)
Gain on associated company share issuance(3)..........                53                 11                 --                 --
Other income (expense), net...........................                36                 65                  5                (23)
Minority interests....................................                (6)                 5                 --                  1
                                                        ----------------   ----------------   ----------------   ----------------
Income (loss) before income taxes.....................             1,738             (1,019)               455               (565)
Income tax (expense) benefit..........................              (612)               429               (175)               234
                                                        ----------------   ----------------   ----------------   ----------------
Net income (loss).....................................             1,126               (591)               280               (331)
                                                        ================   ================   ================   ================
Basic and diluted earnings (loss) per share(4)........              1.83              (0.92)              0.45              (0.48)
Dividends declared per share..........................              0.65                 --                 --                 --

SELECTED CONSOLIDATED BALANCE SHEET DATA
Cash and cash equivalents.............................               511                757                                   962
Working capital (deficit), excluding cash and cash
  equivalents.........................................               870                (85)                                 (427)
Total assets..........................................             8,853              9,743                                 9,922
Short-term debt, including current portion of
  long-term debt......................................               138                119                                   138
Long-term debt, excluding current portion.............               128                249                                   705
Shareholders' equity..................................             5,806              6,900                                 6,559

SELECTED CONSOLIDATED CASH FLOW DATA
Net cash (used in) investing activities...............            (2,327)            (1,813)              (131)              (194)
Net cash provided by (used in) operating activities...             2,080                211                  6               (115)
Depreciation and amortization expenses................              (834)            (1,122)               243                337

------------------------------

(1) Columns may not add due to rounding.

(2) In 2001, this charge relates to the implementation of our Impact cost reduction program.

(3) In both 2000 and 2001, ProMOS shareholders approved the distribution of employee bonuses in the form of shares. As a result of this distribution, our interest was diluted, while our proportional share of ProMOS shareholders' equity increased by E53 million and E11 million, respectively, which increases are reflected as non-operating income.

(4) For the 2000 financial year, the weighted average number of our company's shares outstanding was 613,862,876 or 615,121,186 on a fully diluted basis. For the 2001 financial year, the weighted average number of our company's shares outstanding was 640,566,801 on both a basic and fully diluted basis. For the three months ended December 31, 2000, and December 31, 2001, the weighted average number of our company's shares outstanding were 626,167,304 and 692,382,575, respectively, on both a basic and fully diluted basis.

OPERATING AND FINANCIAL REVIEW

    THIS DISCUSSION OF OUR CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS OFFERING CIRCULAR.

    THIS OPERATING AND FINANCIAL REVIEW CONTAINS FORWARD-LOOKING STATEMENTS. STATEMENTS THAT ARE NOT STATEMENTS OF HISTORICAL FACTS, INCLUDING EXPRESSIONS OF OUR BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING IN NATURE AND ARE BASED ON CURRENT PLANS, ESTIMATES AND PROJECTIONS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE, AND WE UNDERTAKE NO OBLIGATION TO UPDATE ANY OF THEM IN LIGHT OF NEW INFORMATION OR FUTURE EVENTS. FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENT.

FIRST QUARTER OF 2002 FINANCIAL YEAR COMPARED WITH FIRST QUARTER OF 2001 FINANCIAL YEAR

    SIGNIFICANT DEVELOPMENTS

    - First quarter 2002 revenues were E1.03 billion -- down 5% from the previous quarter and down 38% from the first quarter of financial year 2001 -- due to continued difficult market environment, especially in wireline communications

    - Quarterly net loss of E331 million -- improved from the previous quarter from a net loss of E523 million but down from net income of E280 million from the first quarter of financial year 2001 -- mainly due to continued price pressure

    - First positive signs in the markets for memory products and mobile communications

    NET SALES

    Infineon Technologies ended the first quarter of financial year 2002 on December 31, 2001, with revenues of E1.03 billion, a decrease of 5% from the previous quarter and a decrease of 38% from the first quarter of financial year 2001. Our net loss after tax amounted to E331 million, a sequential improvement from a loss of E523 million in the previous quarter but down from net income of E280 million from the first quarter of financial year 2001. Loss per share for the first quarter was E0.48 compared with a loss per share of E0.76 in the previous quarter and with earnings per share of E0.45 in the first quarter of the last fiscal year.

    Revenues decreased primarily as a result of a continued difficult market environment for the semiconductor industry, in particular for wireline communications and chip card ICs. However, the quarter also saw the first positive signs in demand for mobile communication products and pricing for memory products, as well as relatively stable demand in chips for automotive and industrial applications.

    Revenues outside Europe constituted 49% of total revenues, almost maintaining the same percentage of revenues from the previous quarter. As of December 31, 2001, we had approximately 30,700 employees worldwide, with research and development staff accounting for approximately 5,300 of this total.

    The net sales of our segments during the first quarter of financial year 2002 compared with the first quarter of the 2001 financial year were as follows:

    The Wireline Communications segment's net sales declined to E83 million in the first quarter, down 41% from the previous quarter and down 60% year-on-year. The revenue decline reflects the strong deterioration of demand in the traditional telecom infrastructure business (ISDN and analog linecards), particularly in Asia, as well as continued weakness in fiber optics.

    The Wireless Solutions segment's first quarter net sales increased to E206 million, up 15% sequentially mainly reflecting a moderate increase in demand for mobile handsets, as well as increasing sales volume for Bluetooth chipsets, but down 41% compared with first quarter of last year.

    In the Security & Chip Card ICs segment, first quarter net sales totaled E82 million, a decline of 18% from the previous quarter and a decrease of 47% year-on-year. The decrease in net sales was driven mainly by lower sales volumes for security controllers used in SIM cards for mobile phones and ongoing inventory reductions at customers.

    The Automotive & Industrial segment's first quarter net sales totaled E274 million, down sequentially by 3% but up 4% from the first quarter of last year based on the continued strong performance of the segment's automotive and industrial power business, as well as increasing market share for power management and supply solutions.

    The Memory Products segment's first quarter net sales reached E285 million, an increase of 18% sequentially based on continued strong demand for memory products but a decrease of 43% from the first quarter of last year.

    In the Other Operating segment, first quarter net sales were E94 million, down 27% sequentially and 40% year-on-year.

    RESEARCH AND DEVELOPMENT (R&D) EXPENSES

    R&D expenses in the first quarter totaled E267 million or 26% of total revenues, down from E344 million or 32% of total revenues in the previous quarter and up from E257 million or 16% of total revenues year-on-year. In absolute terms, R&D expenses were down 22% from the previous quarter of this year and up 4% year-on-year. The previous quarter R&D expenditures included E57 million of in-process R&D in connection with the acquisition of Catamaran Communications.

    SELLING, GENERAL AND ADMINISTRATIVE (SG&A) EXPENSES

    SG&A expenses in the first quarter totaled E164 million or 16% of total revenues, down from E175 million (16% of total revenues) in the previous quarter and down from E187 million (11% of total revenues) in the first quarter of last year. The decrease in SG&A expenses is the result of the implementation of our overall cost saving measures.

    EARNINGS BEFORE INTEREST AND TAXES (EBIT)

    EBIT amounted to a loss of E564 million, an improvement upon a loss of E882 million in the previous quarter but down from earnings of E446 million in the first quarter of financial year 2001. Earnings were negatively affected by further price erosion, especially for memory products through mid-November 2001 and increasing pricing pressure for chip card ICs. The previous quarter's loss included one-time charges of E307 million in connection with inventory write-downs, acquisition related expenses, restructuring and impairment charges, as well as net gains from the sale of non-core businesses.

    FINANCING ARRANGEMENTS

    The Company has established independent financing arrangements with several financial institutions, in the form of both short and long term credit facilities, which are available for anticipated funding purposes. These facilities (which include the amended revolving credit facility of E622 million and syndicated credit facility of E450 million) aggregate E2,222 million, of which E1,379 million was available at December 31, 2001, and are comprised of four components: The first component represents short term facilities, which are subject to firm commitments by financial institutions, for working capital, guarantees and cash pooling purposes, aggregate E817 million, of which E685 million was available at December 31, 2001. The second component represents additional short term facilities, which are not subject to firm commitments by financial institutions, for working capital purposes, aggregate E383 million, of which E383 million was available at December 31, 2001. The third component represents long term facilities, with a maturity date of at least one year, which are subject to firm commitments by financial institutions, for working capital and project finance purposes, aggregate E311 million, of which E311 million was available at December 31, 2001. The fourth component represents long-term facilities, with a maturity date of at least one year, which are subject to firm commitments by financial institutions for project finance purposes, aggregate E711 million including current maturities, which was fully drawn at December 31, 2001.

    On December 11, 2001, the Company concluded a E450 million syndicated credit facility relating to the expansion of the Dresden manufacturing facility. The credit facility is supported by a partial guarantee of the Federal Republic of Germany and another governmental entity. The proceeds of the credit facility are to be utilized to fund advances previously made by the Company to construct a new 300mm manufacturing facility at Dresden. The credit facility contains specified financial covenants, provides for annual payments of interest and matures on September 30, 2005.

    On December 20, 2001, the Company entered into an amendment to its revolving credit facility with a syndicate of financial institutions. As amended, the total amount of the facility is E622 million, which is divided into two equal tranches. The first tranche of E311 million expires in November 2002. The second tranche of E311 million expires in March 2004. Additionally, the amendment provides for revised financial covenants. At December 31, 2001, there were no amounts outstanding under this facility. The Company is further negotiating with other financial institutions to participate in the syndicated facility to increase the total amount of the facility.

    On December 21, 2001, our ALTIS joint venture refinanced its bridge loan in part by executing a E110 million revolving loan with a syndicate of financial institutions. The loan is not guaranteed by the shareholders of ALTIS, Infineon and IBM. In connection with this refinancing, Infineon and IBM each extended a E75 million term loan to ALTIS, which is subordinated to the syndicated revolving loan.

    The Company's net cash position -- meaning cash and cash equivalents, plus marketable securities and restricted cash, less total debt -- was E302 million at December 31, 2001.

    OUTLOOK FOR 2002

    The market outlook in the next six months still remains uncertain and will be impacted by the extent and length of the slowdown of the world economy, particularly in Europe and the United States. However, there are first positive signs of increasing demand in certain segments but as yet no clear signals for a sustainable overall market recovery. We expect a continuation of the competitive market environment with strong pricing pressure in most of the company's business segments during the coming months. As a result, the company expects to continue to incur operating losses in the near future.

    Aggressive pricing behavior by leading DRAM manufacturers in 2001 has led to a consolidation process in the market for memory products. However, towards the end of the first quarter, we experienced a reversal of the negative trend in DRAM pricing. The lowest average selling prices were recorded in November 2001. Since then, the prices for memory products have recovered significantly but still remain below fully loaded costs. With increasing bit-demand having started in the last quarter, we expect a further normalization of inventory levels and increasing prices. Necessary prerequisites for any midterm improvement of prices are further consolidation among DRAM producers or improved customer demand within the PC and infrastructure segments.

    Following the weakness of the mobile handsets market in 2001, Infineon Technologies is seeing the first signs of a moderate recovery in demand for mobile phones supported by the introduction of the next GSM/GPRS generation for mobile phones in the first half of 2002, as well as a stronger replacement business. We also expect increasing revenues as products for the Bluetooth market gain greater acceptance.

    Our Security & Chip Card IC segment expects a moderately increasing demand based on the recovery of the mobile handset market, stronger demand for advanced security solutions and stabilizing inventory levels at customers. However, in the long term, we believe that the markets for contactless security applications and biometric solutions will have significant growth potential.

    Reduced investments in the market for telecom infrastructure will continue to negatively impact our Wireline Communications business during the first half of 2002. Due to the ongoing economic slowdown, our Automotive & Industrial segment expects slower growth in demand combined with stronger pricing pressure in the automobile market, particularly in Germany and elsewhere in Europe.

2001 FINANCIAL YEAR COMPARED WITH 2000 FINANCIAL YEAR

    SIGNIFICANT DEVELOPMENTS

    - Severe market collapse in semiconductor industry and weak economic situation worldwide

    - Dramatic decrease in prices for memory products

    - Substantially reduced demand for wireless communications products due to difficult market conditions

    - Significant revenue declines in the second half of our 2001 financial year resulting in operating losses in all operating segments except for Automotive & Industrial

    - Continuing growth in our Automotive & Industrial segment

    - Measures to reduce costs by more than E1 billion being implemented

    - Continued investment in Research & Development and in ramping up the production of semiconductors using 300-millimeter technology

    - Further portfolio optimization through strategic investments and the disposal of non-core assets

    - Successful equity offering of E1.5 billion despite difficult capital market environment

    NET SALES

    Net sales decreased by 22% to E5,671 million for the 2001 financial year from E7,283 million for the 2000 financial year. Our net loss after tax amounted to E591 million in the 2001 financial year, compared to net income in the prior year of E1,126 million. In financial year 2001, we suffered a loss per share of E0.92, compared to earnings of E1.83 per share in our 2000 financial year.

    The decrease in net sales was primarily due to significantly lower net sales in our Memory Products segment. Memory Products represented 28% of total net sales for the 2001 financial year, a decline from 48% in the prior year mainly due to the dramatic price erosion of memory ICs. With the exception of the Automotive & Industrial segment, all business segments experienced significant declines in revenues and earnings during the second half of financial year 2001 due to price erosion and order cancellations. On a constant currency basis, net sales in the 2001 financial year would have been approximately E5,490 million.

    On a regional basis, sales in Europe represented 53% of total sales in the 2001 financial year, compared to 45% in the prior year, reflecting mainly increased sales of non-memory products in Germany. We recorded 47% of our sales in financial year 2001 outside Europe, compared to 55% in the prior year, which was mainly due to lower sales of memory products in the United States and Asia/Pacific regions.

    Only one customer, the Siemens Group, accounted for more than 5% of our net sales in each of the financial years 2001 and 2000. Sales to the Siemens Group comprise both direct sales to the Siemens Group, which accounted for 14% and 10% of net sales in the two years, respectively, and sales made for resale to third parties, which accounted for 2% and 4% of net sales in the two years, respectively. Sales to the Siemens Group are made primarily by our Wireless Solutions and Wireline Communications segments.

    The net sales of our different segments during the 2001 financial year compared with the prior year were as follows:

    Net sales in the Wireless Solutions segment decreased 18% compared to financial year 2000. All major product areas, including baseband and high-frequency ICs, as well as discrete high-frequency ICs, were impacted. Our Wireless Solutions segment was impacted by the weakness in the mobile handset market, which was primarily attributable to the high inventory levels of key customers, order cancellations, and decreasing prices. A delay in the market ramp-up for new transmission standards like GPRS and Bluetooth also had a negative impact on our Wireless Solutions segment. The weakness in customer order levels continued in the fourth quarter, but did not deteriorate beyond the level seen in the third quarter.

    Net sales of the Wireline Communications segment grew by 16%. This growth reflects higher sales for traditional telecom products (ISDN and analog technology) and fiber optic products, as well as the ramp-up of high-speed access products (VDSL/10BaseS). In emerging markets like China, Brazil and India, volumes for traditional voice application products increased significantly. While overall sales of the Wireline Communications segment increased compared to the prior year, the segment experienced declining net sales during both the third and fourth quarters due to order cancellations and price pressures.

    Net sales of the Automotive & Industrial segment grew by 25%. This growth was mainly due to higher demand for electronic solutions for the automotive industry, such as automotive power and smart power, especially in Germany. Strong demand for industrial and high-power semiconductors also contributed to this increase. The rate of growth in the net sales of the Automotive & Industrial segment was affected by general economic conditions in the second half of the 2001 financial year, in particular the fourth quarter, which experienced only single digit growth over the comparable period in 2000.

    Net sales of the Memory Products segment declined by 54%, while the overall megabit volume increased substantially during financial year 2001. The decrease in net sales was due principally to significantly lower DRAM prices, reflecting adverse market conditions compared with the prior year. The price of memory ICs declined steadily throughout the year to levels that at financial year end were in some cases only 10% of the price at the beginning of the financial year. Price declines were experienced in both 128-Mbit and 256-Mbit chips, with the price differential between the chips decreasing substantially throughout the year. Also contributing to the decline in net sales were delays in our development of a new hard disk drive controller IC. These negative impacts were only partially offset by volume increases that were driven by improved manufacturing efficiency, conversion to smaller die-sizes for existing products and a shift in our product mix towards higher density products.

    Net sales of our Security & Chip Card ICs segment grew by 57%. This increase was mainly driven by higher sales of GSM-components compared with the prior period. The Security & Chip Card ICs business was impacted in the second half of the 2001 financial year by order cancellations from mobile handset customers, because a substantial portion of the business is dependent upon the mobile handset sector. As a result, net sales declined substantially in the fourth quarter.

    Net sales of our Other Operating segment in the 2001 financial year, reflecting mainly our sales of Opto products, were relatively consistent compared to the prior year. Our sales of Opto products are expected to continue under the same terms and conditions that existed prior to the divestiture of our interest in the Opto joint venture with Osram.

    COST OF GOODS SOLD

    Cost of goods sold increased by 19% to E4,904 million for the 2001 financial year from E4,110 million for the 2000 financial year. As a percentage of net sales, cost of goods sold increased from 56% in financial year 2000 to 86% in financial year 2001. The increase in cost of goods sold relative to sales in the 2001 financial year is primarily due to decreased DRAM selling prices coupled with a substantially higher level of megabit volume, as well as write-downs of inventory of approximately E358 million and the cost of operating facilities with excess capacity.

    The increase in the cost of goods sold as a percentage of net sales also reflects:

    - a substantial relative increase in the cost of goods sold of the Wireless Solutions segment primarily due to the costs of operating facilities with excess capacity, sales price erosion due to market conditions and the write-down of inventory.

    - a relative increase of cost of goods sold for the Wireline Communications segment due to substantial declines in volumes in the second half of the 2001 financial year, the costs of operating facilities with excess capacity, inventory write-downs, and lower sales of high-margin products compared to the prior period. These negative effects could not be fully offset by increased sales volumes during the first half of the year.

    - relatively constant cost of goods sold in the Automotive & Industrial segment. The costs for transitioning our production processes to 8-inch wafers have been partially offset by the reduction of die-sizes and focus on high-margin products, as well as significantly higher sales volumes.

    - a substantial relative increase in the cost of goods sold in the Memory Products segment. Positive effects of higher sales volumes compared to the previous year and the full conversion of production to 0.17 micron technology have been more than offset by the deterioration of prices for memory products, as well as the costs of inventory write-downs.

    - a relative increase in cost of goods sold in our Security & Chip Card ICs segment due to the write-down of inventory, costs for excess capacity and increased price pressure for chip card ICs towards the end of the financial year, which were partially offset by the effects of increased sales volumes.

    We report as cost of goods sold the cost of inventory purchased from our ProMOS joint venture fabrication facility and from ALTIS Semiconductor, our joint venture with IBM. Our purchases from these facilities and associated and related companies amounted to E1,040 million in the 2001 financial year and E1,183 million in the 2000 financial year.

    Depreciation and amortization expense was E1,122 million in the 2001 financial year and E834 million in the 2000 financial year. This increase reflects our continued investment in state-of-the-art manufacturing facilities and equipment in the latter part of the 2000 financial year and during the 2001 financial year.

    RESEARCH AND DEVELOPMENT (R&D) EXPENSES

    R&D expenses comprise primarily the expenses of R&D-related personnel, licenses, equipment and software, as well as masks and R&D-related semiconductor-specific basic material used in development. R&D expenses increased by 16% to E1,189 million in the 2001 financial year from E1,025 million in the 2000 financial year. R&D expenses also include
E69 million of in-process R&D acquired in connection with businesses purchased during the 2001 financial year.

    The majority of R&D expenses were incurred in connection with product development projects for our key markets. Additional amounts were spent for the development of CPUs for our products and development libraries for basic circuits. As a percentage of net sales, R&D expenses increased from 14% in the financial year 2000 to 21% in the 2001 financial year.

    SELLING, GENERAL AND ADMINISTRATIVE (SG&A) EXPENSES

    SG&A expenses comprise both selling expenses and general administrative expenses. Aggregate SG&A expenses increased by 17% to E786 million during the 2001 financial year compared to E670 million in the prior year. As a percentage of net sales, SG&A expenses increased from 9% in the 2000 financial year to 14% in the 2001 financial year, which mainly reflects the effect of the decline in revenue.

    Selling expenses amounted to E451 million in the 2001 financial year and E387 million in the 2000 financial year, an increase to 8% from 5% of net sales, as our sales infrastructure was expanded, particularly outside Europe, to support anticipated higher levels of future growth. In addition, higher sales activities in areas like high-speed Internet access contributed to the relative increase.

    The balance of SG&A expenses in each year comprises overhead, personnel and advisors' fees and other administrative expenses. General and administrative expenses increased in the 2001 financial year from 4% to 6% of net sales, reflecting a decrease in sales and higher personnel and administrative costs related to various projects, as well as the setup of infrastructure for new business.

    During the 2001 financial year, we renegotiated compensation arrangements with substantially all of the Siemens Group sales organizations. As a result, we now include in selling expenses the sales commissions paid to Siemens Group sales organizations where they assist in making sales directly to third-party end customers. Previously, we had granted them a discount in the price charged for the products. Additionally, we purchased certain sales organizations from Siemens, which now represent us in these respective markets. Higher expenses for marketing, branding campaigns and sponsoring were incurred on a corporate level.

    OTHER OPERATING INCOME, NET

    Other operating income, net, amounted to E199 million in the 2001 financial year, which reflects the one-time gains from the sales of our image & video and infrared components businesses of E202 million and E26 million, respectively, reduced primarily by goodwill amortization of E23 million.

    RESTRUCTURING

    In the quarter ended September 30, 2001, in response to continued weakness in the technology sector worldwide, we approved plans to restructure our organization and reduce costs under a comprehensive program called "Impact". We are implementing changes to streamline our procurement and logistics processes, as well as reduce information technology, research and development, overhead and manufacturing costs. These changes are intended to improve operational efficiencies and improve the entire management of the product procurement and order fulfillment cycles. As of September 30, 2001, we had signed termination agreements for approximately 2,000 positions.

    In connection with the Impact project, we have recorded restructuring charges of E117 million in the fourth quarter of the 2001 financial year. This charge is comprised of E57 million relating to involuntary employee terminations, E43 million relating to the termination of a worldwide information technology project (including previously capitalized expenditures of E27 million) and E16 million of other exit costs

(principally lease terminations and write-offs). We expect to complete the remaining headcount reductions and other exit activities associated with the restructuring by September 30, 2002.

    Additionally, we recognized impairment charges of E14 million in the fourth quarter of the 2001 financial year associated with the acquisition of Ardent. Subsequent to our acquisition of Ardent, the market for internet-based LAN switching products declined significantly and as a result, we terminated a significant number of the Ardent employees, abandoned certain technology acquired and reduced the planned future R&D expenditures for the Ardent business as a whole. As a result of reductions in projected future cash flows, we had independent valuations performed and wrote the remaining intangible assets down to their estimated fair value.

    EARNINGS BEFORE INTEREST AND TAXES (EBIT)

    As a result of the above-mentioned factors, we recorded a loss before interest and taxes of E1,024 million in the 2001 financial year compared to earnings before interest and taxes of E1,670 million in the 2000 financial year. Significant declines in demand and product prices, which continued to decline in many sectors throughout the financial year, have negatively influenced EBIT and sales of all segments, with the exception of Automotive & Industrial.

    We recorded foreign currency transaction gains of E34 million in the 2001 financial year compared with gains of E184 million in the prior year. A large portion of our manufacturing, selling, general and administrative, and research and development expenses are incurred in currencies other than the euro, primarily the U.S. Dollar and Japanese Yen. Fluctuations in the exchange rates of these currencies to the euro affect our costs and profitability.

    EQUITY IN EARNINGS OF ASSOCIATED COMPANIES

    Our equity in the earnings of associated companies is reflected primarily in the results of our Memory Products segment. Equity in the earnings of associated companies decreased to E25 million in the 2001 financial year from E101 million in the 2000 financial year. Our share of earnings of our ProMOS joint venture decreased to E17 million in the 2001 financial year from E81 million in the 2000 financial year, principally as a result of the weakened DRAM market conditions.

    INTEREST EXPENSE, NET

    We recorded interest expense of E1 million in the 2001 financial year compared to interest income of E75 million in the 2000 financial year. Interest expense is reduced by governmental interest subsidies relating to our manufacturing facilities of E0.4 million in the 2001 financial year and E62 million in the 2000 financial year. Interest expense increased due to higher average levels of short-term debt, while interest income decreased due to substantially lower balances of marketable securities compared with the prior year.

    INCOME TAXES

    We recorded an income tax benefit of E429 million in the 2001 financial year compared with income tax expense of E612 million in the 2000 financial year, representing effective income tax rates of 42% and 35%, respectively. The effective tax rate in the 2001 financial year mainly reflects tax-deductible losses in jurisdictions with higher tax rates and the impact of certain asset sales that were not subject to trade tax. The effective tax rate in 2000 is attributable to higher levels of taxable income in jurisdictions with lower tax rates. Additionally, in October 2000, the German government enacted new tax legislation, which, among other changes, will reduce our company's statutory tax rate in Germany from 40% on retained earnings and 30% on distributed earnings to a uniform 25%, effective for our financial year ending September 30, 2002. The impact of the various revisions in the new tax legislation, a benefit of E28 million primarily reflecting the effect of the tax rate reduction on our deferred tax balances, has been accounted for during the 2001 financial year, the year of the enactment of the legislation.

    DIVIDENDS

    We paid a dividend of E407 million (or E0.65 per share) in April 2001 in respect of the 2000 financial year. Payment of this dividend allowed us to take advantage of the differential between German tax rates on undistributed and distributed earnings. We did not declare a dividend in respect of either the 1999 or

2001 financial years and do not expect to declare dividends for the next few years. We intend to retain any future earnings for investment in the development and expansion of our business.

    FINANCIAL POSITION

    Cash provided by operating activities decreased to E211 million from E2,080 million in financial year 2000 mainly reflected the net loss in the 2001 financial year. Significant non-cash items impacting operating activities included an increase in depreciation and amortization totaling E1,122 million in the 2001 financial year compared to E834 million in the 2000 financial year and an increase in deferred taxes, which was mainly attributable to capitalized net operating loss carry-forwards. Significant changes in operating items included a E671 million reduction in accounts receivable, offset by a reduction in accrued expenses of E322 million resulting primarily from our payment of income taxes associated with the 2000 financial year, and an increase in accounts payable primarily associated with the construction of our Dresden facility expansion.

    Investing activities in the 2001 financial year consisted of investments of E2,282 million in property and equipment relating primarily to the extension of the Dresden, Villach and Richmond facilities. Additionally, we made investments of E214 million in associated and related companies. Cash provided by investing activities related to proceeds from our sales of non-core businesses of E346 million and sales of marketable securities of E474 million.

    Net cash provided by financing activities totaled E1,846 million in the 2001 financial year compared to E719 million in the 2000 financial year. Net cash provided by financing activities includes E1,475 million of net proceeds from our secondary public offering in July 2001, E565 million proceeds from the sale of our interest in the Opto joint venture to OSRAM GmbH, a subsidiary of Siemens, and an increase in long term debt of E128 million. Cash used in financing activities primarily related to our payment of a E407 million dividend in April 2001 in respect of our 2000 financial year. Cash and cash equivalents at the end of the year increased to E757 million from E511 million at the end of the 2000 financial year.

    FINANCIAL CONDITION

    As of September 30, 2001, Infineon's total assets amounted to E9,743 million, an increase of 10% (in financial year 2000: E8,853 million).

    Cash and cash equivalents increased to E757 million from E511 million at the end of financial year 2000. The increase reflects principally the use of cash in investing activities, offset by the receipt of the proceeds from our secondary offering and from the divestitures of certain non-core businesses. Inventory increased by 5% to E882 million mainly due to unanticipated shortfalls in sales volume, partially offset by write-downs of E358 million. Third-party and related-party accounts receivable were reduced by 49% to E927 million (in financial year 2000: E1,825 million), principally as a result of collections and reduced sales. Our non-current assets increased by 37% to E6,867 million from E5,018 million at the end of financial year 2000, consisting mainly of fixed assets, long-term investments and deferred income taxes.

    Liabilities decreased by 7% to E2,843 million (in financial year 2000:
E3,046 million). Accounts payable increased by 24% to E1,050 million (in financial year 2000: E849 million), mainly relating to the construction of our Dresden facility expansion. Furthermore, long- and short-term debt increased by E102 million to E368 million. Accrued liabilities declined by 41% to E426 million (in financial year 2000: E719 million), due to the payment of income taxes from financial year 2000.

    Our shareholders' equity increased by 19% to E6,900 million (in financial year 2000: E5,806 million). This reflects primarily the receipt of the net proceeds of approximately E1,475 million from our secondary public offering and the net proceeds of E392 million from the sale of our interest in the Opto joint venture to OSRAM GmbH, reduced by the payment of a dividend of E407 million and a net operating loss of E591 million. At September 30, 2001, shareholders' equity as a percentage of total assets was 71% (at September 30, 2000: 66%).

    The net cash position -- meaning cash and cash equivalents, plus marketable securities and restricted cash, less total financial debt -- was reduced by E306 million to E568 million (at September 30, 2000: E874 million).

    CAPITAL REQUIREMENTS

    We expect to invest approximately E900 million in capital expenditures in the 2002 financial year, mainly to improve productivity and upgrade technology at our existing facilities. Due to the lead times between ordering and delivery of equipment, a substantial amount of capital expenditures typically is committed well in advance. Approximately E650 million of the expected capital expenditures will be made in the Memory Products front-end and back-end processes, including our Dresden facility. We expect to make approximately
E150 million of capital expenditures in our non-memory facilities.

    The construction of our Dresden production site for manufacturing semiconductors using 300mm technology, which we started in the 2000 financial year, is expected to involve capital expenditures of approximately E1.4 billion in total. Furthermore, we intend to convert our 200mm production facility at Dresden to the production of logic ICs. This will require capital expenditures in excess of E500 million through 2004.

    In April 2001, we invested approximately $59 million and will be required to make additional investments of our technology and cash contributions totaling $481 million over the next two years, in exchange for a 30% interest in the UMCi joint venture.

    In October 2000, we acquired Motorola's interest in the Semiconductor300 joint venture and have taken on new investors in the joint venture. Under our agreements with the new investors, each of them has the right to sell its interest in the joint venture to us and we have the right to purchase their interests, beginning in 2003. Upon the exercise of these options, the purchase price we would have to pay would be an amount equal to the capital contributed by these investors, plus interest. At September 30, 2001, this amount would have been approximately E196 million.

    At September 30, 2001, we had approximately E119 million of debt scheduled to become due within one year. We believe we will be in a position to fund these payments through existing cash balances, cash flows from operations, borrowings and the renewal of debt in the ordinary course of business.

    Prior to our formation as a separate legal entity, we received most of our non-operating funding from Siemens. Siemens indicated that it would cease making investments, advances and other funding available to us after October 1, 1999, and we have generally been responsible for establishing our own sources of funding since that date. In April 2001, Siemens made an exception to its policy and extended to us a short-term loan in the amount of E450 million, which we understand was done in connection with the dividend we paid in April 2001. We repaid this loan in September 2001.

    We plan to fund our working capital and capital requirements in part from cash provided by operations, available funds, bank loans, government subsidies and, depending on market conditions, the issuance of debt or additional equity securities. We have also applied for governmental subsidies in connection with certain capital expenditure projects, but can provide no assurance that such subsidies will be granted in a timely fashion or at all. We cannot make any assurances that we will be able to obtain additional financing for our research and development, working capital or investment requirements or that any such financing, if available, will be on terms favorable to us.

    Further to our formation as a separate legal entity, we have agreed to indemnify Siemens against any losses it may suffer under a small number of guarantee and financing arrangements that relate to our business but could not be transferred to us for legal, technical or practical reasons. These arrangements, as of September 30, 2001, represent an aggregate amount of E313 million, principally relating to contingent liabilities for government grants previously received.

    Siemens AG has guaranteed the indebtedness of ProMOS Technologies in the amount of $145 million. Infineon provided Siemens with a backup guarantee. ProMOS is currently taking measures, including the preparation of debt and equity offerings, which are intended to provide funding for its capital expenditures and debt refinancing. The completion of these measures could result in the recognition of income of amounts previously deferred, subject to such guarantee. We cannot, however, make any assurances regarding the outcome of these measures.

CAPITALIZATION

    The following table sets forth, as of December 31, 2001, our actual and as adjusted consolidated capitalization to reflect the sale of the guaranteed subordinated convertible notes we are selling in this offering, after deducting the fees and commissions payable to the Underwriters and our estimated offering expenses.

                                                                   DECEMBER 31, 2001
                                                              ---------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                              ------------   ------------
                                                                    (E IN MILLIONS)
LONG-TERM DEBT, EXCLUDING CURRENT PORTION...................           705          1,687

SHAREHOLDERS' EQUITY
  Ordinary share capital....................................         1,385          1,385
  Additional paid-in capital................................         5,257          5,257
  Retained earnings (deficit)...............................          (136)          (136)
  Accumulated other comprehensive income....................            53             53
                                                              ------------   ------------
  Total shareholders' equity................................         6,559          6,559
                                                              ------------   ------------
Total capitalization........................................         7,264          8,246
                                                              ============   ============

    Save as disclosed in the section entitled "General Information -- Material Adverse Change", there has been no material change in the capitalization of the Guarantor since December 31, 2001.

    Other than the Notes, which are the subject of this Offering Circular, the Company has no outstanding convertible debt securities, exchangeable debt securities or securities with warrants attached.

MANAGEMENT

    SUPERVISORY BOARD

    Our supervisory board consists of 16 members. The shareholders elect eight members at the general shareholders' meeting and the employees elect the remaining eight members. The supervisory board appoints and removes the members of the management board and oversees the management of our company but is not permitted to make management decisions.

    The present members of our supervisory board and their principal occupations are as follows:

SUPERVISORY BOARD MEMBERS

NAME                                                     OTHER BUSINESS ACTIVITIES
---------------------------------------  ----------------------------------------------------------
Dr. Peter Mihatsch*
  CHAIRMAN.............................  Member of the management board of TaurusHolding GmbH
                                         & Co. KG

Alfred Eibl**
  DEPUTY CHAIRMAN......................  Member of the works council Munich
                                         Balan-/St.-Martin-Strasse

Dr. h.c. Martin Kohlhaussen
  DEPUTY CHAIRMAN......................  Chairman of the supervisory board of Commerzbank AG

Ender Beyhan**.........................  Member of the central works council Member of the works council, Munich-Perlach

Johann Dechant**.......................  Member of the works council, Regensburg West

Dr. Joachim Faber......................  Member of the management board of Allianz AG

Heinz Hawreliuk**......................  Head of the company codetermination department of IG
                                         Metall

Dr. Stefan Jentzsch*...................  Member of the management board of Bayerische Hypo- und
                                         Vereinsbank AG

Klaus Luschtinetz**....................  Chairman of the central works council Chairman of the works council, Munich Balan-/St.-Martin-Strasse

Karl-Heinz Midunski*...................  Corporate Vice President and Treasurer of Siemens AG

Univ.-Prof. Dr.-Ing. Ingolf Ruge.......  Professor at the Technical University Munich

Michael Ruth**.........................  Vice President, Business Administration, Wireless
                                         Solutions; representative of senior management

Gerd Schmidt**.........................  Deputy Chairman of the central works council
                                         Chairman of the works council, Regensburg West

Sibylle Wankel**.......................  District secretary of IG Metall, Bavaria

Dr. Martin Winterkorn*.................  Member of the management board of Volkswagen AG

Dr. Ing. Klaus Wucherer................  Member of the management board of Siemens AG

------------------------------

* Dr. Jentzsch, Mr. Midunski, Dr. Mihatsch and Dr. Winterkorn were elected to our supervisory board at the annual shareholders' meeting on January 22, 2002. One shareholder objected to the resolutions of the annual shareholders' meeting and had this objection recorded in the minutes of the meeting. This objection leaves the resolutions unaffected and entirely valid, but enables this shareholder to bring an action to set aside a resolution of the annual shareholders' meeting. The period for filing such an action ends on February 22, 2002.

**  Employee representative.

    The business address of each of the members of our supervisory board is Infineon Technologies AG, St.-Martin-Strasse 53, D-81669, Munich, Germany.

MANAGEMENT BOARD

    Our management board currently consists of five members. The management board is responsible for managing our business in accordance with applicable laws, the Articles of Association of our company and the rules of procedure of the management board. It represents our company in dealings with third parties.

    The current members of our management board and their positions are as follows:

MANAGEMENT BOARD MEMBERS

NAME                                                 POSITION AND OUTSIDE DIRECTORSHIPS
---------------------------------------  ----------------------------------------------------------
Dr. Ulrich Schumacher..................  Chairman, President and Chief Executive Officer; Member of
                                         the supervisory board of Deutsche Bahn AG, Berlin

Peter Bauer............................  Executive Vice President and Chief Sales and Marketing
                                         Officer; Member of the supervisory board of Siemens VDO
                                         Automotive AG, Munich

Peter J. Fischl........................  Executive Vice President and Chief Financial Officer

Dr. Sonke Mehrgardt....................  Executive Vice President and Chief Technology Officer;
                                         Member of the supervisory boards of Loewe AG and Loewe
                                         Opta GmbH, Kronach

Dr. Andreas von Zitzewitz..............  Executive Vice President and Chief Operating Officer;
                                         Member of the supervisory board of Steag Hamatech AG,
                                         Sternenfels

    The business address of each of the members of our management board is Infineon Technologies AG, St.-Martin-Strasse 53, D-81669 Munich, Germany.

COMPENSATION OF MANAGEMENT AND SUPERVISORY BOARDS

    Under our Articles of Association, the annual compensation is E25,000 for each member of the supervisory board. The chairman of the supervisory board receives 200% of this amount and each of the deputy chairman and each member of certain committees receive 150% of this amount. The aggregate compensation of the members of our supervisory board for the 2001 financial year was E463,000. In addition, all members of the supervisory board receive 1,500 share appreciation rights (WERTSTEIGERUNGSRECHTE) per year, which are granted and may be exercised for cash under the same conditions as options granted under the then-current long-term incentive plan.

    The aggregate remuneration of the five members of our management board in respect of the 2001 financial year consisted of E1.16 million in fixed salaries, plus options to purchase an aggregate of 345,000 shares. These options had an aggregate fair value at their grant date of E8.7 million (which is not reflected as compensation expense under generally accepted accounting principles in the United States). These options have an exercise price of E55.18 per share; will become exercisable no earlier than November 27, 2002, subject to the condition that the trading price of our ordinary shares on the Frankfurt Stock Exchange will have closed above the exercise price on at least one day; and will expire on November 27, 2007. No bonuses were paid or accrued with respect to any members of the management board in the 2001 financial year.

    During the 2001 financial year, we made the standard annual grant of 1,500 share appreciation rights to each member of our supervisory board, as described above, but did not grant any additional options to the members of our supervisory board.

LONG-TERM INCENTIVE PLANS

    1999 SHARE OPTION PLAN

    Under our 1999 Share Option Plan, we granted non-transferable share options to members of our management board, directors of subsidiaries and affiliates, managers and key employees.

    As of September 28, 2001, options to purchase an aggregate of 11,092,378 shares were outstanding under the 1999 plan, of which options to purchase 1,302,000 shares were held by members of our management board. The 1999 plan was discontinued and, accordingly, we no longer grant options under that plan. When options are exercised, our company may either issue new shares from its conditional capital or deliver previously issued shares.

    2001 INTERNATIONAL LONG-TERM INCENTIVE PLAN

    In April 2001, we adopted the Infineon Technologies AG 2001 International Long-Term Incentive Plan, which we refer to as the 2001 plan. Under the 2001 plan, we have the authority to grant, over a five-year period, non-transferable share options to members of our management board, the top management of our subsidiaries and other senior level executives and employees with exceptional performance at Infineon Technologies AG and our subsidiaries. We may grant options covering up to

2.5 million shares to members of our management board, 6.3 million shares to members of the top management of our German and foreign subsidiaries and
42.7 million shares to senior level executives and employees with exceptional performance below management board level of Infineon Technologies AG and below top management level of domestic and foreign subsidiaries. We may not grant options under the 2001 plan covering more than 51.5 million shares in our company in the aggregate. Through the end of the 2001 financial year, we had granted options to purchase an aggregate of 175,500 shares under our 2001 plan.

    When options are exercised, our company may either issue new shares from its conditional capital, deliver previously issued shares or elect to settle the options in cash.

    EMPLOYEE SHARE PURCHASE PROGRAM

    We have implemented an employee share purchase program ("ESPP") under which most of our employees, including employees of designated subsidiaries, will be offered the opportunity to purchase our shares at a discount. It is generally contemplated that our shares will be offered to employees at a discount of 15% from the then current market price of our company's shares on the Frankfurt Stock Exchange. We expect that there will be four separate offerings under the ESPP, one in each of the financial years 2001 through 2004.

    We have also adopted two separate plans that allow our eligible employees who are based in Germany, as well as eligible employees of our participating German subsidiaries, to purchase additional shares under the ESPP.

    We issued 12,000 shares under the ESPP for the 2001 financial year. Employees who purchase shares under the ESPP may not transfer those shares for a period of time to be determined by a committee of our management board prior to each offering period.

PRINCIPAL SHAREHOLDERS

    The following table shows the ownership of our company's share capital by the principal shareholders (each person or entity who owns 5% or more of our shares) as of February 1, 2002. We are not directly or indirectly owned or controlled by any foreign government.

                                                                   SHARES OWNED
                                                              -----------------------
                                                                NUMBER          %
                                                              -----------   ---------
First Union Trust Co., as trustee(1)........................  200,000,000      28.9
Siemens Pension Trust e.V.(2)...............................   91,325,225      13.2
Siemens Nederland N.V.(3)...................................   86,299,775      12.5

------------------------------

(1) Siemens AG reported that it transferred these shares to the First Union Trust Co., as trustee under a trust agreement dated December 4, 2001. We understand that under the terms of the trust agreement, the shares transferred to the trust may not be voted, as Siemens has relinquished its voting rights in those shares while they are held in trust and the trustee is not permitted to vote the shares it holds in trust. We also understand that Siemens continues to be entitled to all of the benefits of economic ownership of these shares held by the trustee. Further information and a copy of the trust agreement may be obtained from Siemens AG's annual report on Form 20-F for its financial year ended September 30, 2001.

(2) We understand that, under the Siemens Pension Trust e.V. documents, the pension trust may receive instructions from Siemens as to the voting of the shares while they are owned by the trust. Further information may be obtained from the Siemens AG's 2001 Annual Report on Form 20-F.

(3) Siemens Nederland N.V. is a wholly-owned subsidiary of Siemens AG.

    In August 2000, Siemens Nederland N.V. issued 25,000 bonds with a nominal value of E100,000 each, each of which is exchangeable at the option of the holders thereof into 1,000 of our company's shares at an exchange price of E100 per share. The exchange feature may be exercised on any business day during the exchange period, which commenced on August 10, 2001, inclusive, and ends ten business days before August 10, 2005, which is July 27, 2005, or, in the event of early redemption by the issuer on and including the fourth business day immediately preceding the day fixed for such early redemption.

    Under German law, as long as Siemens holds more than 25% of the shares in our company represented at a shareholders' general meeting, it would be in a position to block shareholder action on a variety of matters, including the exclusion of preemptive rights in a capital increase, or any capital decrease, merger, consolidation, spin-off, sale or other transfer of all or substantially all of our assets, a change in the corporate form or business purpose of our company or the dissolution of our company.

                   INFINEON TECHNOLOGIES AG AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND 2001

                                                                DECEMBER 31,
                                                        2000                    2001
                                               ----------------------   ---------------------
                                                                (unaudited)
                                                   (E IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales:
  Third parties..............................              1,346                     813
  Related parties............................                312                     221
                                                    ------------            ------------
Total net sales..............................              1,658                   1,034
                                                    ------------            ------------
Cost of goods sold...........................              1,003                   1,132
                                                    ------------            ------------
Gross profit (loss)..........................                655                     (98)
                                                    ------------            ------------
Research and development expenses............                257                     267
Selling, general and administrative
  expenses...................................                187                     164
Restructuring charge.........................                 --                      13
Other operating income, net..................               (200)                    (33)
                                                    ------------            ------------
Operating income (loss)......................                411                    (509)
                                                    ------------            ------------
Interest income (expense), net, inclusive of
  subsidies..................................                  9                      (2)
Equity in earnings (losses) of associated
  companies..................................                 30                     (32)
Other income (expense) net...................                  5                     (23)
Minority interests...........................                 --                       1
                                                    ------------            ------------
Income (loss) before income taxes............                455                    (565)
                                                    ------------            ------------
Income tax (expense) benefit.................               (175)                    234
                                                    ------------            ------------
Net income (loss)............................                280                    (331)
                                                    ============            ============
Earnings (loss) per share
    Basic and diluted........................               0.45                   (0.48)
                                                    ============            ============

                   INFINEON TECHNOLOGIES AG AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31, 2001
                                                              ----------------------
                                                                   (unaudited)
                                                                 (E IN MILLIONS)
ASSETS
Current assets
  Cash and cash equivalents.................................               962
  Marketable securities.....................................                94
  Accounts receivable, net..................................               602
  Related party receivables.................................               172
  Inventories...............................................               769
  Deferred income taxes.....................................                50
  Other current assets......................................               116
                                                                   -----------
Total current assets........................................             2,765
                                                                   -----------
Property, plant and equipment, net..........................             5,159
Long-term investments, net..................................               674
Restricted cash.............................................                89
Deferred income taxes.......................................               698
Other assets................................................               537
                                                                   -----------
Total assets................................................             9,922
                                                                   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current maturities....................               138
  Accounts payable..........................................               928
  Related party payables....................................               381
  Accrued liabilities.......................................               404
  Deferred income taxes.....................................                37
  Other current liabilities.................................               342
                                                                   -----------
Total current liabilities...................................             2,230
                                                                   ===========
Long-term debt..............................................               705
Deferred income taxes.......................................                55
Other liabilities...........................................               373
                                                                   -----------
Total liabilities...........................................             3,363
                                                                   ===========
Total shareholders' equity..................................             6,559
                                                                   -----------
Total liabilities and shareholders' equity..................             9,922
                                                                   ===========

                   INFINEON TECHNOLOGIES AG AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE FINANCIAL YEARS ENDED SEPTEMBER 30, 2000 AND 2001

                                                                   2000               2001
                                                              ---------------   ----------------
                                                                   (E IN THOUSANDS, EXCEPT
                                                                       PER SHARE DATA)
Net sales:
  Third parties.............................................        6,071,983          4,622,408
  Related parties...........................................        1,210,615          1,048,315
                                                              ---------------   ----------------
Total net sales.............................................        7,282,598          5,670,723
                                                              ---------------   ----------------
Cost of goods sold..........................................        4,110,402          4,903,508
                                                              ---------------   ----------------
Gross profit................................................        3,172,196            767,215
                                                              ---------------   ----------------
Research and development expenses...........................        1,025,378          1,188,977
Selling, general and administrative expenses................          669,828            786,053
Restructuring charge........................................               --            116,505
Other operating income, net.................................           (1,538)          (199,315)
                                                              ---------------   ----------------
Operating income (loss).....................................        1,478,528         (1,125,005)
                                                              ---------------   ----------------
Interest income (expense), net, inclusive of subsidies......           74,689               (585)
Equity in earnings of associated companies..................          101,303             24,828
Gain on associated company share issuance...................           53,425             11,165
Other income, net...........................................           36,252             64,798
Minority interests..........................................           (6,143)             5,489
                                                              ---------------   ----------------
Income (loss) before income taxes...........................        1,738,054         (1,019,310)
                                                              ---------------   ----------------
Income tax (expense) benefit................................         (612,469)           428,729
                                                              ---------------   ----------------
Net income (loss)...........................................        1,125,585           (590,581)
                                                              ===============   ================
Earnings (loss) per share
  Basic and diluted.........................................             1.83              (0.92)
                                                              ===============   ================

                   INFINEON TECHNOLOGIES AG AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                        SEPTEMBER 30,
                                                                   2000              2001
                                                              ---------------   ---------------
                                                                      (E IN THOUSANDS)
ASSETS
Current assets
  Cash and cash equivalents.................................          510,814           757,403
  Marketable securities.....................................          497,712            92,563
  Accounts receivable, net..................................        1,385,818           718,712
  Related party receivables.................................          439,125           208,273
  Inventories...............................................          840,814           881,910
  Deferred income taxes.....................................          100,407            38,955
  Other current assets......................................           60,468           178,495
                                                              ---------------   ---------------
Total current assets........................................        3,835,158         2,876,311
                                                              ---------------   ---------------
Property, plant and equipment, net..........................        4,034,357         5,232,677
Long-term investments, net..................................          432,291           654,721
Restricted cash.............................................          132,063            86,069
Deferred income taxes.......................................          165,601           412,203
Other assets................................................          253,405           481,369
                                                              ---------------   ---------------
Total assets................................................        8,852,875         9,743,350
                                                              ===============   ===============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Short-term debt and current maturities....................          138,350           119,229
  Accounts payable..........................................          849,239         1,050,377
  Related party payables....................................          373,385           238,737
  Accrued liabilities.......................................          718,781           426,287
  Deferred income taxes.....................................           74,634            19,487
  Other current liabilties..................................          299,948           349,628
                                                              ---------------   ---------------
Total current liabilities...................................        2,454,337         2,203,745
                                                              ===============   ===============
Long-term debt..............................................          127,972           248,976
Deferred income taxes.......................................          177,445            52,747
Other liabilities...........................................          286,722           337,804
                                                              ---------------   ---------------
Total liabilities...........................................        3,046,476         2,843,272
                                                              ===============   ===============
Shareholders' equity
  Ordinary share capital....................................        1,251,003         1,384,765
  Additional paid-in capital................................        3,250,715         5,246,734
  Retained earnings.........................................        1,192,192           194,999
  Accumulated other comprehensive income....................          112,489            73,580
                                                              ---------------   ---------------
Total shareholders' equity..................................        5,806,399         6,900,078
                                                              ---------------   ---------------
Total liabilities and shareholders' equity..................        8,852,875         9,743,350
                                                              ===============   ===============

                                    TAXATION

    THE FOLLOWING SUMMARY OF CERTAIN DUTCH AND GERMAN TAXATION CONSEQUENCES IS BASED ON THE LAWS AND PRACTICE IN FORCE AS OF THE DATE OF THIS OFFERING CIRCULAR AND IS SUBJECT TO ANY CHANGES IN LAW AND PRACTICES (AND THE INTERPRETATION AND APPLICATION THEREOF) OCCURRING AFTER SUCH DATE, WHICH CHANGES COULD BE MADE ON A RETROACTIVE BASIS. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE DESCRIPTION OF ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A DECISION TO ACQUIRE, HOLD OR DISPOSE OF THE NOTES OR TO CONVERT NOTES INTO SHARES, AND DOES NOT PURPORT TO DEAL WITH THE TAX CONSEQUENCES APPLICABLE TO ALL CATEGORIES OF INVESTORS, SOME OF WHICH (SUCH AS DEALERS IN SECURITIES) MAY BE SUBJECT TO SPECIAL RULES. THIS SUMMARY IS OF A GENERAL NATURE BASED ON THE UNDERSTANDING OF THE ISSUER AND THE GUARANTOR OF CURRENT LAW AND PRACTICE. SAVE AS OTHERWISE INDICATED, THIS SUMMARY ONLY ADDRESSES THE POSITION OF INVESTORS WHO DO NOT HAVE ANY CONNECTION WITH THE NETHERLANDS OTHER THAN THE HOLDING OF THE NOTES. INVESTORS SHOULD CONSULT THEIR PROFESSIONAL ADVISERS ON THE POSSIBLE TAX CONSEQUENCES OF THEIR SUBSCRIBING FOR, ACQUIRING, HOLDING, SELLING OR REDEEMING NOTES OR CONVERTING NOTES INTO SHARES UNDER THE LAWS OF THEIR COUNTRY OF CITIZENSHIP, RESIDENCE, DOMICILE OR INCORPORATION.

THE NETHERLANDS

WITHHOLDING TAX

    All payments by the Issuer of interest and principal under the Notes can be made free of withholding or deduction for, or on account of, any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority thereof or therein.

TAXES ON INCOME AND CAPITAL GAINS

    A holder of a Note who derives income from a Note or who realises a gain on the disposal, the conversion into Shares, or redemption of a Note will not be subject to Dutch taxation on such income or capital gains unless:

     (i) the holder is, or is deemed to be, resident of The Netherlands or, if the holder is an individual, such holder has elected to be treated as a resident of The Netherlands; or

    (ii) such income or gain is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands; or

    (iii) the holder has, directly or indirectly, a substantial interest or a deemed substantial interest in the Issuer and such interest does not form part of the assets of an enterprise; or

    (iv) the holder is an individual and such income or gain qualifies as income from miscellaneous activities (BELASTBAAR RESULTAAT UIT OVERIGE WERKZAAMHEDEN) in The Netherlands as defined in the Dutch Income Tax Act 2001 (WET INKOMSTENBELASTING 2001).

GIFT, ESTATE OR INHERITANCE TAXES

    Dutch gift, estate or inheritance taxes will not be levied on the occasion of the transfer of a Note by way of gift by, or on the death of, a holder, unless:

     (i) the holder is, or is deemed to be, resident of The Netherlands for the purpose of the relevant provisions; or

    (ii) the transfer is construed as an inheritance or as a gift made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be, resident of The Netherlands for the purpose of the relevant provisions; or

    (iii) such Note is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in The Netherlands.

VALUE ADDED TAX

    There is no Dutch value added tax payable in respect of payments in consideration for the issue of the Notes or in respect of the payment of interest or principal under the Notes, or the transfer of the Notes.

OTHER TAXES AND DUTIES

    There is no Dutch registration tax, capital tax, stamp duty or any other similar tax or duty payable in The Netherlands by a holder of a Note in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgement in the courts of The Netherlands) of the Notes or the performance of the Issuer's or Guarantor's obligations under the Notes.

RESIDENCE

    A holder of a Note will not become resident, or deemed to be resident, of The Netherlands by reason only of the holding of a Note or the execution, performance delivery and/or enforcement of the Notes.

FEDERAL REPUBLIC OF GERMANY

    Although the Notes qualify as convertible notes (WANDELANLEIHEN) pursuant to section 221 paragraph 1 German Stock Corporation Act for corporate law purposes, there is no clear guidance whether the Notes also qualify as convertible notes for German tax purposes. In light of the recent change of section 20 paragraph 2 no. 4 of the German Income Tax Act, it can, therefore, not be excluded that the German tax authorities will qualify the Notes as financial innovations. The German tax consequences in this case are included in the following description.

TAXATION OF THE NOTES

    NOTEHOLDERS RESIDENT IN GERMANY

    INTEREST PAYMENTS. Individual or corporate Noteholders who are resident in the Federal Republic of Germany (individuals or entities whose residence, customary place of abode, statutory seat, head office or place of management is located in the Federal Republic of Germany) are subject to German personal or corporate income tax and solidarity surcharge thereon with any interest payment received on the Notes. Such interest is also subject to trade tax if the Notes are part of the assets of a German trade or business.

    As the Notes are not issued by a German resident issuer the interest payments should not be subject to German withholding tax on interest from convertible notes (KAPITALERTRAGSTEUER AUF ZINSEN AUS WANDELANLEIHEN). However, if the Notes are kept or administered in a domestic securities deposit account by a German financial or financial service institution ("Disbursing Agent"), which term includes a German branch of a foreign financial or financial service institution but excludes a foreign branch of a German financial or financial service institution, ("German Administered Notes") a 30% withholding tax on interest payments plus a 5.5% solidarity surcharge thereon will be levied on interest payments, resulting in a total withholding tax charge of 31.65%.

    Such withholding tax and solidarity surcharge thereon are credited against the German personal or corporate income tax and the respective solidarity surcharge of the Noteholder and any excess amount is refunded to the Noteholder.

    SALE OR REDEMPTION OF THE NOTES. If the Notes are sold or redeemed during a current interest period, the accrued interest received as part of the purchase price will be subject to personal or corporate income tax and solidarity surcharge thereon as well as to trade tax, where applicable. Accrued interest paid by a purchaser as part of the purchase price for the Notes can be deducted from the personal or corporate income tax base. The capital gains received on the sale of the Notes are only taxable if (i) the Notes are disposed of within one year after their acquisition or (ii) the Noteholder (or, in the case of a transfer without consideration, his or her predecessor) at any time during the five years preceding the sale held an interest (including, among other things, shares and convertible bonds or convertible notes) of at least 1% in the issued share capital of Infineon Technologies AG or (iii) the Notes are held as business assets of a German trade or business of the Noteholder in which case the capital gains may also be subject to trade tax. However, after the amendment of the Income Tax Act by the Tax Amendment Act, it cannot be excluded entirely that the tax authorities will qualify the Notes as financial innovations in which case any positive difference between the purchase price paid by the Noteholder for the Notes and the proceeds received by the Noteholder from the sale or redemption is subject to income tax plus solidarity surcharge thereon as additional deemed interest.

    If the Notes are German Administered Notes the Disbursing Agent will be required to withhold tax (ZINSABSCHLAGSTEUER) on accrued interest included in the sale price at a rate of 30% (plus solidarity surcharge at a rate of 5.5% thereon), resulting in a total tax charge of 31.65%. If the accrued interest is separately invoiced, the tax base is the invoiced interest. If the accrued interest is not separately invoiced and the Notes were held in the same securities deposit account of the seller since the date of their acquisition by the seller, the tax base is the difference between the sales proceeds and the issue or purchase price of the Notes. If the accrued interest is not separately invoiced and the Notes are sold after a transfer from one securities deposit account to another securities deposit account kept at a different bank, the basis for the withholding tax and the solidarity surcharge on accrued interest will be the amount of 30% of the sales price.

    EXERCISE OF CONVERSION RIGHT. According to administrative guidance the conversion of the Notes into Shares in case of a convertible note
(WANDELANLEIHE) does not give rise to a taxable capital gain for purposes of personal or corporate income tax or trade tax. The purchase price for the Notes is carried over as acquisition costs for the Shares.

    However, it cannot be excluded entirely that the German tax authorities will qualify the Notes as financial innovations. In that case, the conversion may be treated as a disposal of the Notes for tax purposes and the difference between the purchase price paid by the Noteholder for the Notes and, in principle, the fair market value of the Shares at the time of the exchange or the Cash Payment in lieu of the delivery of all or part of the Shares is also subject to income tax plus solidarity surcharge thereon. The 30% withholding tax plus solidarity surcharge applies in this case if the Notes are German Administered Notes. If any potential cash payment should not be sufficient to pay withholding tax plus solidarity surcharge, the Noteholder may be required to pay the entire amount of withholding tax plus solidarity surcharge or a part of that amount to the Disbursing Agent which is obliged to withhold the tax. If the Shares are delivered to the Noteholder, the fair market value for the Shares at the time of the exchange is considered to be the acquisition costs for the Shares.

    If the Noteholder receives a Cash Payment in lieu of the delivery of all or a part of the Shares, any amount received in addition to the (pro rata) repayment of the principal of the Notes will be subject to tax as additional deemed interest.

    EXPENSES RELATED TO THE INCOME FROM THE NOTES; SPECIAL TAX EXEMPTION. The Noteholder may deduct expenses related to the income from the Notes. Where no higher expenses related to income from capital investment are shown, the Noteholder is entitled for a standard deduction (WERBUNGSKOSTEN-PAUSCHBETRAG) of E51 p.a. (E102 p.a. in the case of married couples filing joint returns), if the Notes are not held as business assets. In addition, Noteholders who do not hold the Notes as business assets are entitled to an annual special tax exemption (SPARERFREIBETRAG) for all capital investment income of E1,550 p.a. (E3,100 p.a. in the case of married couples filing joint returns). Income from the Notes is free of withholding tax up to these limits if an exemption order (FREISTELLUNGSAUFTRAG) has been filed with the deposit bank. The same applies if the shareholder provides the deposit bank with a non-assessment certificate (NICHTVERANLAGUNGSBESCHEINIGUNG) issued by the relevant tax office. The standard deduction and the special exemption apply to all investment income from capital investments (net of related expenses) received during the year including dividend income.

    NOTEHOLDERS NOT RESIDENT IN GERMANY

    Individuals or corporate Noteholders, who are not tax resident in Germany are in general not subject to German income tax with their interest income from the Notes unless the Notes are held as business assets of a permanent establishment or a fixed base maintained in Germany in which case similar tax consequences as in case of Noteholders resident in Germany would apply.

    Capital gains derived from a sale of the Notes will in general be subject to German personal or corporate income tax plus solidarity surcharge thereon if
(i) the Notes are held as business assets of a German permanent establishment or fixed base of the Noteholder in which case also trade tax may apply, or (ii) if the Noteholder (or, in case of a transfer without consideration, his or her predecessor) at any time during the five years preceding the disposition held an interest (including among other things, shares and convertible bonds or convertible notes) of 1% or more in the issued share capital of Infineon Technologies AG. Most tax treaties to which Germany is a party provide for a complete exemption from German taxation in the case of (ii).

TAXATION OF THE SHARES RECEIVED IN CONVERSION OF THE NOTES

    SHAREHOLDERS RESIDENT IN GERMANY

    DIVIDEND TAXATION. Only half of the dividends received by a German-resident individual are subject to income tax (plus solidarity surcharge of 5.5% thereon) (so-called half income system). Accordingly, only one half of the expenses attributable to the shareholding are deductible. If an individual holds the Shares as assets of a German commercial business of such shareholder, the dividend is subject to trade tax, unless the shareholder holds 10% or more of the share capital of Infineon Technologies AG. For corporate shareholders such dividend income is in general free of corporate income tax and, if the shareholder held 10% or more of the share capital of Infineon Technologies AG, in general also free of trade tax. In this case, however, expenses directly economically related to the shareholding will only be deductible to the extent they exceed the amount of dividends received during the tax year.

    Dividends are also subject to 20% withholding tax plus 5.5% solidarity surcharge (in total 21.1%), which will be credited or refunded to the shareholder.

    TAXATION OF CAPITAL GAINS. Half of the capital gains from the disposal of the Shares received in exchange for the Notes by an individual as Noteholder are taxable, if (i) the Shares are held as business assets of a trade or business,
(ii) the Shares are sold within one year after the exchange, or (iii) the Noteholder (or, in the case of a transfer without consideration, his or her predecessor) at any time during the five years preceding the disposition held an interest (including, among other things, shares and convertible bonds or convertible notes) representing 1% or more of the issued share capital of Infineon Technologies AG. For corporate shareholders capital gains from the disposal of the Shares are in general tax-free.

    If and to the extent that capital gains would be tax-free, losses are also not deductible. Losses from the sale of the Shares held as personal (non-business) assets within the one-year period can only be set off against certain capital gains realized in the same year, the preceding year and the subsequent years.

    SHAREHOLDERS NOT RESIDENT IN GERMANY

    DIVIDEND TAXATION. Dividend income received by a non-resident shareholder who does not hold the Shares as business assets of a permanent establishment or a fixed base in Germany is subject to withholding tax (plus solidarity surcharge thereon) only. The rate is the same as applicable to resident shareholders, unless a tax treaty reduces the withholding to a lower rate. The difference between the withholding tax including solidarity surcharge which was levied and the maximum rate of withholding tax permitted by an applicable tax treaty is refunded to the shareholder by the German Federal Tax Office upon application.

    CAPITAL GAINS. Capital gains from the disposition of the Shares are only subject to German tax if (i) such shareholder (or, in the case of the transfer without consideration, his or her predecessor) at any time during the five years preceding the disposition, directly or indirectly, held an interest (including, among other things, shares and convertible bonds or convertible notes) of 1% or more in the issued share capital of Infineon Technologies AG or (ii) if the Shares were held as assets of a permanent establishment or fixed base in Germany. Most tax treaties to which Germany is a party provide for a complete exemption from German taxation in the case of (i).

INHERITANCE AND GIFT TAX

    Under German law, the transfer of the Notes or of the Shares will be subject to German inheritance or gift tax on a transfer by reason of death or as a gift if at the time of the transfer of the assets:

     (i) the donor or transferor or the heir, donee or other beneficiary is resident in Germany at the time of the transfer, or, if a German citizen, was not continuously outside of Germany and without German residence for more than five years; or

    (ii) except as mentioned under (i) the Notes or Shares belong to the business assets of a permanent establishment maintained in Germany by the deceased or donor; or

    (iii) in case of the transfer of the Shares, the deceased or donor has held, alone or together with related persons, directly or indirectly, 10% or more of the registered share capital of Infineon Technologies AG at the time of the transfer.

    The few presently existing German estate tax treaties usually provide that German inheritance or gift tax may only be imposed in cases (i) and (ii) above.

    Special rules may apply to certain German expatriates (German citizens or former German citizens living abroad).

OTHER TAXES

    No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the Notes. Currently, net assets tax is not levied in Germany.

PROPOSED EU SAVINGS DIRECTIVE

    On July 18, 2001, the European Commission published a Proposal for a Directive to ensure effective taxation of savings income in the form of interest within the European Community. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments.

                           DESCRIPTION OF THE SHARES

SHARE CAPITAL

    The issued share capital of our company consists of E1,386,074,288 divided into 693,037,144 individual shares in registered form with a notional value of E2.00 each.

    According to German law, the individual shares do not have a par value, but they do have a notional value that may be determined by dividing the share capital amount by the number of shares.

    AUTHORIZED CAPITAL

    The management board is authorized to increase, with the consent of the supervisory board, the share capital in the period until January 21, 2007, once or in partial amounts by a total of up to E350,000,000 by issuing new no par value shares registered in the name of the holders, carrying entitlement to profits as of the beginning of the fiscal year in which they are issued against contributions in cash or in kind (Authorized Capital I/2002). In relation to capital increases against contribution in cash, the shareholders' preemptive rights are to be honored. The management board is authorized to exclude, with the consent of the supervisory board, the preemptive rights of the existing shareholders

(a) in order to exclude any fractional amounts from the preemptive rights,

(b) to the extent necessary to grant holders of warrants or creditors of convertible bonds issued by the Company or its subordinated group companies a subscription right to new shares to that extent to which they would be entitled after exercise of their option or conversion rights or after fulfilment of any conversion obligations,

(c) if the issue price of the new shares is not substantially lower than the stock exchange price and the shares issued, excluding the preemptive rights of existing shareholders pursuant to Section 186(3) Sentence 4 German Stock Corporation Act (AKTIENGESETZ), in aggregate do not exceed 10% of the share capital either at the time of this authorization becoming effective or at the time of its exercise. Shares issued or to be issued for the purpose of servicing bonds with warrants or convertible bonds are to be deducted from this amount, if these bonds were issued by excluding the preemptive rights of existing shareholders in analogous application of Section 186(3) Sentence 4 Stock Corporation Act (AKTIENGESETZ).

    Furthermore, the management board is authorized to exclude, with the consent of the supervisory board, the preemptive rights of existing shareholders in relation to capital increases against contribution in kind. The management board is also authorized to determine, with the consent of the supervisory board, the further content of the rights attaching to the shares and the terms of the share issue.

    The above-mentioned authorizations will be effective upon their entry in the Commercial Register, which is expected to occur in due course. One shareholder objected to the resolutions of the annual shareholders' meeting on January 22, 2002, including the above-mentioned authorization and had this objection recorded in the minutes of the meeting. This objection leaves the resolutions unaffected and entirely valid, but enables this shareholder to institute an action to set aside a resolution of the annual shareholders' meeting. The period for filing such an action ends on February 22, 2002.

    Furthermore, the management board is authorized to increase the share capital in the period until March 31, 2004, once or in partial amounts, with the consent of the supervisory board, by up to a total of E120,000,000 through the issue of new shares in return for contributions in cash for the purpose of issuing shares to employees of the company or its subsidiaries (Authorized Capital II). In this context, the preemptive rights of the shareholders are excluded. The management board shall decide on the further contents of the share rights and the conditions of the share issue with the consent of the supervisory board.

    In addition, the management board is authorized to increase the share capital of the company in the period until March 31, 2004, once or in partial amounts, with the consent of the supervisory board, by up to a total of E235,281,442 through the issue of new shares in return for contributions in kind (Authorized Capital III). In this context, the preemptive rights of the shareholders are excluded. The management board shall decide on the further content of the share rights and the conditions of the share issue with the consent of the supervisory board.

    By resolution of the annual shareholders' meeting on January 22, 2002, the Authorized Capital III has been cancelled upon effectiveness of the resolution relating to the Authorized Capital I/2002 by virtue of registration with the Commercial Register. The above-mentioned objection by one shareholder also relates to this resolution.

    CONDITIONAL CAPITAL

    Our company has conditional capital of up to E96 million that may be used to issue up to 48 million new registered shares in connection with our 1999 and our 2001 plans and additional conditional capital of up to E29 million that may be used to issue up to 14.5 million new registered shares in connection with our 2001 long term incentive plan. These shares will have dividend rights from the beginning of the financial year in which they are issued.

    Our company also has conditional capital of up to E50 million that may be used to issue up to 25 million new registered shares upon conversion of debt securities, if those securities are issued no later than November 30, 2004. These shares will have dividend rights from the beginning of the financial year in which they are issued. By resolutions of the management board of December 10, 2001, January 7, 2002, and January 8, 2002, with the approval of the supervisory board of January 7, 2002, up to 25,000,000 Shares derived from this conditional capital may be issued upon conversion of the Notes.

    Furthermore, our company has conditional capital of up to E350 million that may be used to issue up to 175 million new registered shares upon conversion of debt securities, if those securities are not issued later than January 21, 2007. These shares will have dividend rights from the beginning of the financial year in which they are issued. One shareholder objected to the resolutions of the annual shareholders' meeting on January 22, 2002, including the above-mentioned authorization and had this objection recorded in the minutes of the meeting. This objection leaves the resolutions unaffected and entirely valid, but enables this shareholder to institute an action to set aside a resolution of the annual shareholders' meeting. The period for filing such an action ends on February 22, 2002.

PREEMPTIVE RIGHTS

    Under the German Stock Corporation Act, an existing shareholder in a stock corporation has a preferential right to subscribe for issues of new shares by that corporation in proportion to the number of shares he holds in the corporation's existing share capital. These rights do not apply to shares issued out of conditional capital. Preemptive rights also apply to securities that may be converted into shares, securities with warrants, profit-sharing certificates and securities with dividend rights. The German Stock Corporation Act only allows the exclusion of this preferential right in limited circumstances. At least three-fourths of the share capital represented at the meeting must vote for exclusion. In addition to approval by the shareholders, the exclusion of preemptive rights requires a justification. The justification must be based on the principle that the interest of the company in excluding preemptive rights outweighs the shareholders' interest in their preemptive rights.

    Preemptive rights resulting from a capital increase generally may be transferred and may be traded on any of the German stock exchanges upon which our shares are traded for a limited number of days prior to the final date on which the preemptive rights may be exercised.

DIVIDEND RIGHTS

    Shareholders participate in profit distributions in proportion to the number of shares they hold. We paid a dividend of E407 million (or E0.65 per share) in April 2001 in respect of the 2000 financial year. We will not declare a dividend in respect of the 2001 financial year and currently do not expect to declare future dividends.

TRANSFER OF SHARES

    The transfer of the registered shares is not restricted and the approval of Infineon Technologies AG is not required. As the shares are booked into the settlement system of Clearstream Banking AG, Frankfurt am Main, the transfer of the shares is effected by delivery. The registration of any acquiror of shares as the shareholders in the share register of Infineon Technologies AG is not required to effect the transfer of ownership. However, the rights to attend and vote at shareholders' meetings and to receive dividend payments are dependent on the registration of the acquiror as the shareholder in the share register of Infineon Technologies AG.

DISCLOSURE REQUIREMENT

    The German Securities Trading Act requires each person whose shareholding reaches, exceeds or, after exceeding, falls below the 5%, 10%, 25%, 50% or 75% voting rights thresholds of a listed corporation to notify the relevant issuer and the German Federal Supervisory Authority for Securities Trading in writing within seven calendar days after they have reached, exceeded or fallen below such a threshold. In their notification such shareholders must also state the number of shares they hold. Such shareholders cannot exercise any rights from those shares until they have satisfied this disclosure requirement. In addition, the German Securities Trading Act contains various rules designed to ensure the attribution of shares to the person who has effective control over the exercise of the voting rights attached to those shares.

REPURCHASE OF OWN SHARES

    We may not acquire our own shares unless authorized by the shareholders' at the general shareholders' meeting or in other very limited circumstances set out in the German Stock Corporation Act. Shareholders may not grant a share repurchase authorization lasting for more than 18 months. The rules in the German Stock Corporation Act generally limit repurchases to 10% of our share capital and resales must be made either on a stock exchange, in a manner that treats all shareholders equally or in accordance with the rules that apply to preemptive rights relating to a capital increase. We are not currently authorized to repurchase our own shares.

                             SUBSCRIPTION AND SALE

    Subject to the terms and conditions set forth in the underwriting agreement dated February 1, 2002 (the "Underwriting Agreement"), the Issuer has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   -----------------
                                                                   (IN E)
Goldman Sachs International.................................      800,000,000
ABN AMRO Rothschild.........................................       40,000,000
Banc of America Securities Limited..........................       40,000,000
Barclays Bank PLC...........................................       40,000,000
Bayerische Landesbank Girozentrale..........................       40,000,000
Commerzbank Aktiengesellschaft..............................       40,000,000
                                                                -------------
Total.......................................................    1,000,000,000
                                                                =============

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Notes at the issue price of 100% of the principal amount of the Notes.

    Subject to certain exceptions, the Issuer and the Guarantor have agreed that they will not offer or cause others to offer for sale, publicly or privately, and will not in any way participate or engage in or cause others to participate or engage in, any equity or equity-linked bond or note or equivalent transaction in relation to the Shares or other equity securities in Infineon Technologies AG on or before May 7, 2002, without the prior written consent of the Lead Manager.

    The Issuer and the Guarantor have agreed to indemnify the Underwriters against certain liabilities in connection with the issue and offering of the Notes.

SELLING RESTRICTIONS

    THE NETHERLANDS/GLOBAL

    The Notes are being issued and offered under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation of December 21, 1995 (VRIJSTELLINGSREGELING WET TOEZICHT EFFECTENVERKEER 1995), as amended, of The Netherlands' Securities Market Supervision Act 1995 (WET TOEZICHT EFFECTENVERKEER 1995), and accordingly, each of the Underwriters, the Issuer and the Guarantor have represented and agreed that it has not publicly promoted and will not publicly promote the offer or sale of the Notes (including any rights representing an interest in a Global Note) by conducting a general advertising or cold-calling campaign anywhere in the world.

    FEDERAL REPUBLIC OF GERMANY

    Pursuant to the Underwriting Agreement, each of the Underwriters has acknowledged that it has only offered and sold and has agreed that it will only offer and sell the Notes in the Federal Republic of Germany ("Germany") in accordance with the provisions of the Securities Sales Prospectus Act of December 13, 1990, as amended (WERTPAPIER-VERKAUFSPROSPEKTGESETZ) and any other laws applicable in Germany governing the issue, sale and offering of securities. Any resale of the Notes in Germany may only be made in accordance with the provisions of the Securities Sales Prospectus Act and any other laws applicable in Germany governing the sale and offering of securities.

    THE UNITED STATES OF AMERICA

    Each Underwriter has confirmed that it understands that the Notes, including the Guarantee and the Undertaking, and the Shares into which the Notes may be converted have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"). The Notes are in bearer form and are subject to U.S. tax law requirements. Accordingly, subject to certain exceptions, the Notes may not be offered, sold or delivered within the United States or its possessions or to United States persons. Each Underwriter has agreed that it will not offer, sell or deliver a Note within the United States, except as permitted by the Underwriting Agreement.

    In addition, until 40 days after the commencement of the issue, an offer or sale of the Notes within the United States by any Underwriter may violate the registration requirements of the Securities Act.

    In addition, under the U.S. Treasury Regulation Section 1.163-5(c)(2)(i)(D) (the "D-Rules"), the Notes must be issued and delivered outside the United States and its possessions in connection with their original issuance. Each Underwriter has represented and agreed that:

    (a) except to the extent permitted under the D-Rules, (i) it has not offered or sold, and during the restricted period will not offer or sell, Notes in bearer form to a person which is within the United States or its possessions or to a United States person, and (ii) such Underwriter has not delivered and will not deliver within the United States or its possessions definitive Notes in bearer form that are sold during the restricted period;

    (b) it has and throughout the restricted period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes in bearer form are aware that such Notes may not be offered or sold during the restricted period to a person which is within the United States or its possessions or to a United States person, except as permitted by the D-Rules;

    (c) if such Underwriter is a United States person, it has represented that it is acquiring the Notes in bearer form for the purpose of resale in connection with their original issuance and, if such Underwriter retains Notes in bearer form for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg.
       Section 1.163-5(c)(2)(i)(D)(6); and

    (d) with respect to each affiliate that acquires from such Underwriter Notes in bearer form for the purposes of offering or selling such Notes during the restricted period, such Underwriter either (i) has repeated and confirmed the agreements contained in sub-clauses (a), (b) and (c) on such affiliate's behalf or (ii) has agreed that it will obtain from such affiliate for the benefit of such Underwriter and the benefit of the Issuer, the agreements contained in sub-clauses (a), (b) and (c).

    Terms used in the above paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations thereunder, including the D-Rules.

    UNITED KINGDOM

    Each Underwriter has acknowledged and agreed that: (a) it has not offered or sold and, prior to the expiration of the period of six months from the Closing Date, will not offer or sell any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, as amended; (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, the "FSMA") received by them in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and (c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

    GENERAL

    Each Underwriter has acknowledged that no action has been or will be taken in any jurisdiction by the Underwriters or the Issuer or the Guarantor that would permit a public offering of the Notes, or possession or distribution of this Offering Circular or any other offering material, in any jurisdiction where action for those purposes is required. Each Underwriter has agreed to comply with all applicable laws in each jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Offering Circular or any other offering material.

                              GENERAL INFORMATION

AUTHORIZATION

    The issue of the Notes by the Issuer has been duly authorized by two separate resolutions of the Issuer's management board, dated January 7, 2002, and January 28, 2002, respectively, and a confirmation of the sole shareholder, dated January 7, 2002. The issuance of the Notes, the extension of the Guarantee and the entering into the Undertaking was authorized by resolutions of the management board of Infineon Technologies AG of December 10, 2001, January 7, 2002, and January 8, 2002, and the INVESTITIONS- UND FINANZAUSSCHUSS of the supervisory board, of January 7, 2002.

    Currently, up to 25 million Shares derived from conditional capital of the Guarantor are available for delivery upon conversion of the Notes. Unless a future shareholders' meeting of the Guarantor resolves to allocate further conditional capital to meet the Conversion Rights, the Issuer will pay a cash amount in lieu of delivery of Shares upon conversion if such 25 million Shares have previously been delivered to Noteholders in satisfaction of their Conversion Right. See "Description of the Shares -- Share Capital -- Conditional Capital".

    The preemptive rights of the existing shareholders of Infineon Technologies AG with respect to the Notes have been excluded by the aforementioned resolutions of the management board of Infineon Technologies AG with the consent of the supervisory board based on the authorizations of the shareholders' meetings on December 8, 1999, February 16, 2000, and April 6, 2001.

LISTING INFORMATION

    Application has been made to list the Notes on the Luxembourg Stock
Exchange.

    Prior to the listing, a legal notice containing information regarding the issue of the Notes and the Memorandum and Articles of Association of the Issuer and the Guarantor will be registered and deposited with the GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies thereof may be inspected and obtained.

    The audited consolidated annual financial statements for the financial years ended September 30, 2000, and 2001, the audited unconsolidated annual financial statements for the financial years ended September 30, 2000, and 2001, and the unaudited condensed consolidated interim financial statements as of December 31, 2001, and for the three months ended December 31, 2000, and 2001, of the Guarantor and the audited annual financial statements for the financial years ended September 30, 2000, and 2001, of the Issuer prepared on an unconsolidated basis are incorporated by reference into this Offering Circular. Copies of the above-mentioned financial statements and, following their publication, copies of financial statements for subsequent years may be inspected and are available free of charge at Dexia Banque Internationale a Luxembourg, 69 route d'Esch, L-2953 Luxembourg, as long as any Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require. The Issuer does not publish consolidated financial statements or interim financial statements. Copies of the Agency Agreement dated February 1, 2002, may also be inspected and are available free of charge at the aforementioned address. The consolidated annual and condensed consolidated quarterly financial statements of the Guarantor are also available on its website: www.infineon.com.

    For so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require, the Issuer will maintain a paying and conversion agent in Luxembourg. Such agent will act as intermediary between the Issuer and the Noteholders.

SHARE PRICE AND MARKET INFORMATION

    The principal trading market for the shares is the Frankfurt Stock Exchange. Options on the shares trade on the German options exchange (EUREX DEUTSCHLAND) and other exchanges.

    The shares have traded on the Frankfurt Stock Exchange since March 13, 2000. The table below sets forth, for the periods indicated, the high and low closing sales prices for the shares on the Frankfurt Stock Exchange, as reported by the Frankfurt Stock Exchange Xetra trading system:

                                                                  HIGH           LOW
                                                              ------------   ------------
                                                                   (PRICE PER SHARE
                                                                         IN E)
April 2000 through June 2000................................  E      92.50   E      51.56
July 2000 through September 2000............................         88.70          54.88
October 2000 through December 2000..........................         56.42          38.72
January 2001 through March 2001.............................         47.99          35.08
April 2001 through June 2001................................         49.75          27.39
July 2001...................................................         29.45          24.30
August 2001.................................................         30.20          22.66
September 2001..............................................         26.18          12.21
October 2001................................................         18.25          12.65
November 2001...............................................         23.96          17.75
December 2001...............................................         28.24          22.20
January 2002................................................         26.83          22.85

    On January 31, 2002, the closing sales price per share on the Frankfurt Stock Exchange, as reported by the Xetra trading system, was E25.01.

    Deutsche Borse AG publishes an official daily list of quotations containing the fixed prices (EINHEITSKURSE) for all traded securities. The list is available on the internet at http://www.deutsche-boerse.com under the heading "Market Data".

USE OF PROCEEDS

    Pursuant to the terms of the Loan Agreement, Infineon Technologies
Holding B.V. has undertaken to pass on to Infineon Technologies AG any proceeds from the issue of the Notes in the form of a subordinated loan.

    The net proceeds of the issue after deduction of fees and expenses incurred in respect of the issue, including fees and commissions payable to the Underwriters, of approximately E982 million will be used to support the long-term strategy of Infineon Technologies.

LEGAL MATTERS

    LITIGATION

    RAMBUS. In August 2000, Rambus Inc. ("Rambus") filed separate actions against our company both in the Federal District Court for the Eastern District of Virginia in Richmond, Virginia (the "District Court"), and in the State Court (LANDGERICHT) in Mannheim, Germany. Rambus alleged that our SDRAM and DDR DRAM products infringed upon its patent rights and requested an injunction against our production of SDRAM and DDR DRAM products.

    We responded by filing counterclaims in which we denied the allegations and counterclaimed on the basis, among other things, that the patents relied on by Rambus are invalid. Court proceedings on these matters began in December 2000 in Germany and early 2001 in the United States.

    In two separate decisions in April and May 2001, the District Court in the U.S. proceedings dismissed all of Rambus' claims. In a separate proceeding on our counterclaim, a jury found in our favor on our counterclaim of fraud in connection with Rambus' participation in an industry standards-setting group called JEDEC. The jury awarded us $3.5 million, which was reduced to $350,000 pursuant to Virginia state law. Following post-trial motions, the judge awarded us an additional $7.1 million in attorney fees and legal costs, set aside part of the jury's fraud verdict that related to DDR SDRAM and granted an injunction that bars Rambus from asserting, against our synchronous DRAM products (SDR SDRAM and DDR SDRAM) that comply with JEDEC's standards, any current or future U.S. patent directed to certain technologies described in the JEDEC standards.

    Rambus has filed an appeal of the District Court's decision with the U.S. Federal Circuit Court of Appeals.

    OTHER MATTERS

    On November 28, 2001, the European Commission announced an inquiry into whether proposed subsidies (aggregating E219 million) applied for, but not yet received, by Infineon with the Federal Republic of Germany and another governmental entity relating to the expansion of the Dresden manufacturing facility are in accordance with European Union directives. We recognize such subsidies only when received. We believe that our application for such subsidies is appropriate and that the ultimate resolution of the inquiry will not have a material adverse effect on our financial position or results of operations.

    In October 1999, Deutsche Telekom AG notified us of a potential contractual warranty claim in respect of chips supplied by us for Deutsche Telekom AG calling cards. The claim relates to damages allegedly suffered by Deutsche Telekom AG as a result of such cards being fraudulently reloaded by third parties, Deutsche Telekom AG originally alleged damages of approximately
E90 million as a result of these activities, reflecting damages suffered and the cost of remedial measures, and sought compensation from both Siemens and us. In November 2001, however, Deutsche Telekom AG brought an action in court against Siemens alone, and increased the alleged amount of damages to approximately
E125 million. Siemens gave a third party notice to the Company. Should Siemens be found liable, Infineon Technologies could be responsible for payments to Siemens in connection with certain indemnifications provided to Siemens at our formation. Infineon Technologies has investigated the Deutsche Telekom AG claim and believes that it is without merit.

    Irrespective of the validity or the successful assertion of the above-referenced claims, however, we could incur significant costs with respect to defending against such claims, which could have a material adverse effect on our results of operations or financial condition. We are currently involved in other legal proceedings. However, we do not believe that the ultimate resolution of these other legal proceedings will have a material adverse effect on our results of operations or financial condition.

AUDITORS AND FINANCIAL YEAR

    The auditors of Infineon Technologies are KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft, Wirtschaftsprufungsgesellschaft,
Elektrastrasse 6, D-81925 Munich, who have examined the consolidated financial statements of Infineon Technologies AG as of and for each of the two financial years ended September 30, 2000, and September 30, 2001, and have, in each case, given their unqualified opinion.

ANNOUNCEMENTS

    Announcements of the Issuer are made by publication in the Dutch official gazette (STAATSCOURANT), and announcements by the Guarantor are made by publication in the German Federal Gazette (BUNDESANZEIGER).

    All notices regarding the Notes shall be published in the following journals: (a) so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require in a leading newspaper having general circulation in Luxembourg (which is expected to be the LUXEMBURGER WORT), and
(b) a leading daily newspaper printed in the English language and of general circulation in London (which is expected to be the FINANCIAL TIMES).

MATERIAL ADVERSE CHANGE

    Except as disclosed herein under the captions "Infineon Technologies AG -- Operating and Financial Review -- First Quarter of 2002 Financial Year compared with First Quarter of 2001 Financial Year" and "Infineon Technologies AG -- Operating and Financial Review -- Outlook for 2002" and taking into account the unaudited quarterly financial information of the Guarantor for the three month period ended December 31, 2001, incorporated herein by reference, there has been no material adverse change in the financial position of the Issuer or the Guarantor since September 30, 2001.

PAYMENT PROCEEDINGS

    Payments of interest and principal, if any, on the Notes shall be made by the Issuer to the Principal Paying Agent for payment to Euroclear and Clearstream. Euroclear and Clearstream will transfer the amounts received directly to the Noteholders if the Notes are held in an account with either Euroclear or Clearstream. All other payments on the Notes shall be made by the Issuer to the Principal Paying Agent and the Principal Paying Agent shall transfer the received funds to a euro account designated by the Noteholders or the Depositary Bank.

CLEARANCE

    The Notes have been accepted for clearance through the Clearing System with the following security identification numbers:


ISIN Code:                XS0141505957

Common Code:              014150595

WKN:                      829917

                   ISSUER                                        GUARANTOR

     INFINEON TECHNOLOGIES HOLDING B.V.                  INFINEON TECHNOLOGIES AG
                Westblaak 32                               St.-Martin-Strasse 53
              3012 KM Rotterdam                               D-81669 Munich
               The Netherlands                                    Germany

                       PRINCIPAL PAYING/CONVERSION AGENT
                              JPMORGAN CHASE BANK
                                 Trinity Tower
                              9 Thomas More Street
                                 London E1W 1YT
                                    England

                 GERMAN AND LUXEMBOURG PAYING/CONVERSION AGENTS

               J.P. MORGAN AG                        J.P. MORGAN BANK LUXEMBOURG S.A.
               Gruneburgweg 2                                  5 rue Plaetis
          D-60522 Frankfurt am Main                          Luxembourg L-2338
                   Germany                                      Luxembourg

                            LUXEMBOURG LISTING AGENT
                    DEXIA BANQUE INTERNATIONALE A LUXEMBOURG
                               69, route d' Esch
                               Luxembourg L-2953
                                   Luxembourg

                                    AUDITORS

                TO THE ISSUER                                TO THE GUARANTOR

            KPMG ACCOUNTANTS N.V.                   KPMG DEUTSCHE TREUHAND-GESELLSCHAFT
         K.P. van der Mandelelaan 41                        AKTIENGESELLSCHAFT,
              3062 MB Rotterdam                       WIRTSCHAFTSPRUFUNGSGESELLSCHAFT
               The Netherlands                               Elektrastrasse 6
                                                              D-81925 Munich
                                                                  Germany

                                 LEGAL ADVISERS

    TO THE UNDERWRITERS AS TO GERMAN LAW        TO THE ISSUER AND THE GUARANTOR AS TO DUTCH
                                                                    LAW

              HENGELER MUELLER                              CLIFFORD CHANCE LLP
         Bockenheimer Landstrasse 51                            Droogbak 1A
          D-60325 Frankfurt am Main                          1013 GE Amsterdam
                   Germany                                    The Netherlands

                TO THE ISSUER AND THE GUARANTOR AS TO GERMAN LAW

                             CLIFFORD CHANCE PUNDER
                 PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWALTEN,
               WIRTSCHAFTSPRUFERN, STEUERBERATERN UND SOLICITORS
                             Mainzer Landstrasse 46
                           D-60325 Frankfurt am Main
                                    Germany

                        MERRILL GERMANY GMBH, FRANKFURT
                                   02fra1002